UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2026

LANTHEUS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36569	35-2318913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Burlington Road South Building
Bedford, Massachusetts	01730
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 671-8001

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	LNTH	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On August 3, 2026, Lantheus Holdings, Inc., a Delaware corporation (“Lantheus” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Curium US Holdings LLC, a Delaware limited liability company (“Parent”), and Coco Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Effect on Capital Stock

Upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), other than (i) shares that, immediately prior to the Effective Time, are owned by the Company as treasury stock or owned by Parent or Merger Sub or any other subsidiary of Parent or any Company subsidiary (other than, in each case, Company Common Stock that is held in a fiduciary or agent capacity and is beneficially owned by third parties) and (ii) shares issued and outstanding immediately prior to the Effective Time and held by a holder who did not vote in favor of the adoption of the Merger Agreement, and is entitled to demand and properly exercises and demands appraisal of such shares pursuant to, and who complies in all respects with the Delaware General Corporation Law, will be automatically converted into the right to receive (x) $102.50 per share in cash, without interest (the “Per Share Cash Consideration”) and (y) one contractual contingent value right (each, a “CVR”), which represents the right to receive up to $12.00 in cash upon the achievement of certain specified commercial milestones, all subject to the terms and conditions set forth in a contingent value rights agreement to be entered into between Parent and a rights agent selected by Parent and reasonably acceptable to the Company (such rights agent, the “Rights Agent,” and such agreement, the “CVR Agreement”) setting forth the terms of the CVRs (the consideration contemplated by clauses (x) and (y), together, the “Merger Consideration”).

Treatment of Company Equity Awards

Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) each option to purchase shares (the “Company Options”) under any Company equity plan that is outstanding, unvested and unexercised will, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, become immediately vested and exercisable in full, (ii) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time having a per share exercise price that is less than the Per Share Cash Consideration will, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and, in exchange therefor, will be entitled to receive (A) a payment in cash of an amount equal to the product of (1) the total number of shares for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time and (2) the excess, if any, of the Per Share Cash Consideration over the exercise price per share previously subject to such Company Option (the “Option Cash Consideration”) and (B) one CVR for each share for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time (the “Option CVR Consideration”), (iii) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time having a per share exercise price that is equal to or greater than the Per Share Cash Consideration but less than $114.50 (each, a “Closing Date Underwater Option”) will, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into the right to receive the Option CVR Consideration, except that if a Milestone (as defined below) is achieved in respect of a CVR for a Closing Date Underwater Option, the cash amount to be paid in respect of such Milestone, if any, will be the Underwater Option Milestone Payment (rather than the Milestone Payment), which amount shall be paid pursuant to and in accordance with the CVR Agreement, and (iv) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time having a per share exercise price that is equal to or greater than $114.50 will, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled for no consideration.

Immediately prior to the Effective Time, all performance-based restricted stock units under any Company equity plan (the “Company PSUs”) that are outstanding will automatically, and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and will remain subject to the same terms and conditions (including vesting conditions and timing other than any performance-based vesting requirements) set forth under the relevant contract governing such original Company PSU, but, in accordance therewith, will be converted into an award representing the right to receive (a “Converted PSU Award”) (i) an amount in cash (without interest), if any, equal to the product obtained by multiplying (A) the aggregate number of shares earned under such Company PSU based (x) on the actual level of performance achieved as of the last full trading day prior to the day on which the Effective Time occurs or (y) as otherwise provided under the relevant contract governing the Company PSU (each, an “Earned Share”) by (B) the Per Share Cash Consideration (“PSU Cash Consideration”) and (ii) one CVR for each Earned Share (the “PSU CVRs”). The Converted PSU Awards will vest, the PSU Cash Consideration under Converted PSU Awards will become payable and the PSU CVRs under Converted PSU Awards will be delivered in accordance with the CVR Agreement, in each case, pursuant to the same time-based vesting schedule applicable to the Company PSU from which they were converted (subject to earlier vesting and payment pursuant to any accelerated vesting terms set forth under the relevant contract governing such original Company PSU or as otherwise provided in other applicable contracts).

Immediately prior to the Effective Time, (i) all restricted stock units that are not Company PSUs (“Company RSUs”) that are outstanding as of the date of the Merger Agreement will immediately vest and all restrictions will lapse, and such Company RSUs will be canceled in exchange for the right to receive, with respect to each share for which such Company RSUs remain outstanding immediately prior to the Effective Time, the Merger Consideration and (ii) all Company RSUs that are outstanding and were issued after the date of the Merger Agreement will, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and will remain subject to the same terms and conditions (including vesting conditions and timing) set forth under the relevant contract governing such original Company RSU, but, in accordance therewith, will be converted into an award representing the right to receive (a “Converted RSU Award”) (i) an amount in cash (without interest), equal to the product obtained by multiplying (A) the aggregate number of shares for which such Company RSU remains outstanding immediately prior to the Effective Time by (B) the Per Share Cash Consideration (the “Converted RSU Cash Consideration”) and (ii) one CVR for each share for which such Company RSU remains outstanding immediately prior to the Effective Time (the “RSU CVRs”). The Converted RSU Awards will vest, and the Converted RSU Cash Consideration under Converted RSU Awards will become payable and the RSU CVRs under Converted RSU Awards will be delivered in accordance with the CVR Agreement, in each case, pursuant to the same time-based vesting schedule applicable to the Company RSU from which they were converted (subject to earlier vesting and payment pursuant to any accelerated vesting terms set forth under the relevant contract governing such original Company RSU or as otherwise provided in other applicable contracts).

Prior to the Effective Time, the Company will take all necessary and appropriate actions so that participation in the Company Employee Stock Purchase Program (the “Company ESPP”) is limited to those employees who participated in the Company ESPP immediately prior to the date of the Merger Agreement. If the closing of the Merger occurs prior to the end of any offering period in existence under the Company ESPP on the date of the Merger Agreement, all outstanding purchase rights under the Company ESPP will automatically be exercised on a date that is no later than five business days prior to the Effective Time based on each Company ESPP participant’s accumulated distributions under the Company ESPP on such date.

If the Merger is consummated, the Company Common Stock will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Conditions to the Merger

The completion of the Merger is subject to the fulfillment or waiver of certain customary mutual closing conditions, including, among other things, (i) the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company stockholders meeting, (ii) the absence of any law or order by a governmental authority of competent jurisdiction prohibiting or otherwise making illegal the consummation of the Merger, (iii) the expiration or termination of the applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) that no voluntary agreement between the parties and a governmental entity not to consummate the Merger will be in effect and (v) that certain other specified approvals, filings, notifications, clearances or expirations or terminations of waiting periods will have occurred or been obtained, made or waived, as applicable. The obligation of each party to consummate the Merger is also conditioned upon (i) the accuracy of the other party’s representations and warranties, (subject in certain cases, to certain customary materiality qualifications) and (ii) the other party’s performance or compliance in all material respects with its obligations under the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is also conditioned upon there being no continuing Material Adverse Effect (as defined in the Merger Agreement) having occurred that is continuing at the Effective Time. The consummation of the Merger is not subject to any financing condition.

Termination Rights and Fees

The Merger Agreement contains certain termination rights for each of Parent and the Company, including, among others, (i) mutual written agreement of Parent and the Company, (ii) by either party, if the Merger is not consummated on or before 11:59 p.m. Eastern Time on May 2, 2027 (the “Outside Date”), subject to extension in the event a government shutdown delays the parties’ submission of required filings under the HSR Act and to one additional three-month extension if on such date all of the closing conditions in the Merger Agreement have been satisfied, except for those relating to antitrust and foreign direct investment approvals and those conditions that are to be satisfied at closing but which are capable of being satisfied at such time (provided that the Outside Date shall be not extended beyond November 30, 2027), (iii) by either party, if any court or governmental authority of competent jurisdiction has enacted, issued, promulgated, entered or enforced any final and non-appealable order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger or any law that prohibits or makes illegal the consummation of the Merger, (iv) by the Company, if all conditions to Parent’s obligation to consummate the Merger are satisfied except for certain antitrust and FDI approvals, and Parent does not make certain regulatory commitments as specified in the Merger Agreement within 10 business days following receipt of a proposed recommendation from the applicable governing body (which recommendation the parties will use reasonable best efforts to obtain prior to the Outside Date), (v) by Parent, if all conditions to the Company’s obligation to consummate the Merger are satisfied except for certain antitrust and FDI approvals and a proposed recommendation from the applicable governing body includes a Burdensome Condition (as defined in the Merger Agreement), (vi) by either party, if the approval of the Company’s stockholders is not obtained following the meeting of the Company’s stockholders for purposes of obtaining such approval if a vote will have been taken thereon, (vii) by either party, for a breach by the other party of its representations, warranties, covenant or agreement in the Merger Agreement, subject to certain qualifications, (viii) by Parent, in the event of a change of recommendation by the Company’s Board of Directors (the “Board”), (ix) by the Company, to enter into a binding and definitive agreement with respect to a superior proposal and (x) by the Company, for Parent’s failure to consummate the Merger under certain circumstances set forth in the Merger Agreement. If the Merger Agreement is terminated under certain circumstances, Parent would be required to pay the Company a termination fee of $385 million or a regulatory termination fee of $100 million, as the case may be, and the Company would be required to pay Parent a termination fee of $228 million.

Financing

The consummation of the Merger is not subject to any financing condition. Parent has obtained equity financing commitments on the terms set forth in an equity commitment letter for the purpose of financing in part the transactions contemplated by the Merger Agreement and paying related fees and expenses. In addition, certain affiliates of Parent have provided a limited guarantee in favor of the Company, subject to certain limitations and caps, of the payment of the termination fees owed by Parent. Parent has also obtained commitments for debt financing on the terms set forth in certain debt commitment letters. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to customary conditions consistent with the conditions set forth in the Merger Agreement. Pursuant to the Merger Agreement, each of Parent and Merger Sub are required to use its reasonable best efforts to obtain the financing on the terms and subject to the conditions set forth in the debt commitment letter.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use commercially reasonable efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the closing. The parties have agreed to use reasonable best efforts to take all actions necessary, proper or advisable under applicable laws to consummate the Merger, including cooperating to obtain all regulatory approvals necessary to complete the Merger.

The Company has agreed to customary non-solicitation covenants that prohibit it from soliciting competing proposals or entering into discussions or negotiations or providing confidential information in connection with certain proposals for an alternative transaction. These non-solicitation provisions allow the Company, under certain circumstances and in compliance with certain obligations under the Merger Agreement, to provide non-public information to, and enter into discussions or negotiations with, third parties in response to an unsolicited competing proposal. Under the terms of the Merger Agreement, the Board may change its recommendation to stockholders regarding the Merger in response to an unsolicited competing proposal that the Board determines is more favorable to its stockholders than the Merger, or another intervening event as specified in the Merger Agreement, if the Board determines that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law. The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement and the above descriptions have been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the Proxy Statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Contingent Value Rights Agreement

At or prior to the Effective Time, Parent, and the Rights Agent will enter into the CVR Agreement. Parent will issue contractual CVRs entitling the holder thereof to receive the Milestone Payment Amounts (as defined in the CVR Agreement) contingent upon the achievement of the applicable Milestones (as defined in the CVR Agreement) with respect to Adjusted Sales (as defined below) of the Company’s Global Prostate Cancer Diagnostics Franchise, Global Neurology Diagnostics Franchise and Global DEFINITY Franchise (each, as defined in the CVR Agreement) for each Milestone Period (as defined below), to the holders of the outstanding Company Common Stock (other than the excluded shares) and certain Company equity awards as of immediately prior to the Effective Time.

Each CVR represents the right to receive up to $12.00 per share in non-transferable contingent value rights, entitling holders to cash payments upon achievement of applicable milestones:

Franchise	Total Aggregate Sales[1] Milestone	CVR Payment (in cash)	Measurement Period
Global Prostate Cancer Diagnostics[2]	> $950 million	$1.00/share	Fiscal year ending December 31, 2030
	> $1,100 million	$1.00/share
	> $1,200 million	$2.00/share
	> $1,500 million	$2.00/share
	> $1,750 million	$2.00/share

Global Neurology Diagnostics[3]	> $	300 million	$2.00/share	Any of the three fiscal years ending December 31, 2028, 2029, or 2030
	> $	350 million	$1.00/share
Global DEFINITY® Business[4]	> $	400 million	$1.00/share	Fiscal year ending December 31, 2030

1 Refers to “Aggregate Adjusted Sales” which consists of, for a given period, the sum of (a) the total gross amounts accrued or recognized during such period by or on behalf of any selling entity (as defined in the form of CVR Agreement) in respect of sales of product (including any associated freight, services and other revenue), and net only of discounts, credits, rebates and allowances (which, for the avoidance of doubt, do not include any reductions for any internal or external sales commissions) (other than clinical collaboration revenue), (b) royalties accrued or recognized by or on behalf of any selling entity, (c) sublicense income accrued or recognized by or on behalf of any selling entity, (d) clinical collaboration revenue accrued or recognized by or on behalf of any selling entity and (e) DEFINITY kit revenue (as defined in the CVR agreement) accrued or recognized by or on behalf of any selling entity, in each case of (a) through (e), net of sales tax, VAT, pharmaceutical or similar taxes, in each case, as more fully set forth in the form of CVR Agreement.

2 “Global Prostate Cancer Diagnostics” consists of PYLARIFY, PYLARIFY TruVu, and LNTH-2401; any radiodiagnostic containing piflufolastat or RM2; and any future PSMA-targeted radiodiagnostic derived from any of the foregoing.

3 “Global Neurology Diagnostics” consists of Neuraceq, MK-6240, NAV-4694, LNTH-2620; any radiodiagnostic containing florbetaben, florquinitau, flutafuranol, or PI-2620; and any future radiodiagnostic derived from any of the foregoing.

4 “Global DEFINITY Business” consists of DEFINITY and microbubble technology products containing perflutren; and any future microbubble technology products derived from any of the foregoing.

The CVR Agreement provides that Parent will use Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve each Milestone and will not take any action or fail to take any action with the purpose or intent of avoiding or impeding the obligation to pay, or of reducing, the Milestone Payment Amounts.

The CVRs are non-tradeable contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Parent, the Company or any of their affiliates.

There can be no assurance that any of the Milestones will be achieved for the relevant Milestone Period, or that any of the resulting CVR payments will occur. Any potential payout of the CVR is subject to various risks and uncertainties related to the Global Prostate Cancer Diagnostics Franchise, Global Neurology Diagnostics Franchise and Global DEFINITY Franchise of the Company, as more fully described in the Company’s periodic reports filed with the SEC.

The foregoing description of the CVR Agreement is qualified in all respects by reference to the full text of the form thereof, which is attached as Exhibit B to the Merger Agreement filed as Exhibit 2.1 hereto, and incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction Bonuses

In connection with the transactions contemplated by the Merger Agreement, the Board approved a $6.0 million transaction bonus pool for certain employees of the Company, including certain executive officers. Pursuant to individual transaction bonus agreements (each, a “Transaction Bonus Agreement”), the Company allocated $4.0 million and $500,000 to Mary Anne Heino and Daniel M. Niedzwiecki, respectively, two of the Company’s named executive officers, from the transaction bonus pool. Each bonus is payable in cash no later than five business days after the closing date of the Merger, subject to the individual’s continued employment through the Effective Time. The foregoing description of the Transaction Bonus Agreements is qualified in all respects by reference to the full text of the form thereof, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Amended Severance Letter Agreement

On August 1, 2026, the Company entered into amendments to the existing severance letter agreements (the “Severance Letter Agreements”) with each of its named executive officers, Mary Anne Heino, Dr. Ludger Dinkelborg, Robert J. Marshall, Jr., Amanda Morgan and Daniel M. Niedzwiecki, (each, an “Executive”, and such agreements, the “Amended Severance Letter Agreements”).

The Amended Severance Letter Agreements clarify that (a) for the avoidance of doubt, Converted PSU Awards issued to the Executive will not be treated as performance-based awards but instead will be subject to solely time-vesting without any re-determination of performance conditions and that such vesting will apply to a Qualifying Termination (as defined by the Severance Letter Agreements) that occurs as of or within 12 months following the closing of the Merger, and (b) the Executive will be eligible for payment of any earned but unpaid annual bonus for 2026 in connection with a Qualifying Termination of employment as of or following the closing date of the Merger. The foregoing description of the Amended Severance Letter Agreements is qualified in all respects by reference to the full text of the form thereof, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein.

Additional Information and Where to Find It

In connection with the proposed acquisition of the Company by Parent, the Company intends to file a preliminary and definitive proxy statement. The definitive proxy statement and proxy card will be delivered to the stockholders of the Company in advance of the special meeting relating to the proposed acquisition. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. THE COMPANY’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF PARENT AND THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Investors and security holders will be able to obtain a free copy of the proxy statement and such other documents containing important information about the Company and Parent, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge at its website at https://investor.lantheus.com/ copies of materials it files with, or furnishes to, the SEC.

Participants in the Solicitation

The Company, Parent and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed acquisition. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 26, 2026, and its definitive proxy statement for the 2026 annual meeting of its stockholders, which was filed with the SEC on March 20, 2026. To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2026 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the proposed acquisition when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at https://investor.lantheus.com/. The contents of the websites referenced herein are not deemed to be incorporated by reference into the proxy statement.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be identified by their use of terms such as “advance,” “believe,” “continue,” “could,” “driving,” “expect,” “guidance,” “maintain,” “may,” “on track,” “plan,” “potential,” “predict,” “progress,” “should,” “target,” “will,” “would” and other similar terms. Such forward-looking statements include the ability of Parent and the Company to complete the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the transactions contemplated thereby; statements about the expected timetable for completing the proposed acquisition of the Company by Parent; the Company’s and Parent’s beliefs and expectations and statements about the benefits sought to be achieved by the proposed acquisition; the potential effects of the proposed acquisition on the Company and Parent; the possibility of any termination of the merger agreement; and the expected benefits and success of the Company’s plans to execute on the commercialization of marketed products, ensure launch readiness for new products, advance a focused late-stage pipeline, and allocate capital thoughtfully, as well as the Company’s focus mainly on its radiodiagnostic business and pursuing value-maximizing alternatives for its radiotherapeutic assets. These statements are based upon the current plans, estimates and expectations of the Company’s management that are subject to risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may materially differ from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, uncertainties as to the timing of the proposed acquisition; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the proposed acquisition contained in the Merger Agreement (including the requisite vote by the Company’s stockholders and receipt of regulatory approvals) may not be satisfied or waived on the expected timetable, or at all; uncertainty as to whether the milestones (“Milestones”) associated with the CVRs will be achieved and that holders of CVRs will receive payments in respect thereof; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the proposed acquisition on the Company’s business, including the response of the Company’s suppliers, business partners, employees and competitors to the proposed acquisition; the diversion of management time and attention from ongoing business operations and opportunities; disruption in or limitations on the Company’s plans and operations attributable to the proposed acquisition; changes in the Company’s business during the period between announcement and closing of the proposed acquisition; the effects of the proposed acquisition (or the announcement thereof) on the Company’s share price; the risk that stockholder litigation in connection with the proposed acquisition may result in significant costs of defense, indemnification and liability; Parent’s ability to obtain financing to complete the proposed acquisition; Parent’s ability to successfully integrate the Company and execute on the continued development and commercialization of the Company’s programs following the closing of the proposed acquisition, which could affect Parent’s ability to achieve any of the Milestones and trigger payments related to the Milestones under the CVRs; the continued market expansion, penetration and reimbursement for the Company’s established commercial products, particularly PYLARIFY, DEFINITY and Neuraceq, in a competitive environment and the Company’s ability to clinically and commercially differentiate its products; the Company’s ability to complete the technology transfer across its PET manufacturing facilities (“PMF”) network for PYLARIFY TruVu, the new formulation of the Company’s F-18 prostate-specific membrane antigen PET imaging agent approved by the U.S. Food and Drug Administration (“FDA”) on March 6, 2026, to obtain FDA approval for each PMF to manufacture PYLARIFY TruVu, to obtain adequate coding, coverage and payment, including transitional pass-through payment status, for PYLARIFY TruVu and to have customers adopt PYLARIFY TruVu; the availability of raw materials, key components, equipment, manufacturing time slots, either used in the production of the Company’s products and product candidates, or by customers of its products and product candidates, including, but not limited to PET scanners for PYLARIFY, PYLARIFY TruVu, Neuraceq, MK-6240, LNTH-2501 and NAV-4694; the Company’s ability to have third parties manufacture its products and product candidates and its ability to manufacture DEFINITY in its in-house manufacturing facility, in amounts and at the times needed; the Company’s ability to satisfy its obligations under its existing clinical development partnerships using Neuraceq, MK-6240 or NAV-4694 and other assets as a research tool and under the license agreements through which it has rights to those assets, and to further develop and commercialize MK-6240 and NAV-4694 as approved products; the Company’s ability to continue to successfully integrate acquisitions, including of Lantheus Biosciences Ltd. (formerly Life Molecular Imaging Limited) and Evergreen Theragnostics, Inc., which could be impacted by unforeseen expenses related to integration activities, the potential for unforeseen liabilities within those businesses, the ability to integrate disparate information technology systems, retain key talent and create a merged corporate culture that successfully realizes the full potential of the combined organization; the Company’s ability to obtain FDA approval for LNTH-2501, its investigational kit for the preparation of Gallium-68 edotreotide injection, which has been studied for use in conjunction with a PET scan to stage and localize neuroendocrine tumors in adult and pediatric patients and to successfully commercialize LNTH-2501 if approved; the Company’s ability to obtain final FDA approval for PNT2003, which received FDA tentative approval in March 2026, to be successful in the patent litigation associated with PNT2003 and to successfully commercialize PNT2003 if approved; the cost, efforts and timing for clinical development, manufacturing, regulatory approval, adequate coding, coverage and payment and successful commercialization of the Company’s newly approved products, product candidates and new clinical applications and territories for its products, in each case, that the Company or its strategic partners may undertake, including those investigational assets for which FDA approval has been obtained or is anticipated to be obtained this year; the Company’s ability to identify opportunities to collaborate with strategic partners and to acquire or in-license additional diagnostic and therapeutic product opportunities in oncology, neurology and other strategic areas and continue to grow and advance its pipeline of products; the effect that changes to management, including the recent turnover in the Company’s leadership and senior management team, could have on its business; and the risks and uncertainties discussed in the Company’s filings with the SEC (including those described in the “Risk Factors” section in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q).

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*#	Agreement and Plan of Merger, dated as of August 3, 2026, by and among Lantheus Holdings, Inc., Coco Merger Sub Inc. and Curium US Holdings LLC.

10.1	Form of Transaction Bonus Agreement.

10.2	Form of Amended Severance Letter Agreement between Lantheus Holdings, Inc. and certain employees.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(*)

Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule or exhibit so furnished.

(#)

Pursuant to Item 601(b)(2)(ii) of Regulation S-K promulgated by the SEC, certain portions of this exhibit have been redacted because the Company customarily and actually treats such omitted information as private or confidential and because such omitted information is not material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANTHEUS HOLDINGS, INC.

By:	/s/ Daniel M. Niedzwiecki
Name:	Daniel M. Niedzwiecki
Title:	Chief Administrative Officer and General Counsel

Date: August 3, 2026

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CURIUM US HOLDINGS LLC,

COCO MERGER SUB INC.

AND

LANTHEUS HOLDINGS, INC.

DATED AS OF

AUGUST 3, 2026

i

ii

Exhibits:
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Contingent Value Rights Agreement

Schedule:
Company Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 3, 2026, is by and among Curium US Holdings LLC, a Delaware limited liability company (“Parent”), Coco Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Lantheus Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.11 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the requirements of the DGCL, (iii) resolved to recommend that the holders of Shares vote to approve the adoption of this Agreement and (iv) directed that this Agreement be submitted to the Company’s stockholders for their approval;

WHEREAS, the sole member of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the requirements of the DGCL and (iii) resolved to recommend that the sole stockholder of Merger Sub approve the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company (i) the Equity Commitment Letter providing for the commitment of the Equity Investors in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement, as specified therein, (ii) the Guarantee and (iii) the Debt Commitment Letters providing for the commitment of the Debt Financing Sources in favor of Parent and/or its Affiliates (as applicable) with respect to certain obligations of Parent and Merger Sub under this Agreement, as specified therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also provide for various conditions governing the Transactions, including the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) At the Effective Time, (i) the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety so as to read in the form attached hereto as Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law, subject to Section 6.4 and (ii) the Company Bylaws will be amended and restated in their entirety to read in their entirety in the form of the bylaws of Merger Sub, but with such modifications to reflect (A) any provisions required pursuant to Section 6.4 and (B) that the name of the Surviving Corporation shall be “Lantheus Holdings, Inc.” and, as so amended, will be the bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

Section 1.2 Closing. The consummation of the Merger (the “Closing”) will take place remotely by electronic exchange of signatures and documents as promptly as practicable, and in any event no later than the fifth (5th) Business Day after the satisfaction or, to the extent permitted by Law, waiver by the party or parties entitled to the benefit thereof of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing), unless another date, time or place is agreed in writing by the Company and Parent. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger. The time as of which the Merger becomes effective is referred to herein as the “Effective Time.” From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers, immunities, and property of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the officers of the Surviving Corporation, in each case until the earlier of his or her death, resignation or removal or until his or her successor is duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or the sole stockholder of Merger Sub:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (the “Common Stock,” and each such share, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive (i) an amount per Share in cash equal to $102.50, without interest (the “Per Share Cash Consideration”), and (ii) one (1) contractual contingent value right (a “CVR”) per Share, which shall represent the right to receive one or more Milestone Payments, without interest, if and when payable pursuant to, and subject to the terms and conditions of, the CVR Agreement (the consideration contemplated by clauses (i) and (ii), together, the “Merger Consideration”), in each case, subject to any applicable withholding Tax. From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except for the right to receive the applicable Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.

(b) Cancelation of Treasury Stock and Parent-Owned Company Common Stock. All Shares owned by the Company as treasury stock or owned by Parent or Merger Sub or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, Shares that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.

(c) Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares occurring on or after the date hereof and prior to the Effective Time.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a nationally recognized bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the “Paying Agent”) and shall enter into an agreement in writing with the Paying Agent in a form reasonably acceptable to the Company and Parent. Prior to or at the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited (including by directing that available cash of the Company and/or its Subsidiaries be so applied), with the Paying Agent cash sufficient to pay the aggregate Per Share Cash Consideration with respect to Shares converted into the applicable Merger Consideration pursuant to Section 2.1(a) (the “Exchange Fund”). In the event the Exchange Fund shall be, at any time, insufficient to make the cash payments contemplated by Section 2.1(a), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of any Shares represented by Certificates or any Book-Entry Shares pursuant to this Article II. Parent shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of the aggregate Per Share Cash Consideration in accordance herewith. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier to occur of 12 months after the Effective Time or full disbursement of the Exchange Fund.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such customary form and have such other provisions as Parent and the Company may reasonably agree prior to the

Closing Date and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the applicable Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancelation to the Paying Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be delivered or paid, as applicable, within five (5) Business Days following the later to occur of (A) the Effective Time or (B) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of any Per Share Cash Consideration or delivery of any CVR is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment or delivery that (1) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment or delivery shall have paid any transfer and other similar Taxes required by reason of the payment of the Per Share Cash Consideration or delivery of such CVR to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Paying Agent that such Tax either has been paid or is not required to be paid. Payment of the Per Share Cash Consideration and delivery of the CVR with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Share represented by a Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest thereon.

(c) Parent and the Company shall reasonably cooperate to establish procedures with the Paying Agent, the Rights Agent, DTC, DTC’s nominees and any other necessary third party intermediaries to ensure that (i) the Paying Agent will transmit to DTC or its nominee as soon as practicable after the Effective Time (but in no event more than one (1) Business Day thereafter), upon surrender of Shares held of record by DTC or its nominee in accordance with DTC’s customary surrender procedures, the Per Share Cash Consideration payable pursuant to Section 2.1 for each such Share held of record by DTC or such nominee immediately prior to the Effective Time and (ii) the Rights Agent will record a number of CVRs in the name of DTC or its nominee equal to the number of such Shares held of record by DTC or such nominee.

(d) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Agreement.

(e) Termination of Exchange Fund; No Liability. At any time beginning on the date that is 12 months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Per Share Cash Consideration payable upon due surrender of their Certificates or exchange of their Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Parent and the Surviving Corporation shall remain jointly and severally liable for payment of claims for the Merger Consideration made pursuant to this Article II. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Rights Agent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, Parent shall cause the Paying Agent to pay, and shall cause the Rights Agent to deliver, as applicable, in exchange for such lost, stolen or destroyed Certificates the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, upon the making of an affidavit of that fact by the holder thereof; provided that Parent may, in its reasonable discretion, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b)) and held by a holder who is entitled to, but did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly exercises and demands appraisal of such Shares pursuant to, and who complies in all respects with the DGCL (the “Dissenting Shares”) shall be entitled to the right to appraisal under the DGCL in respect of such Dissenting Shares (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to appraisal under the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the DGCL in respect of such Dissenting Shares, then the right of such holder to appraisal under the DGCL in respect of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable Merger Consideration, without interest thereon, upon the surrender of such Shares in accordance with Section 2.2(b).

(b) The Company shall give prompt written notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to appraisal rights, and prior to the Effective Time, the Company shall control all negotiations and proceedings with respect to such demands, and Parent shall have the right to participate in such negotiations and proceedings in consultation with the Company. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4 Treatment of Company Equity Awards.

(a) Immediately prior to the Effective Time, (i) each option to purchase Shares (the “Company Options”) under any Company Equity Plan that is outstanding, unvested and unexercised shall, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, become immediately vested and exercisable in full, (ii) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time having a per Share exercise price that is less than the Per Share Cash Consideration shall, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and, in exchange therefor, each holder of any such canceled Company Option shall be entitled to receive, in consideration of the cancelation of such Company Option and in settlement thereof, (A) a payment in cash of an amount equal to the product of (1) the total number of Shares for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time and (2) the excess, if any, of the Per Share Cash Consideration over the exercise price per Share previously subject to such Company Option (the “Option Cash Consideration”) and (B) one (1) CVR for each Share for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time (the “Option CVR Consideration”), (iii) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time having a per Share exercise price that is equal to or greater than the Per Share Cash Consideration but less than $114.50 (each, a “Closing Date Underwater Option”) shall, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and converted into the right to receive the Option CVR Consideration, except that if a Milestone is achieved in respect of a CVR, the cash amount to be paid in respect of such Milestone, if any, shall be the Underwater Option Milestone Payment (rather than the Milestone Payment), which amount shall be paid pursuant to and in accordance with the CVR Agreement, and (iv) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time having a per Share exercise price that is equal to or greater than $114.50 shall, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled for no consideration. Any Option Cash Consideration payable in respect of Company Options at the Effective Time shall be paid by the Surviving Corporation as soon as practicable following the Effective Time, but in no event later than the date that is fifteen (15) Business Days after the Closing, and any CVR deliverable in respect of Company Options (including, for the avoidance of doubt, the Closing Date Underwater Options) shall be delivered in accordance with the CVR Agreement. Any payments in respect of a CVR delivered for a Company Option (including, for the avoidance of doubt, the Closing Date Underwater Options) shall be made on the same schedule and under the same terms and conditions as apply to payments to holders of Shares, except to the extent necessary for such payment to comply with or be exempt from Section 409A of the Code. From and after the Effective Time, any such canceled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the consideration, if any, payable pursuant to this Section 2.4(a).

(b) Immediately prior to the Effective Time, all performance-based restricted stock units under any Company Equity Plan (“Company PSUs”) that are outstanding shall, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and will remain subject to the same terms and conditions (including vesting conditions and timing other than any performance-based vesting requirements) set forth under the Contract governing such original Company PSU, but, in accordance therewith, shall be converted into an award representing the right to receive (a “Converted PSU Award”) (i) an amount in cash (without interest), if any, equal to the product obtained by multiplying (A) the aggregate number of Shares earned under such Company PSU based (x) on the actual level of performance achieved as of the last full trading day prior to the day on which the Effective Time occurs or (y) as otherwise provided under the Contracts governing such Company PSU as set forth on Section 2.4(b)(i) of the Company Disclosure Schedule (each, an “Earned Share”) by (B) the Per Share Cash Consideration (“PSU Cash Consideration”) and (ii) one (1) CVR for each Earned Share (the “PSU CVRs”). The Converted PSU Awards shall vest, the PSU Cash Consideration under Converted PSU Awards shall become payable, and the PSU CVRs under Converted PSU Awards shall be delivered in accordance with the CVR Agreement, in each case, pursuant to the same time-based vesting schedule applicable to the Company PSU from which they were converted (subject to earlier vesting and payment pursuant to any accelerated vesting terms set forth under the Contract governing such original Company PSU or as otherwise provided under any other Contract governing such Company PSU as set forth on Section 2.4(b)(ii) of the Company Disclosure Schedule). Any payment under a vested Converted PSU Award shall be paid by the Surviving Corporation as soon as practicable following the date on which such payment becomes due, but in no event later than the date that is twenty (20) calendar days after such date. Any payments in respect of a PSU CVR under a vested Converted PSU Award shall be made on the same schedule and under the same terms and conditions as apply to payments to holders of Shares under the CVR Agreement or, if such PSU CVRs become payable prior to the vesting date applicable to the Converted PSU Award of which the PSU CVR forms a part, then, within twenty (20) calendar days following the date on which such amount becomes payable pursuant to the time-based vesting schedule, except to the extent necessary for such payment to comply with or be exempt from Section 409A of the Code.

(c) Immediately prior to the Effective Time, (i) all restricted stock units that are not Company PSUs (“Company RSUs”) (all Company RSUs together with all Company PSUs, collectively, the “Restricted Awards”) under any Company Equity Plan that are outstanding as of the date hereof shall become immediately vested and all restrictions thereupon shall lapse, and such Company RSUs shall be canceled in exchange for the right to receive, with respect to each Share for which such Company RSUs remain outstanding immediately prior to the Effective Time, the Merger Consideration and (ii) all Company RSUs that are outstanding and were issued after the date hereof shall, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be assumed by Parent and will remain subject to the same terms and conditions (including vesting conditions and timing) set forth under the Contract governing such original Company RSU, but, in accordance therewith, shall be converted into an award representing the right to receive (a “Converted RSU Award”) (i) an amount in cash (without interest), equal to the product obtained by multiplying (A) the aggregate number of Shares for which such Company RSU remains outstanding immediately prior to the Effective Time by (B) the Per Share Cash Consideration (the “Converted RSU Cash Consideration”) and (ii) one (1) CVR for each Share for which such Company RSU remains outstanding immediately prior to the Effective Time (the “RSU CVRs”). Any Per Share Cash Consideration payable in respect of Company RSUs shall be paid by the Surviving Corporation as soon as practicable following the Effective Time, but in no event later than the date that is fifteen (15) Business Days after the Closing, and any CVR deliverable in respect of Company RSUs shall be delivered in accordance with the CVR Agreement. Any payments in respect of a CVR delivered for Company RSUs shall be made on the same schedule and under the same terms and conditions as apply to payments to holders of Shares under the CVR Agreement, except to the extent necessary for such payment to comply with or be exempt from Section 409A of the Code. The Converted RSU Awards shall vest, the Converted RSU Cash Consideration under Converted RSU Awards shall become payable, and the RSU CVRs under Converted RSU Awards shall be delivered in accordance with the CVR Agreement, in each case, pursuant to the same time-based vesting schedule applicable to the Company RSU from which they were converted (subject to earlier vesting and payment pursuant to any accelerated vesting terms set forth under the Contract governing such original Company RSU or as otherwise provided under any other Contract governing such Company RSU as set forth on Section 2.4(c) of the Company Disclosure Schedule). Any payment under a vested Converted RSU Award shall be paid by the Surviving Corporation as soon as practicable following the date on which such payment becomes due, but in no event later than the date that is twenty (20) calendar days after such date. Any payments in respect of a RSU CVR under a vested Converted RSU Award shall be made on the same schedule and under the same terms and conditions as apply to payments to holders of Shares under the CVR Agreement or, if such RSU CVRs become payable prior to the vesting date applicable to the Converted RSU Award of which the RSU CVR forms a part, then, within twenty (20) calendar days following the date on which such amount becomes payable pursuant to the time-based vesting schedule, except to the extent necessary for such payment to comply with or be exempt from Section 409A of the Code.

(d) The Company shall take appropriate corporate actions to effectuate the treatment of the Company Options and Restricted Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4. All payments in respect of CVRs delivered for a Company Option or Restricted Award shall be made by the Surviving Corporation (or one of its Affiliates) through such entity’s payroll to the extent required by applicable Law.

(e) Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that (i) participation in the Company ESPP is limited to those employees who participated in the Company ESPP as of the date immediately prior to the date of this Agreement, (ii) participants in the Company ESPP are prevented from increasing their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement, (iii) except for any offering period in existence under the Company ESPP on the date of this Agreement, no offering period is authorized or commenced on or after the date of this

Agreement, and no offering period is extended, (iv) if the Closing occurs prior to the end of any offering period in existence under the Company ESPP on the date of this Agreement, all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, on a date that is no later than five (5) Business Days prior to the Effective Time (the “Final Exercise Date”) based on each Company ESPP participant’s accumulated distributions under the Company ESPP on the Final Exercise Date and (v) subject to the consummation of the Merger, the Company ESPP shall terminate on the Final Exercise Date and no further rights shall be granted or exercised under the Company ESPP thereafter. All Shares purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

Section 2.5 Withholding. Parent, Merger Sub, the Surviving Corporation, the Paying Agent and their respective agents (each, a “Withholding Agent”) shall be authorized to deduct and withhold from any payment made pursuant to Section 2.2 or Section 2.4 any Taxes that they are required to deduct and withhold therefrom under applicable Law. The applicable Withholding Agent shall reasonably cooperate with the Company and the applicable payee to reduce or eliminate any such deduction or withholding to the maximum extent permitted under applicable Law. Amounts deducted and withheld by the applicable Withholding Agent in accordance with this Section 2.5 and timely remitted to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents (without giving effect to any amendment to any such Company SEC Documents filed on or after the date hereof and excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (it being understood that any factual information contained within such disclosures shall not be excluded)) (provided, that nothing in the Company SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Section 3.2, Section 3.3 and Section 3.7(b)) or (b) the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, however, that the parties agree that each disclosure set forth in the Company Disclosure Schedule shall qualify or modify each other Section of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other Section is reasonably apparent from the text of the disclosure made), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification.

(a) The Company is a legal entity duly organized, validly existing and in good standing (to the extent that such concept is recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization, and has the requisite corporate or similar power and authority necessary to conduct its business as now being conducted. Each Company Subsidiary is a legal entity (i) duly organized, validly existing and in good standing (to the extent that such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of organization, and (ii) has the requisite corporate or similar power and authority necessary to conduct its business as now being conducted, except, in each case of clauses (i) and (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of the Company Subsidiaries is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered to or made available to Parent and Merger Sub correct and complete copies of the Company Governing Documents (and all amendments thereto) to the extent not filed with the Securities and Exchange Commission (the “SEC”) as of the date hereof. As of the date hereof, the Company is in compliance with the terms of the Company Governing Documents except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, par value $0.01 per share and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on July 30, 2026 (the “Reference Date”), (A) 65,271,881 Shares were issued and outstanding, (B) no shares of preferred stock were issued and outstanding, (C) 7,241,217 Shares were held in treasury, (D) 1,190,322 Shares were subject to outstanding Company Options, (E) 1,544,052 Shares were subject to outstanding Company RSUs, (F) 580,683 Shares were subject to outstanding Company PSUs (assuming target performance) and 1,133,227 Shares were subject to outstanding Company PSUs (assuming maximum performance), (G) 3,562,133 Shares were reserved for issuance under the Company Equity Plans (all under the Company’s Amended and Restated 2026 Equity Incentive Plan), (H) 340,393 Shares were reserved for issuance under the Company ESPP, and (I) $574,996,000 aggregate principal amount of the Company Convertible Notes were issued and outstanding with a Conversion Rate (as defined in the Indenture) of 12.5291 Shares per $1,000 principal amount of Company Convertible Notes (subject to adjustment in accordance with the Indenture), with 10,265,993 Shares reserved for future issuance in connection therewith. From the close of business on the Reference Date to the execution of this Agreement, no Shares, Company Equity Awards or Equity Interests have been issued except Shares issued pursuant to the exercise of Company Options or settlement of Restricted Awards, or the Company Convertible Notes, in each case, outstanding as of the Reference Date as set forth in the preceding sentence to the extent required or permitted under the terms thereof as in effect on the Reference Date.

(b) All of the issued and outstanding Shares have been duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance in all material respects with applicable securities laws and not in violation of the Company Governing Documents or any preemptive rights, rights of first refusal or similar rights. All Shares that may be issued prior to the Effective Time pursuant to the Company Equity Plans or the Company ESPP or as permitted or contemplated by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and issued in compliance in all material respects with applicable securities laws and not in violation of the Company Governing Documents or any preemptive rights, rights of first refusal or similar rights. Except for the Company Convertible Notes, neither the Company nor any of the Company Subsidiaries has outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or that are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Except as set forth in Section 3.2(a) or in Section 3.2 of the Company Disclosure Schedule, and other than the Convertible Notes, as of the date hereof, there are no (i) shares of capital stock of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements or commitments, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, the “Equity Interests”) or (ii) other than the Company Convertible Notes and the Indenture, outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. As of the date hereof, the Company has no declared and unpaid dividends with respect to any outstanding Shares or Company Equity Awards.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a list of all outstanding Company Equity Awards on an individual by individual basis, as of the close of business on the Reference Date, including with respect to each such Company Equity Award, (i) the holder’s name, (ii) the date of grant, (iii) the total number of Shares subject to such Company Equity Award (based on maximum performance, as applicable), (iv) the vesting schedule, (v) the exercise price, (vi) the expiration date, if applicable and (vii) if applicable, whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Option grant was made in accordance in all material respects with the terms of the Company Equity Plans and Section 409A of the Code, and each Company Option’s per share exercise price is equal to or greater than the fair market value of a Share on the date of grant of such Company Option.

(e) Other than this Agreement, the Indenture, the Company Governing Documents and the organizational or governing documents of the Company Subsidiaries, (i) there are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of any Equity Interests of the Company or any Company Subsidiary and (ii) neither the Company nor any Company Subsidiary is bound by any obligations granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its respective Equity Interests.

(f) The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and were not issued in violation of the organizational documents of such Company Subsidiary. Except for the Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person or has any obligation to acquire any such Equity Interest. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of any Equity Interests in any Company Subsidiary or (ii) limiting the exercise of voting rights with respect to any Equity Interests in any Company Subsidiary. Section 3.2(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Company Subsidiary, together with (A) the jurisdiction of organization of each Company Subsidiary and (B) each Company Subsidiary’s authorized and outstanding equity interests and the record owners thereof.

Section 3.3 Authorization; Validity of Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject to the adoption of this Agreement by the Requisite Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the exceptions described in clauses (a) and (b), collectively, the “Enforceability Exceptions”).

Section 3.4 Board Approvals. The Company Board of Directors has, at a meeting duly called and held, unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger, in accordance with the requirements of the DGCL, (iii) resolved to recommend that the holders of Shares vote to approve the adoption of this Agreement (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date of this Agreement; and (iv) directed that this Agreement be submitted to the Company’s stockholders for their approval.

Section 3.5 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions does not and will not, (i) conflict with or violate the Company Governing Documents, (ii) assuming that all consents, approvals, authorizations, expirations or terminations of waiting periods, permits, actions, filings and notifications contemplated by Section 3.5(b) have been obtained, and all filings described therein have been made, conflict with or violate any applicable Law or (iii) (A) result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancelation, amendment or acceleration under, any Contract to which any of the Company or the Company Subsidiaries is a party or by which any of the Company or the Company Subsidiaries or any of their respective properties are bound or (B) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or the Company Subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right, Lien or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger do not and will not require any consent, approval, authorization, expiration or termination of waiting period or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and applicable state securities, takeover and “blue sky” laws, (ii) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the lessening of competition (such non-U.S. Laws, the “Foreign Antitrust Laws”) (all Laws set forth in clause (ii), collectively, the “Antitrust Laws”) or designed or intended to prohibit, restrict or regulate foreign investments (including Laws that provide for review of national security matters) (the “FDI Laws”), (iii) applicable requirements of Nasdaq, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (v) applicable requirements of the DGCL, (vi) applicable Required Nuclear Approvals, and (vii) any such consent, approval, authorization, expiration or termination of waiting period, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Documents; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto and all reports and filings incorporated by reference therein) required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2023 (such documents filed or furnished since January 1, 2023 and prior to the date hereof, the “Company SEC Documents”). As of their respective filing dates (or, if amended, supplemented or superseded by a filing, then on the date of such amendment, supplement or superseding filing) (and, in the case of registration statements on the dates of effectiveness), (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as applicable to such Company SEC Documents, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date of effectiveness (in the case of registration statements) and as of their respective SEC filing dates or, if amended, supplemented or superseded, the date of the filing of such amendment, supplement or superseding filing with respect to the portions that are amended, supplemented or superseded (in the case of all other Company SEC Documents) and (ii) none of the Company SEC Documents when filed or furnished with the SEC contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC relating to the Company SEC Documents. None of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review as of the date hereof. None of the Company Subsidiaries is required to file or furnish any forms, reports, schedules, statements or other documents with the SEC pursuant to Section 13(a) or Section 15(d) of the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Documents (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may otherwise be indicated therein or in the notes thereto, or in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC or disclosed in the applicable Company SEC Document as of the date filed with or furnished to the SEC) and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and the Company Subsidiaries at the respective dates thereof and the consolidated statements of operations and consolidated statements of cash flows for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes). As of the date hereof, the books and records of the Company are maintained in accordance with GAAP in all material respects.

(c) The Company has established and maintains, and at all times since January 1, 2023 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the timeframes specified by the SEC’s rules and forms and is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(d) To the knowledge of the Company, no employee of the Company or the Company Subsidiaries has provided, from January 1, 2023 to the date hereof, information to any law enforcement agency regarding the violation by the Company or the Company Subsidiaries of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act. Since January

1, 2023, none of the Company, its Subsidiaries or, to the knowledge of the Company, any director, executive officer, or outside auditor of the Company, has identified or been made aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, in each case which has not been subsequently remediated, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting (with respect to or pertaining to the Company or when acting in his or her capacity as an officer or employee of the Company) or (iii) any written complaint, allegation, assertion or claim of any matter in clause (i) or (ii). Neither the Company nor its principal executive officer or principal financial officer has received written notice from any Governmental Entity challenging or questioning the Company’s accounting practices, methodologies or methods or the accuracy, completeness, form or manner of filing of any certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar Contract (including any Contract relating to any transaction between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)).

Section 3.7 Absence of Certain Changes.

(a) Other than in connection with the Transactions, or the consideration of other potential strategic transactions, since the Balance Sheet Date through the date of this Agreement, the Company has conducted, in all material respects, its business in the ordinary course of business consistent with past practice. Since the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in any of clauses (b), (d), (e), (i), (k) or (q) of Section 5.1.

(b) Since the Balance Sheet Date through the date of this Agreement, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 No Undisclosed Liabilities. As of the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet, except (a) as disclosed, reflected or otherwise reserved against on the Balance Sheet, (b) for liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (c) for liabilities incurred in connection with the negotiation, execution, delivery and performance of this Agreement, the Transactions or any other agreements or instruments delivered in connection herewith or contemplated hereunder and transactions contemplated thereby, (d) for liabilities that are based on executory performance obligations arising under Contracts to which the Company or any Company Subsidiary is a party (other than to the extent arising from a breach or acceleration thereof by the Company or any Company Subsidiary) or (e) for liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries or any of its or their respective properties, or, to the knowledge of the Company, any of their respective executive officers or directors in his or her capacity as such, other than any such Legal Proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, none of the Company, the Company Subsidiaries or any of their respective properties is subject to any outstanding judgment, order, writ, injunction, award or decree, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a correct and complete list of all material Benefit Plans. For purposes of this Agreement, the term “Benefit Plan” shall mean each “employee benefit plan” (as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and all individual consulting, employment, severance, termination, bonus, commission, profit sharing, retirement, pension, welfare and post-employment welfare, vacation, paid time off, change-in-control, transaction, retention, equity or equity-based or other incentive plans, policies, programs, Contracts, and agreements, in each case, sponsored, maintained, contributed to or required to be contributed to be maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability (other than any plan or arrangement sponsored, maintained and required by a Governmental Entity).

(b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan. Each Benefit Plan and any related trust has been established, maintained, funded and administered in compliance in all material respects with its terms and the requirements of ERISA, the Code, and other applicable Laws, and, to the knowledge of the Company, no event has occurred and no condition exists with respect to any Benefit Plan, that would reasonably be expected to subject the Parent or any of its Affiliates to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Laws. Neither the Company nor any Company Subsidiary has incurred or would reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c) No Benefit Plan is, and neither the Company nor any Company Subsidiary sponsors, maintains, contributes to, has any obligation to contribute to or has any current or contingent liability under or with respect to any: (i) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) plan subject to Title IV of ERISA or Section 412 of the Code or any other defined benefit pension plan, (iii) “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) plan or arrangement that provides for post-employment medical, or other welfare benefits to retired or former employees of the Company or any Company Subsidiary (other than as required under Code Section 4980B, similar state Law, or applicable non-U.S. Law), in each case including as a consequence of at any time being considered a single employer with any other Person under Section 414 of the Code.

(d) Except as would not reasonably be expected to result in a material liability to the Company or the Company Subsidiaries, all contributions, reimbursements, and premium payments with respect to each Benefit Plan have been made within the time periods prescribed by the terms of each Benefit Plan, ERISA and the Code, and all contributions, reimbursements, and premium payments not yet due have been made or properly accrued in accordance with GAAP.

(e) With respect to each material Benefit Plan, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the plan document (including all amendments thereto), (ii) all related trust agreements, (iii) all insurance Contracts or other material funding arrangements, (iv) the most recently filed annual report (Form 5500), (v) the most recent determination, opinion or advisory letter from the Internal Revenue Service, (vi) the most recent summary plan description, and (vii) all non-routine material correspondence with any Governmental Entity within the prior two (2) years to the date hereof.

(f) With respect to each Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): (i) except as would not be reasonably expected to be material to the Company or the Company Subsidiaries each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Non-U.S. Plan intended to receive favorable tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Non-U.S. Plan is a defined benefit plan, and (iv) no Non-U.S. Plan has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(g) Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could reasonably be expected to: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Company or any Company Subsidiary to any Benefit Plan; (v) restrict the ability of the Company to merge, amend or terminate any Benefit Plan; or (vi) result in the forgiveness of any employee or individual service provider loan.

(h) No payment or benefit, individually or together with any other payment or benefit, that is expected to be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of the Company or any Company Subsidiary would reasonably be expected to be nondeductible by reason of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

(i) The Company has no current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes under Section 4999 or Section 409A of the Code.

(j) Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered by the Company or the applicable Company Subsidiary in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder.

Section 3.11 Labor Matters.

(a) As of the date hereof, there is no and since January 1, 2023 there has not been any pending or, to the knowledge of the Company, threatened material labor dispute, strike, lockout, picketing, hand billing, material labor grievance, material labor arbitration, unfair labor practice charge or work stoppage against the Company or any Company Subsidiary. Except as set forth on Section 3.11 of the Company Disclosure Schedule, as of the date hereof, (i) neither the Company nor any Company Subsidiary is party to or bound by any Collective Bargaining Agreement, (ii) none are being negotiated by the Company or a Company Subsidiary, and (iii) to the knowledge of the Company, there are no labor unions, works councils, or other labor organizations representing any employees of the Company or any Company Subsidiary. To the knowledge of the Company, as of the date hereof, no union organization campaign is in progress with respect to any employees of the Company or any Company Subsidiary, and there have been no such material organizing efforts since January 1, 2023. To the knowledge of the Company, as of the date hereof, the Company and the Company Subsidiaries do not have any legal or contractual obligation to inform, consult with, bargain with, obtain consent from, or provide information to any union, works council, employee representative, or labor organization, in connection with the transactions contemplated by this Agreement.

(b) As of the date hereof, the Company and each Company Subsidiary are, and since January 1, 2023 have been, in compliance in all material respects with all Laws governing labor and employment, including those related to wages, hours, employee classification, independent contractor classification, collective bargaining, terms and conditions of employment, employment discrimination, equal employment opportunity, workplace harassment, retaliation, immigration, employee leave, paid time off, workers’ compensation, mass layoffs, plant closings (including the WARN Act), unemployment compensation, occupational health and safety, disability rights or benefits, labor relations, affirmative action, and unemployment insurance.

(c) Since January 1, 2023, the Company and each Company Subsidiary has reasonably investigated all material sexual harassment, or other material harassment, discrimination or retaliation allegations against current or former officers, directors, partners, executives, or employees of the Company or any Company Subsidiary that have been reported to the Company or any Company Subsidiary or of which the Company or any Company Subsidiary was otherwise aware. With respect to each such allegation (except those the Company or the applicable Company Subsidiary reasonably deemed to not have merit), the Company or the applicable Company Subsidiary has taken corrective action reasonably calculated to prevent further improper action, and does not expect any material liability with respect to any such matters.

(d) To the knowledge of the Company, no current employee of the Company or any Company Subsidiary is in violation in any material respect of any term of any nondisclosure agreement or obligation, noncompetition or non-solicitation agreement or other restrictive covenant obligation owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Company Subsidiary.

Section 3.12 Taxes.

(a) The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete, subject in each case to such exceptions as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have paid all Taxes (whether or not shown to be due on any Tax Return) or are contesting such Taxes in good faith by appropriate Legal Proceedings and have established an adequate reserve therefor in accordance with GAAP, subject to such exceptions as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, (i) there are no audits, examinations or other proceedings pending or, to the knowledge of the Company, threatened in writing, with regard to any Taxes of the Company or the Company Subsidiaries, and (ii) neither the Company nor any of the Company Subsidiaries has received a written notice or announcement of any audits, examinations, investigations, or other proceedings, subject, in each case, to such exceptions as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) As of the date hereof, to the knowledge of the Company, neither the Company nor any Company Subsidiary is or has been subject to taxation in any country other than the country of its formation by virtue of being engaged in the active conduct of a trade or business in such country, or having a fixed place of business or permanent establishment (within the meaning of an applicable income Tax treaty or convention between the United States and such non-U.S. country), in such country.

(d) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no deficiency for Taxes has been asserted or assessed by any Governmental Entity in writing against the Company or any Company Subsidiary (and, to the knowledge of the Company, no such deficiency has been threatened or proposed in writing), except for deficiencies which have been withdrawn, fully settled or satisfied by payment, or otherwise resolved.

(e) There are no Tax Liens upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

(f) Neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code, completed during the two-year period ending on the date of this Agreement.

(g) None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

(h) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency, which waiver or extension remains in effect, other than any extension of time to file Tax Returns obtained in the ordinary course of business.

(i) Neither the Company nor any Company Subsidiary (i) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than any such group of which the Company or a Company Subsidiary is the parent) or (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract (other than a Contract that is not primarily related to the allocation or sharing of Taxes) or otherwise.

(j) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) The Company and the Company Subsidiaries (i) have withheld and paid over to the appropriate taxing authority all amounts of Taxes required to be withheld from amounts paid or owing to any Person (including, any employee, independent contractor, unitholder, creditor or other third party) and (ii) properly reported (or caused to have properly reported) all such amounts to the appropriate taxing authority in accordance with applicable law, except (in each case) as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) No claim has been made since January 1, 2023 by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file material Tax Returns that it is or may be subject to a material Tax by that jurisdiction or required to file material Tax Returns in that jurisdiction.

(m) Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than those that arise or arose in the ordinary course of business of the Company or any Company Subsidiary.

(n) During the five years prior to the date hereof, no private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to the Company or any Company Subsidiary, and no such agreements or rulings that have been requested are currently pending.

Notwithstanding anything to the contrary herein, no representations relating to Taxes are made with respect to taxable years beginning before January 1, 2016.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedule contains a correct and complete list of the following Contracts to which, as of the date hereof, the Company or any of the Company Subsidiaries is a party or by which such Person is, or any of its properties or assets are, bound as of the date hereof, other than Benefit Plans (any Contract described by clause (i) through clause (xviii) of this Section 3.13(a), a “Material Contract”):

(i) each Contract and each amendment and modification thereto that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each Contract pursuant to which the Company or any of the Company Subsidiaries has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in each case in excess of $10,000,000 of future payments in the aggregate or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of the Company Subsidiaries, in each case in excess of $10,000,000 of future payments in the aggregate;

(iii) each Contract that (A) materially limits the ability of the Company or any Company Subsidiary to compete in any line of business or in any geographic area or (B) contains any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or exclusivity obligations or restrictions limiting the freedom or right of the Company or any of its Subsidiaries to solicit or sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person (but excluding any grant of exclusive or semi-exclusive license or right under Company Intellectual Property or any limitations to the “field of use” or otherwise to the scope of licenses granted to the Company or any of the Company Subsidiary), including, in each case of clauses (A) and (B), Contracts that, following the Closing, would reasonably be expected to so limit or impose such obligations on Parent or any of its Affiliates, other than such Contracts that may be cancelled without material liability to the Company or the applicable Company Subsidiary upon notice of ninety (90) days or less;

(iv) each Contract (A) under which the Company or any Company Subsidiary is a licensee or licensor of (1) any exclusive Intellectual Property Rights or (2) any non-exclusive Intellectual Property Rights (other than non-exclusive licenses of commercially available, off-the-shelf, click-wrap or shrink-wrap software), in each case of (1) and (2), that are material to the Company and the Company Subsidiaries, taken as a whole; (B) related to the development or acquisition of any Intellectual Property Rights by or for the benefit of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole (other than agreements with employees entered into in the ordinary course of business on the Company or a Company Subsidiary’s form); or (C) that limits the Company’s or any of the Company Subsidiaries’ ability to enforce any Owned Company Intellectual Property claiming the Exploitation of any Company Product which Owned Company Intellectual Property is material to the Company and the Company Subsidiaries, taken as a whole (other than field or territorial limitations incorporated in the applicable license grant);

(v) each lease, sublease, license or other Contract (including all amendments) pursuant to which the Company and the Company Subsidiaries hold the Leased Real Property (each, a “Lease”);

(vi) each Government Contract (other than product sales agreements entered into in the ordinary course of business consistent with past practice and other than agreements entered into with academic institutions or similar entities in the ordinary course of business) that involves total payments reasonably estimated to exceed $2,000,000 in any calendar year;

(vii) each Contract relating to (A) indebtedness or other similar obligations (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent, committed or uncommitted) for the payment or repayment of borrowed money or (B) any other similar financing arrangement (whether on or off balance sheet), in each case in excess of $1,000,000;

(viii) each Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) each partnership or joint venture agreement that relates to the formation, creation, operation, management or control of any partnership or joint venture that is material to the Company and the Company Subsidiaries, taken as a whole;

(x) any collective bargaining agreement or other similar Contract between any labor union, works council, or other labor organization and the Company or any Company Subsidiary (each, a “Collective Bargaining Agreement”);

(xi) each Contract that (A) contains any standstill or similar agreement pursuant to which the Company or any of the Company Subsidiaries has agreed not to acquire assets or securities of another Person, (B) contains a put, call, right of first offer, tag-along, drag-along, right of first refusal or similar right pursuant to which the Company or any of the Company Subsidiaries would be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,000,000, or (C) contains any option or other right to acquire any equity interests in, or assets that have a fair market value or purchase price of more than $1,000,000 of, the Company or any of the Company Subsidiaries;

(xii) each employment, independent contractor or consulting, deferred compensation, severance or bonus Contract with any current or former employee or officer who is at the level of senior director or above or board member of the Company or any Company Subsidiary whose annualized base compensation opportunities would exceed $200,000 that (i) provides for (A) payment of any severance benefits (excluding, for individuals providing services outside of the U.S., arrangements required by applicable Law) or (B) any change in control, retention or other payments that would be triggered solely by the consummation of the transactions contemplated hereunder or (ii) cannot be terminated upon sixty (60) days’ notice or less without further payment, liability or obligation;

(xiii) each Contract with a clinical research organization, contract manufacturing organization or other third party pursuant to which the Company or any Company Subsidiary is conducting or having conducted on its behalf a clinical study and for which the Company or a Company Subsidiary holds the IND for such clinical study or manufacturing of any Company Product that involves annual payments in excess of $5,000,000;

(xiv) each Contract pursuant to which any Person has been granted exclusive rights to develop, manufacture, sell or distribute any Company Product that involves annual payments in excess of $1,000,000;

(xv) each Contract providing for the acquisition or disposition of any third Person, business segment, product line or other assets (whether by merger, sale of stock, sale of assets, consolidation or otherwise), that are material to the Company and the Company Subsidiaries, taken as a whole, and where (A) such Contract was entered into during the three (3) years prior to and including the date of this Agreement or (B) such acquisition or disposition has not yet been consummated;

(xvi) each Contract governing, amending, modifying, or supplementing any of the Company Convertible Notes (other than the Company Governing Documents);

(xvii) each Contract with a third party supplier pursuant to which the Company or a Company Subsidiary commits to purchase its entire requirements of a material listed on the Bill of Materials for a Company Product; and.

(xviii) other than Contracts of a nature described by clause (i) through clause (xvii) of this Section 3.13(a), any Contract that required by its terms the payment or delivery of cash or other consideration by or to the Company in an amount in excess of $10,000,000 in the fiscal year ending December 31, 2025 (other than customer contracts entered into in the ordinary course of business).

(b) Except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and binding on the Company or the applicable Company Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect and is enforceable by the Company or the applicable Company Subsidiaries in accordance with its terms, in each case subject to the Enforceability Exceptions, (ii) the Company and the Company Subsidiaries have performed and complied with all of their respective obligations required to be performed or complied with by them under each Material Contract, (iii) there is no default under any Material Contract by the Company or the applicable Company Subsidiaries or, to the knowledge of the Company, by any other party thereto, (iv) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default under a Material Contract by the Company or the applicable Company Subsidiaries, or, to the knowledge of the Company, by any other party thereto, (v) since January 1, 2026, the Company has not received any written notice from any Person that such Person intends to terminate, or not renew, any Material Contract, and (vi) the Company has not waived in writing any material rights under any Material Contract.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, correct and complete copies of all of the Material Contracts (including all amendments, supplements, side letters and other modifications thereto).

Section 3.14 Title to Assets. The Company and the Company Subsidiaries have good and valid title to, or good and valid leasehold interests in, as applicable, all material property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business and in compliance with this Agreement, in each case free and clear of all Liens, other than Permitted Liens, except where the failure to have such title or leasehold interests would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Real Property.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned by the Company and the Company Subsidiaries (the “Owned Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company and the Company Subsidiaries (i) have good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except for Permitted Liens, and (ii) are not in breach or default under any affirmative or restrictive covenant encumbering the Owned Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, or as set forth in Section 3.15(a) of the Company Disclosure Schedule, (A) the Company and the Company Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy any portion of the Owned Real Property, (B) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or right of first refusal to purchase any Owned Real Property or any portion thereof, and (C) the Company and the Company Subsidiaries are not parties to any agreement or option to purchase any real property or interest therein.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company and the Company Subsidiaries (the “Leased Real Property”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, or as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries have a good and valid leasehold interest in all Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) there are no existing disputes with respect to any Leased Real Property or Lease, and (iii) the Company and the Company Subsidiaries have not, (A) subleased, licensed or otherwise granted any Person the right to use or occupy any portion of the Leased Real Property or any portion thereof, or (B) collaterally assigned or granted any other security interest in any Lease or interest therein.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) no zoning or similar land use restrictions are currently in effect or, to the knowledge of the Company, proposed by any Governmental Entity that would impair the operation of the business of the Company and the Company Subsidiaries as currently conducted or which would impair the use, occupancy and enjoyment of the Owned Real Property and the Leased Real Property, (ii) there is no condemnation, expropriation or other proceeding in eminent domain pending, or to the knowledge of the Company, threatened in writing, affecting any portion of the Owned Real Property or Leased Real Property, (iii) all buildings, structures, improvements, fixtures, building systems, and all components thereof, included in the Owned Real Property are in good condition and repair, and (iv) the Owned Real Property and the Leased Real Property constitute all of the real property used in the operation of the business of the Company and the Company Subsidiaries as currently conducted.

Section 3.16 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is, and since January 1, 2021 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under applicable Environmental Laws for the operation of its respective business, (b) as of the date hereof, there is no Legal Proceeding relating to or arising under any applicable Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries or, to the knowledge of the Company, any Leased Real Property, (c) neither the Company nor any of the Company Subsidiaries is subject to any legally binding order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of the Company Subsidiaries relating to or arising under applicable Environmental Laws, or received written notice regarding such violations, liabilities, or requirements that has not been fully resolved, (d) there has not been any Hazardous Substance used, generated, released, handled, transported, stored, disposed or arranged for disposal of, exposed to any Person, or otherwise existing at, any currently or formerly owned, leased or operated property of the Company or the Company Subsidiaries, or at any other property, except in compliance with, and as would not be reasonably anticipated to give rise to liability of the Company or any Company Subsidiary under, applicable Environmental Laws, (e) no Company Product has been manufactured, marketed, designed, distributed or sold in a manner that has given rise to liability for the Company or Company Subsidiaries under applicable Environmental Law,

(f) neither the Company nor any of the Company Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person arising under any applicable Environmental Law and (g) neither this Agreement nor the Transactions will result in any obligation for site investigation or clean up, or notice to or filing with any Governmental Entity, pursuant to any Environmental Law, including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K 6 et seq. The Company has made available copies of all material environmental, health and safety audits, assessments, reports and other material environmental, health and safety documents in its possession or reasonable control relating to the current or former properties, facilities or operations of the Company or the Company Subsidiaries relevant to compliance with, or potential liability under, applicable Environmental Laws.

Section 3.17 Intellectual Property; Data Privacy and Security.

(a) As of the date of this Agreement, Section 3.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all registered or applied-for Intellectual Property Rights owned by the Company or a Company Subsidiary. Section 3.17 of the Company Disclosure Schedule shall include: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued, (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued, (iii) each URL or domain name registered and (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration. To the knowledge of the Company, the Intellectual Property Rights set forth on Section 3.17 of the Company Disclosure Schedule are subsisting and unexpired, and have not been abandoned, cancelled or otherwise terminated.

(b) The Company or one of the Company Subsidiaries owns or otherwise has all rights, title and interest in and to all Owned Company Intellectual Property (i) used in or necessary for use in the business of the Company and the Company Subsidiaries as currently conducted, (ii) free and clear of all Liens other than Permitted Liens, except in the case of both clause (i) and (ii) as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company or one of the Company Subsidiaries, as applicable, has a valid and enforceable right pursuant to a Contract to use the Licensed Company Intellectual Property in the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens other than Permitted Liens, except with respect to such Licensed Company Intellectual Property that if not licensed or sublicensed to the Company or one of the Company Subsidiaries, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) As of the date of this Agreement, Section 3.17 of the Company Disclosure Schedule sets forth for the Licensed Company Intellectual Property for which the Company or a Company Subsidiary has the right pursuant to a Contract with the relevant licensor to control the prosecution and maintenance of such Licensed Company Intellectual Property: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued, (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued, (iii) each URL or domain name registered, and (iv) for each material registered copyrighted work, the number and date of registration and the jurisdiction of the registration. To the knowledge of the Company, the Licensed Company Intellectual Property set forth on Section 3.17 of the Company Disclosure Schedule are subsisting and unexpired, and have not been abandoned, cancelled or otherwise terminated.

(e) (i) Since June 30, 2021, to the knowledge of the Company, and except, in each case for any such infringement or misappropriation that has not or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the operation of the Company or any Company Subsidiary’s business has not infringed upon, misappropriated, or otherwise violated, and is not infringing upon, misappropriating, or otherwise violating the Intellectual Property Rights of another Person and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending against the Company or any Company Subsidiaries. Since June 30, 2021, neither the Company nor any Company Subsidiary has received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon, misappropriating, or otherwise violating any Owned Company Intellectual Property that is material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole.

(f) Except for such Legal Proceedings that, if resolved against the Company or any Company Subsidiary, would not be reasonably expected to be material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, there are no Legal Proceedings pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company Intellectual Property and, to the knowledge of the Company, no such Legal Proceedings have been threatened in writing against the Company or any Company Subsidiary.

(g) The Company and the Company Subsidiaries use commercially reasonable efforts to maintain, enforce, and protect all of the Owned Company Intellectual Property, including, to the extent material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, the secrecy, confidentiality, and value of trade secrets and other confidential information of the Company and the Company Subsidiaries, and, except as would not reasonably be expected to be material to the business of the Company and the Company Subsidiaries as currently conducted, taken as a whole, there has been no unauthorized uses or disclosures of any such trade secrets or such other confidential information. All Intellectual Property Rights developed by past or current employees, consultants, or independent contractors of the Company or Company Subsidiaries in the scope of their employment or engagement either vest in the Company or a Company Subsidiary by operation of Law or have been assigned to the Company or a Company Subsidiary under a Contract, except for such rights that are non-assignable under applicable law, including statutory inventor compensation rights (e.g., the German Employee Inventions Act (Arbeitnehmererfindungsgesetz)), moral rights, and other similar rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Person who has been provided with, or given access to, trade secrets or confidential information of or relating to the Company or any Company Subsidiary has signed an agreement with reasonable confidentiality obligations and use restrictions or is under a legally binding duty of confidentiality with respect to the same, and (ii) to the knowledge of the Company, no Person has breached any Contract or duty referenced in this section.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Surviving Corporation’s right to own or use any Company Intellectual Property, and (ii) immediately following the Closing, all Company Intellectual Property will be owned or available, respectively, for use by the Surviving Corporation on substantially the same terms as they were owned or available for use by Company immediately prior to the Closing.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are functional, operate in a reasonable business manner, and are sufficient for the immediate and anticipated future needs of the businesses of the Company and the Company Subsidiaries, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, including as to capacity and ability to meet current peak volumes and anticipated volumes in a timely manner and by maintaining reasonable backup and disaster recovery plans. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there have been no failures, breakdowns, outages, or unavailability of any of the Business Systems since January 1, 2023 that have not been remediated in all material respects, and (ii) to the knowledge of the Company, there is no virus, worm, “back door,” “time bomb,” “drop dead device,” Trojan horse or similar disabling code or program in any of the Business Systems.

(j) As of the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have been no known Security Incidents with respect to any Business Systems or any data or information stored therein or transmitted thereby, any trade secrets included in the Company Intellectual Property or otherwise Processed by or for the Company or any Company Subsidiary, or that otherwise adversely affected the Company or any Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary has been required to notify (and none has notified) any Person of any material Security Incident since January 1, 2023.

(k) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s knowledge, no Person holds any license or other right in, to or under any Licensed Company Intellectual Property that conflicts with, restricts, or impairs, or would reasonably be expected to conflict with, restrict or impair, the right of the Company or any Company Subsidiary to research, develop, manufacture, use, or commercialize any Company Product.

Section 3.18 Compliance with Laws; Permits.

(a) Except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2023 has been, in compliance with all Laws (including applicable Trade Control Laws and Anti-Corruption Laws) applicable to the Company or any of the Company Subsidiaries or by which any of their respective properties or businesses are bound, (ii) to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries is under investigation by any Governmental Entity with respect to any violation of any such Law and (iii) since January 1, 2023 and as of the date hereof, neither the Company nor any of the Company Subsidiaries has been notified in writing, or, to the knowledge of the Company, orally, by any Governmental Entity of any violation by the Company or any of the Company Subsidiaries of any such Law.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each of the Company and the Company Subsidiaries is, and since January 1, 2023 has been, in possession of all governmental franchises, licenses, permits, certificates of conformity, clearances, registrations, listings, consents, waivers, qualifications, product listings, permissions, authorizations and approvals of any Governmental Entity (including any applicable Health Authority) (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, (ii) the Company and each of the Company Subsidiaries are in compliance with the terms of all material Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancelation, suspension, non-renewal or adverse modification of any material Permit; and (iii) neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity alleging any non -compliance with the terms of any such Permit nor received written notice of any pending or threatened enforcement, audit, or other action from any Governmental Entity alleging that any operation or activity of the Company or any Company Subsidiary is in violation of, or noncompliance with, any Law that applies to a Permit. Section 3.18(b) of the Company Disclosure Schedule sets forth a true and complete list of all such Permits issued to the Company or a Company Subsidiary that are material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.19 Regulatory Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2023, have been, in compliance in all material respects with all applicable Laws, in each case to the extent relating to or applicable to the procurement, research, development, manufacture, packaging, labeling, commercialization, distribution or marketing, sale, promotion, or import and export of any Company Product by the Company and the Company Subsidiaries, including (i) any applicable fraud and abuse Laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a 7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a 7 and 1320a 7a of Title 42 of the United States Code, the administrative False Claims Law (42 U.S.C. § 1320a 7b(a)) and the regulations promulgated pursuant to such statutes, (ii) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (iii) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. § 1395w 101 et seq.) and the regulations promulgated thereunder; (iv) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301 et seq.) and Public Health Service Act (“PHS Act”) (42 U.S.C. § 201 et seq.) and all applicable regulations and guidance (only to the extent having the force and effect of applicable Law) promulgated by the FDA, including the regulations issued pursuant to the FDCA and PHS Act, (v) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto (“HIPAA”), (vi) Laws governing the development, conduct, monitoring, patient informed consent, auditing, analysis, use and reporting of clinical trial data; (vii) Laws which are cause for exclusion from any federal health care program, (viii) Laws relating to the billing or submission of claims for health care products or services, (ix) the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder; (x) the U.S. Department of Justice Data Security Program rules (28 CFR Part 202); (xi) any Radiation Safety Laws; and (xii) any similar applicable Law to (i)-(x) of any Governmental Entity in any country or region outside of the United States (including multi-country organizations), including but not limited to Directive 2001/83/EC, Regulation (EC) No 726/2004, Regulation (EU) No 536/2014, Commission Directive 2017/1572/EU, Commission Delegated Regulation (EU) 2017/1569, Commission Implementing Regulation (EU) 2017/556, Commission Implementing Regulation (EU) No 520/2012, Regulation (EU) 2017/745 and Regulation (EU) 2017/746, in each case as applicable to the Company’s business as currently conducted (the “Health Laws”). Since January 1, 2023, none of the Company or the Company Subsidiaries have received any written notice, order, complaint or other written communication from the FDA, a Nuclear Regulatory Authority, or any other Governmental Entity that the Company or the Company Subsidiaries acting on behalf of the Company or the Company Subsidiaries with respect to its or their research, development, manufacturing or commercialization activities, is not in material compliance with any Health Law applicable to it.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have obtained, and continue to maintain, all Regulatory Approvals necessary to conduct the business as it is currently conducted, and all such Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company and the Company Subsidiaries are, and since January 1, 2023 have been, in compliance with the terms and conditions of each such Regulatory Approval, (ii) the Company or the Company Subsidiary is the sole and exclusive owner, holder or permittee of the Regulatory Approvals and holds all right, title, and interest in and to all such material Regulatory Approvals, and (iii) neither the Company nor the Company Subsidiaries have granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approval. Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list of all such material Regulatory Approvals issued to the Company or a Company Subsidiary with respect to any currently approved Company Products.

(c) Since January 1, 2023, neither the Company, the Company Subsidiaries, nor, to the knowledge of the Company, any contract manufacturer involved in the manufacture of any Company Product, has received, with respect to the Company Products, any written notice, written request for corrective or remedial action, warning letter, untitled letter, notice of violation letter, or Form FDA-483, from any applicable Governmental Entity alleging any material noncompliance with any applicable Law, including applicable Health Laws, and neither the Company, the Company Subsidiaries, nor to the knowledge of the Company, any contract manufacturer or any other third party involved in the manufacture of any Company Product, is subject to any material enforcement action by any Governmental Entity related to the Company Products and no such enforcement or proceedings have been threatened in writing.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all clinical and preclinical studies or tests sponsored or conducted by or, to the knowledge of the Company, conducted on behalf of the Company or the Company Subsidiaries with respect to any Company Product have been and are being conducted in compliance with applicable Health Laws and other applicable Laws, including, as applicable, those relating to Good Clinical Practices, Good Laboratory Practices, applicable research protocols and those relating to the protection of individually identifiable health information and the protection of personal data, including but not limited to Regulation (EU) 2016/679. Since January 1, 2023, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity or any institutional review board, ethics committee or safety monitoring committee with respect to any ongoing or previously ongoing preclinical or clinical studies requiring, requesting, or recommending the termination, delay, suspension, hold or material modification of any such study, or threatening by a written notice to initiate any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing studies conducted by or on behalf of the Company or the Company Subsidiaries, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have made with the applicable regulatory authorities (including the Health Authorities and Nuclear Regulatory Authorities) all required filings, declarations, listings, registrations, reports, notices, and submissions, including but not limited to adverse event reports, medical device reports, field action reports, correction and removal reports, annual reports, and investigational product safety reports. All such filings, declarations, listings, registrations, reports, notices, and submissions were true, accurate and complete in all material respects and in compliance with all applicable Laws (including Health Laws) when filed (and, to the extent required to be updated, when updated), and no material deficiencies have been asserted in writing by any applicable Governmental Entity with respect to any such filings, declarations, listings, registrations, reports, notices, or submissions. Neither the Company nor any Company Subsidiaries has received any written notice from any Governmental Entity of any material noncompliance, whether actual, alleged, or potential, with any such applicable Laws.

(f) Since January 1, 2023, none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of its or their respective directors, officers, managers or employees, and, to the knowledge of the Company, its or their clinical investigators, have, in connection with their duties relating to the Company or the Company Subsidiaries, (i) made any untrue statement of material fact to the FDA or any other applicable Health Authority; (ii) failed to disclose any material fact required to be disclosed to the FDA or any other applicable Health Authority; or (iii) committed any other act, made any statement, or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy (as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991)) or for any other applicable Health Authority to invoke any similar policy, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Since January 1, 2023, none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of its or their respective directors, officers, managers or employees, and, to the knowledge of the Company, its or their clinical investigators, is or has been the subject of any pending or, to the knowledge of the Company, threatened (in writing) material investigation by the FDA or any other applicable Health Authority pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy (as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991)) or by any other applicable Health Authority under any similar Law or policy, including but not limited to Directive 2001/83/EC, as implemented in the Member States of the European Union, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) None of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any of its or their respective directors, officers, managers, employees, or to the knowledge of the Company, clinical investigators acting on behalf of the Company or the Company Subsidiaries, has been debarred or excluded, or is subject to any pending or, to the knowledge of the Company, threatened in writing Legal Proceeding that would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or exclusion under 42 U.S.C. § 1320a-7, or any equivalent foreign Law; (ii) a civil monetary penalty against it, him or her under 42 U.S.C. § 1320a 7a, or (iii) an investigation relating to any Federal Healthcare Program related offense except, in each case, as would not reasonably be expected to be material to the Company.

(i) Since January 1, 2023, neither the Company nor any Company Subsidiary has (i) received any FDA Form-483, warning letter, untitled letter, or similar written notice from the FDA or other Health Authority alleging or asserting material noncompliance with any Health Laws or Permits, or (ii) initiated, conducted, or issued any written investigator notice relating to an alleged lack of safety or material regulatory noncompliance of any of the Company’s or Company Subsidiary’s products.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the compensation that the Company and the Company Subsidiaries have paid to licensed healthcare professionals (i) is for bona fide purposes, (ii) is for commercially reasonable services required by the Company or the Company Subsidiaries for its or their business or operations, and (iii) represents fair market value for the performance of such services.

(k) Since January 1, 2023, the Company and the Company Subsidiaries have implemented and maintained a compliance program that is reasonably designed to meet in material respects the seven elements of an effective compliance program identified by the U.S. Department of Health and Human Services, Office of Inspector General, and ensure compliance in material respects with applicable Health Laws. There are no material outstanding compliance-related complaints or reports, ongoing compliance investigations, or compliance-related corrective actions with respect to each of the Company and the Company Subsidiaries.

(l) As of the date hereof, there are no currently planned or pending recalls, other field actions, or discontinuation of a Company Product, and since January 1, 2023, no Company Product has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company, the Company Subsidiaries, or any Governmental Entity (whether voluntarily or otherwise), and no proceedings seeking the recall, withdrawal, suspension, seizure or discontinuation of any Company Product are pending or have been brought, against the Company, the Company Subsidiaries, or any of their respective contract manufacturers or licensees of any Company Product. There are no outstanding, and since January 1, 2023 have not been, any material safety, performance, or material quality issues, deviations, or corrective or preventive, or other remedial, actions relating to any Company Product.

(m) Since January 1, 2023, neither the Company nor any Company Subsidiary has been a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Entity, in each case, that is material to the Company and the Company Subsidiaries, taken as a whole.

(n) Since January 1, 2023, the Company and each Company Subsidiary has operated its business in compliance in all material respects with all applicable Health Laws, clinical trial protocols, and contractual or other requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information, or other Personal Information made available to or collected by or on behalf of any of the Company or any Company Subsidiary in connection with the operation of the Company’s and the Company Subsidiaries’ businesses, including HIPAA, Article 94 of Regulation (EU) 2016/679, and all comparable requirements relating to any of the foregoing, as well as applicable similar requirements in any applicable regime.

(o) Section 3.19(o) of the Company Disclosure Schedule sets forth a true and complete list of all Nuclear Licenses issued to the Company or a Company Subsidiary. Except as may exist pursuant to the terms of the Nuclear Licenses identified on Section 3.19(o) of the Company Disclosure Schedule and currently held by the Company or a Company Subsidiary, neither the Company nor any Company Subsidiary has any material liabilities arising under the Radiation Safety Laws. Neither the Company nor any Company Subsidiary retains any material decommissioning, decontamination, bonding, surety, payment, assurance or other obligations of any sort under the Radiation Safety Laws in connection with any businesses, property, premises, Leased Real Property or locations previously owned or operated by the Company or a Company Subsidiary.

Section 3.20 Anti-Corruption and Trade Control Laws.

(a) Since January 1, 2021, neither the Company, nor any of the Company Subsidiaries, nor any of their respective directors, officers, or employees, nor to the knowledge of the Company, any other Person acting on behalf of the Company or any of the Company Subsidiaries has taken or failed to take any action that would cause any of the foregoing to be in violation in any material respect of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, or any other applicable anti-corruption, anti-bribery, or anti-money laundering Laws (collectively, “Anti-Corruption Laws”).

(b) Neither the Company, nor any of the Company Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the knowledge of the Company, any other Person acting on behalf of the Company or any of the Company Subsidiaries is currently, or has been since April 24, 2019, (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country, except as may be permitted or not otherwise prohibited by Sanctions; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation in any material respect of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(c) Since January 1, 2021, to the knowledge of the Company, neither the Company, nor any of the Company Subsidiaries, nor any of their respective directors, officers, or employees, nor any other Person acting on behalf of the Company or any of the Company Subsidiaries, has been the subject of any internal or external allegations, investigations, audit, litigation, or voluntary or directed disclosures, in each case by or to any Governmental Entity, related to a violation of Anti-Corruption Laws or Trade Control Laws, in each case that is material to the Company and the Company Subsidiaries, taken as a whole. There are no pending or, to the knowledge of the Company, threatened in writing claims against the Company or any of the Company Subsidiaries with respect to Anti-Corruption Laws or Trade Control Laws, in each case that is material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company is not a “TID U.S. Business” within the meaning of Section 721 of the U.S. Defense Production Act of 1950 and its implementing regulations, as defined in 31 CFR § 800.248.

Section 3.21 Privacy and Information Security. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) the Company, the Company Subsidiaries and, to the knowledge of the Company, its third party service providers have been since January 1, 2023 and remain in compliance with all Privacy and Information Security Requirements, (ii) since January 1, 2023, the Company and the Company Subsidiaries have implemented and maintain policies and procedures that comply with the Privacy and Information Security Requirements and (iii) since January 1, 2023, there have not been any Security Incidents identified by the Company that have affected the IT systems of the Company or the Company Subsidiaries.

Section 3.22 Proxy Statement. The Proxy Statement when filed with the SEC, at the time of any amendment of or supplement thereto, at the time it is first disseminated to the holders of Shares and at the time of the Company Stockholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the holders of Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 3.23 Opinion of Financial Advisor. Morgan Stanley & Co. LLC (“Morgan Stanley”) has delivered to the Company Board of Directors its written opinion, dated on or about the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the holders of Shares pursuant to the Merger is fair, from a financial point of view, to the holders of Shares.

Section 3.24 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company and the Company Subsidiaries maintain policies of insurance covering the Company, the Company Subsidiaries and their respective employees, properties and assets in such amounts and with respect to such risks and losses which the Company believes is adequate for the operation of its business. The Company has made available to Parent true, correct and complete copies of all material insurance policies relating to the business, assets and operations of the Company and the Company Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) all such insurance policies are in full force and effect, with all premiums due having been paid in full, (ii) neither the Company nor any Company Subsidiary is in default under any such insurance policy, (iii) no written notice of cancelation or termination has been received by the Company or any Company Subsidiary under such policies, (iv) there is no material claim pending under any insurance policy of the Company or any Company Subsidiary that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights.

Section 3.25 Related Party Transactions. As of the date hereof, no executive officer or director of the Company or of any of the Company Subsidiaries and no Person that to the knowledge of the Company owns five percent (5%) or more of the Shares is a party to any Contract with or binding upon the Company or the Company Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing since January 1, 2023, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or undertakings, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that is not disclosed in the Company SEC Documents.

Section 3.26 Brokers; Expenses. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of the Company or the Company Subsidiaries, other than Morgan Stanley, Bank of America Merrill Lynch and Solomon Partners.

Section 3.27 Takeover Statutes. As of the date of this Agreement, assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors has taken all action necessary to ensure neither Section 203 of the DGCL nor similar provisions of any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Laws will apply to the execution, delivery or performance of this Agreement, and accordingly no restriction on business combinations set forth in any such Laws applies or will apply to this Agreement or the Transactions.

Section 3.28 Government Contracts and Government Bids.

(a) Section 3.28(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each (i) Government Contract awarded to the Company or any Company Subsidiary during the three (3)-year period preceding the date of this Agreement that was awarded on the basis of the small business status or other preferred status of the Company or any Company Subsidiary, and (ii) pending bid or proposal that, if accepted, would result in a Government Contract awarded on the basis of the small business status or other preferred status of the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary is performing any material Government Contract that requires a facility security clearance or personnel security clearances for any employees of the Company or a Company Subsidiary.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) during the three (3)-year period preceding the date of this Agreement, each certification, representation and statement of compliance made or submitted by the Company or any Company Subsidiary with respect to any Government Contract was accurate, current and complete as of its effective date, and as of the date of this Agreement the Company and the Company Subsidiaries are in compliance with all such certifications and representations; (ii) during the three (3)-year period preceding the date of this Agreement, neither the Company nor any Company Subsidiary or Affiliate has been suspended, debarred or declared ineligible to participate in or do business with any Governmental Entity, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such suspension, debarment or ineligibility; (iii) neither the Company nor any Company Subsidiary has made any voluntary or mandatory disclosure to any Governmental Entity or any higher-tier contractor with respect to any Government Contract; (iv) there are no outstanding claims or disputes between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or any higher-tier contractor, on the other hand, relating to any Government Contract; and (v) during the three (3)-year period preceding the date hereof, neither the Company nor any Company Subsidiary has received any written notice of termination for default, cure notice or show cause notice with respect to any Government Contract.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, during the three (3)-year period preceding the date of this Agreement, neither the Company nor any Company Subsidiary or Affiliate has been subject to any administrative, civil or criminal investigation or indictment involving any false statement, false claim, bribery, misconduct, or alleged violation of any requirement of a contract or applicable Law, in each case pertaining to any Government Contract.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there is no credible evidence of any (i) fraud or conflict of interests, (ii) violation of the bribery or gratuity provisions of Title 18 of the United States Code, (iii) violation of the civil False Claims Act (13 USC § 3729 et seq.), or (iv) significant overpayment, in each case arising under or relating to any Government Contract.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article III, neither the Company nor any of the Company Subsidiaries nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to the Company or any of the Company Subsidiaries or their respective business, operations, assets, liabilities, condition, notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries nor any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub, their respective Affiliates or the Representatives of the foregoing Persons with respect to (a) any projections, forecasts, estimates, budgets or prospect information of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company, any of the Company Subsidiaries or their respective businesses or (b) except for the representations and warranties expressly made by the Company in this Article III, any oral or written information provided or made available to Parent, Merger Sub, their respective Affiliates or the Representatives of the foregoing Persons in the course of their due diligence investigation of the Company, the discussion, negotiation or implementation of this Agreement or the course of the Transactions (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, jointly and severally, as follows:

Section 4.1 Organization and Qualification. Parent is a limited liability company duly incorporated and validly existing under the Laws of Delaware, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub is in good standing (to the extent that such concept is recognized in the relevant jurisdiction) under the Laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority necessary to conduct its business as now being conducted. Each of Parent and Merger Sub is duly qualified and in good standing as a foreign entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub pursuant to Section 6.10(a) and the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Violations; Consents and Approvals.

(a) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions does not and will not, (i) conflict with or violate the respective certificates of incorporation and bylaws (or similar governing documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations, expirations or terminations of waiting periods, permits, actions, filings and notifications contemplated by Section 4.3(b) have been obtained, and all filings described therein have been made, conflict with or violate any applicable Law or (iii) (A) result in any breach or violation of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any right of termination, cancelation, amendment or acceleration under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties are bound or (B) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Parent, Merger Sub or any of their respective Subsidiaries, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right, Lien or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions do not and will not require any consent, approval, authorization, expiration or termination of waiting period or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and applicable state securities, takeover and “blue sky” laws, (ii) applicable requirements of the HSR Act, any other Antitrust Laws or the FDI Laws, (iii) applicable requirements of the DGCL and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened in writing against Parent or Merger Sub or their respective Subsidiaries or any of its or their respective properties, or, to the knowledge of Parent, any of their respective executive officers or directors in his or her capacity as such, other than any such Legal Proceeding that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, none of Parent, Merger Sub or their respective Subsidiaries or any of their respective properties is subject to any outstanding judgment, order, writ, injunction, award or decree, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Information in the Proxy Statement. The information supplied or to be supplied by Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the holders of Shares or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

Section 4.6 Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of Parent’s Subsidiaries or any of their respective Affiliates directly or indirectly owns, and at all times for the past three (3) years, neither Parent nor any of Parent’s Subsidiaries or any of their respective Affiliates has owned, beneficially or otherwise, any Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Shares.

Section 4.7 Sufficient Funds.

(a) As of the date of this Agreement, Parent or, in the case of the Debt Commitment Letters, its Affiliates (as applicable) has received and accepted, and delivered to the Company a correct and complete copy of (i) a fully executed equity commitment letter (including all exhibits, schedules and annexes thereto, collectively, the “Equity Commitment Letter”) from each of the parties thereto (collectively, the “Equity Investors”) confirming the Equity Investors’ commitments to provide Parent with cash equity financing in the aggregate amount set forth therein for the purpose of funding a portion of the Required Amount (the “Equity Financing”) and (ii) one or more fully executed commitment letters (including all exhibits, schedules and annexes thereto, and the executed fee letters, closing payment letters and/or syndication strategy letters associated therewith, in each case, redacted in a manner as described in Section 4.7(c), collectively, the “Debt Commitment Letters”; together with the Equity Commitment Letter, collectively, the “Commitment Letters”) confirming the Debt Financing Sources’ commitment to lend the aggregate amount set forth therein for the purpose of funding a portion of the Required Amount (the “Debt Financing”; together with the Equity Financing, collectively, the “Financing”).

(b) As of the date of this Agreement, assuming that the Financing contemplated by the Commitment Letters is fully funded on the terms set forth therein and the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (in each case, other than any such conditions that by their nature are to be satisfied by action taken at the Closing or are within the control of Parent or its Affiliates (as the case may be), but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing), Parent and Merger Sub will, at the Closing, together with the available cash on hand of the Company, have funds sufficient to (i) satisfy all of their obligations to pay (A) the aggregate Merger Consideration and any other payments contemplated by Article II of this Agreement (including Section 2.4(a) and Section 2.4(c)(i) but for avoidance of doubt excluding payment under the CVRs) and the Commitment Letters, (B) any indebtedness contemplated or required to be paid, redeemed or otherwise satisfied in connection with the Transactions, and (C) all related fees, expenses, liabilities and any other amounts, in each case of clauses (A), (B) and (C), required to be paid by Parent, Merger Sub and their respective Affiliates on or about the Closing Date in connection with the consummation of the Transactions and (ii) make all payments in connection with the conversion and settlement of the Company Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto and assuming maximum cash election in settlement amount under the Indenture, if applicable) pursuant to the terms of the Indenture as a result of the Transactions (such required funds, collectively, the “Required Amount”).

(c) As of the date of this Agreement, each of the Commitment Letters is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and/or its Affiliates (as applicable) and the other parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Equity Commitment Letter expressly provides that the Company is a third-party beneficiary of the Equity Commitment Letter and is entitled to enforce such agreement, and that neither Parent nor the Equity Investors will oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third party beneficiary rights. As of the date of this Agreement, Parent or Merger Sub has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Commitment Letters that are payable on or prior to the date of this Agreement. As of the date of this Agreement, none of the Commitment Letters has been amended or modified in any respect, and no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, reduced, rescinded or otherwise modified in any respect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or any other party thereto under any Commitment Letter, (ii) constitute a failure to satisfy a condition precedent as a result of actions taken or expected to be taken by Parent or Merger Sub or any other party thereto under the Commitment Letters or (iii) result in any portion of the Financing to be provided, funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date as a result of actions taken or expected to be taken by Parent or Merger Sub or any other party thereto under the Commitment Letters. As of the date of this Agreement, there are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof. As of the date of this Agreement, Parent has no reason to believe, and is not aware of the existence of any fact or event that would or would reasonably be expected to cause, that any term or condition of the consummation of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent and/or its Affiliates (as applicable) on the Closing Date. Except for the fee letters, closing payment letters and/or syndication strategy letters (a correct and complete copy of which has been provided to the Company prior to the date hereof, redacted solely with respect to fee amounts and other “market flex,” economic provisions and commercially sensitive information that are, in each case, customarily redacted in connection with transactions of this type) with respect to the Debt Financing, there are no side letters, Contracts or other arrangements or understandings to which Parent, Merger Sub or any of their Affiliates (as applicable) is a party related to the funding or investing, as applicable, which could adversely affect the Parent’s ability to fund the Required Amount at Closing or could adversely affect the conditionality, amount, availability, enforceability or termination of the Financing other than as expressly set forth in the Commitment Letters or such letters.

(d) Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of each Guarantor in favor of the Company in respect of Parent obligations to pay the Parent Termination Fee pursuant to this Agreement (the “Guarantee”). The Guarantee is in full force and effect (assuming the due authorization, execution and delivery thereof by the Company) and constitutes the legal, valid and binding obligation of each Guarantor, enforceable in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a breach of, or a default under, the Guarantee on the part of any Guarantor. The Guarantee has not been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, reduced, rescinded or otherwise modified in any respect. Each Guarantor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Guarantee. Parent has no knowledge that any Guarantor will not perform their obligations under the Guarantee.

(e) As of the date of this Agreement, none of Parent, Merger Sub, Equity Investors or any of their respective Affiliates are party to any Contract prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seeking to provide debt or equity financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of the Company Subsidiaries or in connection with the Transactions.

Section 4.8 Ownership and Operations of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of Merger Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, has conducted its operations only as contemplated hereby, and has not incurred any liabilities or other obligations, other than as contemplated by and pursuant to the Equity Commitment Letter, the Guarantee, the Debt Commitment Letters and this Agreement.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Transactions, including the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which will be obtained immediately following the execution and delivery of this Agreement pursuant to Section 6.10(a)) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement and the Transactions, including the Merger.

Section 4.10 Brokers; Expenses. Except for Jefferies Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the Transactions based upon arrangements made by and on behalf of Parent, Merger Sub, any of their respective Affiliates or any of their respective officers, directors or employees.

Section 4.11 No Agreements with Stockholders or Management. None of Parent, Merger Sub, the Equity Investors or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements, commitments or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of the Company Subsidiaries (a) relating to (i) this Agreement or the Transactions, (ii) the Company or (iii) the Surviving Corporation or any of its Subsidiaries, or their businesses or operations (including as to continuing employment) from and after the Effective Time or (b) pursuant to which (i) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s Shares (including through any “roll-over” of existing equity in connection with the Transactions), (ii) any holder of Shares has agreed to approve this Agreement or vote against any Superior Proposal or (iii) any stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Transactions.

Section 4.12 Solvency. Assuming (a) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 immediately prior to the Effective Time, and (b) the representations and warranties in Article III are true and correct in all material respects (without giving effect to any “knowledge,” “materiality” or “Company Material Adverse Effect” qualification or exception), Parent will be Solvent as of and immediately after the Closing after giving effect to the Transactions, including the Financing, payment of the aggregate Merger Consideration and any other payments contemplated by Article II and of all other amounts required to be paid in connection with the consummation of the Transactions, including payment of all related fees and expenses (including any repayment or refinancing of indebtedness of the Company required in connection therewith, if applicable), and all payments required in connection with the conversion, settlement, redemption or repurchase of the Company Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto and assuming maximum cash election in settlement amount under the Indenture, if applicable) pursuant to the terms of the Indenture as a result of the Transactions. The term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the amount of the “fair saleable value” of the assets of Parent, and after the Closing, Parent and Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed (i) the value of all liabilities of Parent, and after the Closing, Parent and the Surviving Corporation and such Subsidiaries (on a consolidated basis), including contingent and other liabilities and (ii) the amount that will be required to pay the probable liabilities of Parent, and after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) on their existing debts (including contingent liabilities) as such debts become absolute and matured, (b) Parent, and after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged and (c) Parent, and after the Closing, Parent and the Surviving Corporation and its Subsidiaries (on a consolidated basis) will be able to pay their liabilities, including contingent and other liabilities, as they mature; provided that the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5); provided, further that, any term or phrase used but not defined in the definition of “Solvent,” including “fair saleable value,” “liabilities,” and “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” shall have the meaning generally determined with respect to such term or phrase in accordance with applicable Laws governing determinations of the insolvency of debtors, including the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984 and any version thereof adopted by any state whose Laws apply to Parent, the Surviving Corporation or its Subsidiaries on or after the Closing, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918 and any version thereof adopted by any state whose Laws apply to Parent, the Surviving Corporation or its Subsidiaries on or after the Closing, the U.S. Bankruptcy Code, Title 11 of the U.S.C., the Insolvency Act 1986 and the Companies Act 2006. None of Parent or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 4.13 No Other Investments. Neither Parent nor any of the Equity Investors has entered into any agreement or otherwise to acquire or make any investment in, or owns any investment in, any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.

(a) Each of Parent and Merger Sub (i) is a sophisticated purchaser, has engaged advisors experienced in the evaluation and purchase of companies such as the Company and the Company Subsidiaries as contemplated hereunder, and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, liabilities, condition, operations, prospects or other matters of the Company and the Company Subsidiaries, (ii) has been furnished with or given adequate access to such information about the Company and the Company Subsidiaries as it has requested, (iii) has had the opportunity to negotiate the terms and conditions of this Agreement and the Transactions and to the extent it has deemed appropriate and (iv) in determining to proceed with the transactions contemplated by this Agreement, has not relied in any material respect on any statements or information other than the representations and warranties expressly set forth in Article III or in any certificate delivered by the Company pursuant to Section 7.2(d) of this Agreement. Each of Parent and Merger Sub acknowledges that none of the Company or any Company Subsidiaries, nor any of their respective

Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent or Merger Sub or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and the Company Subsidiaries, the businesses, assets, liabilities, condition, operations, prospects or other matters of the Company and the Company Subsidiaries or the Transactions, other than those expressly set forth in Article III or in any certificate delivered by the Company pursuant to Section 7.2(d) of this Agreement. Each of Parent and Merger Sub acknowledges and agrees that none of the Company or any Company Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any Company Subsidiaries or any of their respective Affiliates) shall have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly contained in Article III or in any certificate delivered by the Company pursuant to Section 7.2(d) of this Agreement, the assets, liabilities and the business of the Company and the Company Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.

(b) In connection with Parent’s and Merger Sub’s investigation of the Company, Parent and Merger Sub acknowledge that they may have received from the Company and its Representatives projections, forecasts, estimates, plans, budgets and other forward-looking information relating to the Company and the Company Subsidiaries. Parent and Merger Sub acknowledge that such materials were prepared solely for internal use, are inherently uncertain, are subject to significant business, financial, market, regulatory, competitive or other contingencies, and are not guarantees of future performance. Parent and Merger Sub further acknowledge that actual results may differ, and differ materially, from those reflected in such materials. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective Representatives or any other Person, has made or is making any representation or warranty, express or implied, with respect to any such projections, forecasts, estimates, plans, budgets or other forward-looking information, including as to the accuracy, completeness, reasonableness or achievability thereof or of the assumptions underlying them, and that none of Parent, Merger Sub, their respective Representatives or any other Person is relying on any such information or shall have any claims against the Company, any of the Company Subsidiaries, their respective Representatives or any other Person with respect thereto.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY AND PARENT

Section 5.1 Conduct of Business by the Company. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (A) as set forth in Section 5.1 of the Company Disclosure Schedule, (B) as required, permitted or expressly contemplated by this Agreement, (C) as may be required by Law, (D) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (E) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement and made available to Parent or, solely with respect to clause (i), any Contract entered into after the date hereof in compliance with this Section 5.1, the Company (i) shall use commercially reasonable efforts, and shall cause the Company Subsidiaries to use commercially reasonable efforts to, conduct its and their respective business in all material respects in the ordinary course of business and preserve intact its current business organization, and maintain its present relationships with suppliers, customers, licensors, licensees, Governmental Entities and other Persons having material business dealings with the Company and the Company Subsidiaries and (ii) shall not, and shall not permit any Company Subsidiary to:

(a) amend or otherwise change or modify the Company Governing Documents or the certificate of incorporation or bylaws or equivalent organizational documents of any Company Subsidiary;

(b) split, combine, subdivide or reclassify any shares of capital stock or other Equity Interest of the Company or any Company Subsidiary;

(c) declare, set aside, establish a record date in respect of, accrue or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Shares (except for any dividend or distribution by a Company Subsidiary to the Company or another Company Subsidiary of the Company);

(d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) from holders of Company Options outstanding as of the date hereof in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options to the extent required or permitted under the terms of such Company Options as in effect on the date of this Agreement, (ii) in order to pay Taxes in connection with the exercise, settlement or vesting of purchase rights under the Company ESPP, (iii) from holders of Restricted Awards outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with the terms of this Agreement in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Awards outstanding as of the date of this Agreement or granted after the date of this Agreement in compliance with the terms of this Agreement or (iv) as required by or in connection with the conversion, settlement, redemption or repurchase of any of the Company Convertible Notes pursuant to the terms of the Indenture;

(e) issue, sell, pledge, deliver, transfer, dispose of or encumber any capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or warrants, calls, commitments or rights of any kind to acquire, any capital stock of the Company, or grant to any Person any right the value of which is based on the value of capital stock of the Company, other than (i) any such transaction among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries, (ii) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise or settlement of any Company Equity Awards outstanding as of the date hereof, or granted after the date hereof in compliance with the terms of this Agreement, (iii) issuances pursuant to the Company ESPP under its terms in effect as of the date of this Agreement and in accordance with Section 2.4(e) (iv) the incurrence of any Permitted Liens or (v) the issuance of Shares as required by or in connection with the conversion, settlement, redemption or repurchase of any of the Company Convertible Notes pursuant to the terms of the Indenture;

(f) (A) acquire (whether pursuant to merger, stock or asset purchase or otherwise) any equity interest in, any business or division of, or all or substantially all of the assets of, any Person, other than in an amount not to exceed $40,000,000 in the aggregate for all such transactions (with the transactions consideration valued at the discounted net present value thereof) after good faith consultation with Parent for each transaction exceeding $10,000,000, or (B) enter into any joint venture, partnership or similar arrangement in which assets or property with a fair market value exceeding $40,000,000 in the aggregate would be contributed for all such transactions after good faith consultation with Parent for each transaction exceeding $10,000,000;

(g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any tangible asset (including the Owned Real Property) of the Company or the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, other than (i) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company, (ii) transactions among the Company and its wholly owned Company Subsidiaries or among the Company’s wholly owned Company Subsidiaries, (iii) the incurrence of Permitted Liens or (iv) transfers, leases, licenses, sales or dispositions of assets with a fair market value of less than $10,000,000 in the aggregate for all such transfers, leases, licenses, sales and dispositions; provided, that any transfer, lease, license, sale or other disposition permitted pursuant to clause (iv) of this Section5.1(g) shall be made for consideration not less than the fair market value of the applicable assets;

(h) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any intangible asset that is material to the Company and the Company Subsidiaries, taken as a whole, (including any Owned Company Intellectual Property) of the Company or the Company Subsidiaries, other than sales, leases and non-exclusive licenses in the ordinary course of business consistent with past practice and following good faith consultation with Parent;

(i) (i) incur or assume any long-term or short-term indebtedness for borrowed money or materially modify the terms of any indebtedness for borrowed money other than revolver borrowings or letters of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable for any obligations of any Person (other than a Company Subsidiary) for borrowed money, (iii) make any loans, advances or capital contributions to, or investments in, any Person (other than a Company Subsidiary), in each case, in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate or (iv) prepay, discharge or satisfy any indebtedness for borrowed money in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than repayment or reimbursement of borrowings under any revolver borrowings or letters of credit or in connection with the conversion or settlement of any of the Company Convertible Notes pursuant to the terms of the Indenture;

(j) except as required by the terms of any Benefit Plan or other Contract in effect on the date hereof or as expressly permitted under this Agreement, (i) increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any of the current or former employees, officers, or board member of the Company or any Company Subsidiary, including under any Benefit Plan or any other benefit or compensation plan, agreement, Contract, program, policy or arrangement, (ii) grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, severance or termination or any increase in the salaries, bonuses or other compensation and benefits payable to any of the current or former employees, officers, or board member of the Company or any Company Subsidiary (or any of their respective dependents or beneficiaries), (iii) add, adopt, enter into, establish, amend, modify, or terminate any Benefit Plan, or any plan, policy, program, agreement or arrangement that would constitute a Benefit Plan if in effect on the date hereof (other than changes made during the annual enrollment or renewal process in the ordinary course of business consistent with past practice), (iv) hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any current, former or prospective employee or officer who is at the level of senior director or above of the Company or any Company Subsidiary whose annualized base compensation opportunities would exceed $200,000, except to fill open positions, replacements or internal transfers, or (v) terminate any employee, officer, director or other service provider of the Company or any Company Subsidiary other than for cause, whose annualized compensation opportunities would exceed $200,000;

(k) (i) negotiate, modify, extend, amend, terminate or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary;

(l) implement or announce any reduction in force, early retirement program, employee layoff, furlough, location closure, reduction in compensation or hours, in each case, that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (“WARN Act”);

(m) waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any key employee of the Company with title of vice president or above;

(n) incur any capital expenditures in excess of the aggregate amount set forth for the applicable calendar year as set forth in Section 5.1(n) of the Company Disclosure Schedule;

(o) allow any material Owned Company Intellectual Property to lapse or be abandoned, fail to diligently prosecute any pending applications for any material Owned Company Intellectual Property, or fail to take reasonable actions to maintain, enforce (which shall include any reasonable decision not to enforce) upon becoming aware of infringement of, or protect any material Owned Company Intellectual Property, in each case other than (i) upon the expiration of such Owned Company Intellectual Property at the end of its applicable statutory term, (ii) as required under applicable Law or (iii) as determined by the Company in the ordinary course of business consistent with past practice;

(p) waive, amend, terminate or fail to renew (where the company has a right) in any material respect any (i) material inbound license of Intellectual Property Rights that is necessary for or used in the research, development, manufacture or commercialization of any Company Product that is material to the Company and the Company Subsidiaries, taken as a whole, or (ii) license of Intellectual Property Rights that is necessary for any pre-clinical trials, in each case, other than in connection with the activities listed on Section 5.1 of the Company Disclosure Schedule;

(q) make any material change in the accounting methods, principles or practices used by it, except for such changes required by GAAP, applicable Laws or any Governmental Entity, in each case, as agreed to by the Company’s independent public accountants;

(r) (i) make, change or revoke any material Tax election or Tax accounting method, file any amended Tax Return with respect to any material Tax or change any Tax accounting period, (ii) request any ruling from any Governmental Entity with respect to Taxes of the Company or its Subsidiaries, (iii) other than with respect to any matters disclosed in Section 3.12(b) of the Company Disclosure Schedule, (A) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) related to any material amount of Tax, (B) settle or compromise any material Tax liability or (C) agree to an extension or waiver of a statute of limitations period applicable to any material Tax claim or assessment (other than any automatic or automatically granted extensions or any extension in connection with any pending audits, actions or proceedings), (iv) surrender any right to claim a material Tax refund; or (v) enter into any voluntary disclosure agreement or process with any Governmental Entity with respect to a material amount of Taxes, in each case of clause (i) through (v), other than in the ordinary course of business;

(s) settle or compromise any Legal Proceeding against the Company or any of the Company Subsidiaries (other than proceedings related to Taxes, which shall be governed by clause (r)), other than any settlement or compromise (i) in which the Company or any of its Subsidiaries is a nominal defendant, (ii) of Legal Proceedings disclosed, reflected or reserved against in the Financial Statements as of the Balance Sheet Date for an amount not materially in excess of the amount so reflected or reserved (provided that (A) any excess amount shall count towards the baskets in the following clause (iii) and (B) any amount that may be payable or reimbursable under insurance policies or for which the Company or any of the Company Subsidiaries may be entitled to indemnification or contribution shall be disregarded for the purposes of this clause), or (iii) where the amount paid in such settlement or compromise does not exceed $1,000,000 individually or $5,000,000 in the aggregate (in each case, excluding any amount that may be payable or reimbursable under insurance policies or for which the Company or any of the Company Subsidiaries may be entitled to indemnification or contribution) and, in each case of clauses (i)-(iii), such settlement or compromise (A) does not impose any material restriction on the business or operations of the Company or any Company Subsidiary, (B) does not involve any injunctive or non-monetary relief and (C) does not involve an admission of guilt or wrongdoing by the Company or any Company Subsidiary; provided further that, actions by or against the Company or any of its Subsidiaries relating to any Transaction Litigation shall be governed by Section 6.11 and not by this Section 5.1;

(t) except (i) in the ordinary course of business consistent with past practice (including the entering into of customer and supplier contracts) or in connection with any transaction to the extent specifically permitted by any other subclause of this Section, or (ii) entering into a supplemental indenture as required by or in connection with the conversion, settlement, redemption or repurchase of any of the Company Convertible Notes pursuant to the terms of the Indenture, enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or materially modify or waive any material provision of or terminate any Material Contract or any Contract entered into after the date hereof that would have been a Material Contract had it been entered into prior to the date of this Agreement (other than expiration in accordance with its terms);

(u) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(v) except in the ordinary course of business consistent with past practice, amend, cancel, terminate or fail to renew any material insurance policy naming the Company or any Company Subsidiary as an insured, a beneficiary, or a loss payable payee without obtaining reasonable comparable substitute insurance coverage;

(w) commence any Legal Proceeding, except (i) routine matters in the ordinary course of business, (ii) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business(provided that the Company consults with Parent and considers the views of Parent prior to commencing such Legal Proceeding) or (iii) in connection with this Agreement or any other agreements contemplated hereby;

(x) enter into any interest rate, currency, equity, or commodity swaps, hedges, derivatives, forward sales contracts, or similar financial instruments, other than in the ordinary course of business consistent with past practices;

(y) other than in the ordinary course of business, enter into any transaction with any officer, director, or employee of the Company or any Company Subsidiary, or any Affiliate of any such Person, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(z) (i) commence any clinical study, except for those clinical studies expressly set forth on Section 5.1(z) of the Company Disclosure Schedule (the “Clinical Programs”) or (ii) discontinue, terminate or suspend any ongoing clinical study other than (A) for efficacy or safety reasons, (B) as mandated by any Health Regulatory Authority or (C) pursuant to any discontinuation, termination or suspension, for bona fide business reasons;

(aa) except to the extent consistent with the transition to a diagnostics-focused business, materially change the nature of the business of the Company and the Company Subsidiaries, taken as a whole; or

(bb) enter into any Contract to do any of the foregoing or authorize, agree, resolve or otherwise commit in writing to take any of the foregoing.

Section 5.2 No Solicitation.

(a) Subject to other provisions of this Section 5.2, during the period from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 8.1, the Company shall not, shall cause the Company Subsidiaries not to, shall cause its and the Company Subsidiaries’ directors and officers not to, and shall direct its and the Company Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or knowingly encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to, a Competing Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any non-public information in connection with or for the purpose of knowingly facilitating or knowingly encouraging, a Competing Proposal or (iii) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to a Competing Proposal. The Company shall, and shall cause the Company Subsidiaries and its and their respective directors and officers to, and shall direct its and the Company Subsidiaries’ other Representatives to, (A) immediately cease any existing solicitation, discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Competing Proposal, (B) within one (1) Business Day after the date of this Agreement, terminate and discontinue any access by any Person (other than Parent and its Representatives) to any data room (virtual, physical or otherwise) containing non-public information of the Company or any Company Subsidiary maintained in connection with a possible Competing Proposal and (C) within two (2) Business Days after the date of this Agreement, request the prompt return or destruction of any confidential information previously furnished to such Persons or their Representatives in connection with a possible Competing Proposal. The Company agrees that any action taken by any of its or the Company Subsidiaries’ Representatives that, if taken by the Company, would constitute a breach of this Section 5.2 shall be deemed to be a breach of this Section 5.2 by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, if, at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Approval, the Company has received a bona fide written Competing Proposal that did not result from a material breach of Section 5.2(a), and the Company Board of Directors or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Competing Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal, then the Company may (i) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Competing Proposal and its Representatives and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Competing Proposal; provided that (A) the Company shall not, and shall cause its directors and officers not to, and shall direct its other Representatives not to, disclose any non-public information to such Person unless the Company has (including prior to the date hereof) entered, or first enters, into a confidentiality agreement with such Person on terms that, taken as a whole, are not materially less restrictive to such Person than those contained in the Confidentiality Agreement (except that such confidentiality agreement need not contain any standstill provisions and need not contain any “clean team” provisions unless determined to be necessary after consultation with the Company’s outside antitrust counsel) (provided, further, that such confidentiality agreement does not contain provisions which prohibit the Company from providing any information to Parent in accordance with this Section 5.2 or that otherwise prohibits the Company from complying with the provisions of this Section 5.2) (an “Acceptable Confidentiality Agreement”) and (B) the Company shall, as promptly as reasonably practicable, and in any event within 24 hours of such disclosure to such other Person, provide or make available to Parent any non-public information concerning the Company or the Company Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent.

(c) During the period from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 8.1, the Company shall promptly (and in any event within 48 hours) notify Parent of the receipt by the Company or any of its Representatives of any Competing Proposal, which notice shall include the identity of the Person making such Competing Proposal and a summary of the material terms and conditions of such Competing Proposal. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, discussions or negotiations regarding such Competing Proposal (including any material changes to the material terms thereof) and, if applicable, provide Parent with copies of all drafts and final versions of agreements (including schedules and exhibits thereto), exchanged between the Company or its Representatives, on the one hand, and the Person making such Competing Proposal or its Representatives, on the other hand.

(d) Other than in accordance with Section 5.2(e), neither the Company Board of Directors or any committee thereof shall, subject to the terms and conditions of this Agreement:

(i) (A) publicly announce the withdrawal of, or make any material modification or qualification to, the Company Board Recommendation, in each case in a manner adverse to Parent, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a Competing Proposal that is publicly announced or otherwise publicly known (provided that Parent may deliver only one (1) such request with respect to any Competing Proposal), or (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Competing Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement thereof or (E) publicly announce an intention or resolution to effect any of the foregoing (any of the actions described in the foregoing clauses (A), (B), (C), (D) or (E), a “Change of Recommendation”); or

(ii) cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement (which may include a “clean team” agreement or similar provisions to the extent determined to be necessary by the Company)) relating to any Competing Proposal (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Stockholder Approval, in the event that the Company receives a written Competing Proposal that did not result from a material breach of Section 5.2(a) that the Company Board of Directors or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes a Superior Proposal, or in response to an Intervening Event, the Company Board of Directors or a committee thereof may (i) make a Change of Recommendation or (ii) in the case of a Competing Proposal, cause the

Company to terminate this Agreement to enter into an Alternative Acquisition Agreement in accordance with Section 8.1(j) (provided that the Company shall substantially concurrently with such termination pay the Company Termination Fee pursuant to Section 8.3(a)(ii)), in each case ((i) or (ii)), if: (A) the Company Board of Directors or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take the applicable action described in clauses (i) or (ii) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (B) the Company has notified Parent in writing that it intends to effect the applicable action described in clauses (i) or (ii) (such notice, a “Determination Notice”), which Determination Notice shall (x) in the case of a Superior Proposal, include the identity of the Person making the applicable Competing Proposal, a copy of the most current version of any proposed Alternative Acquisition Agreement (and any related financing documents) and (y) in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event, (C) if requested in writing to do so by Parent, during the Notice Period, the Company has discussed and negotiated in good faith, and has made its Representatives available to discuss and negotiate in good faith, with Parent or Parent’s Representatives, to the extent Parent wishes to negotiate, any modifications to the terms and conditions of this Agreement proposed by Parent in good faith such that such Competing Proposal would cease to constitute a Superior Proposal or such Intervening Event would cease to warrant a Change of Recommendation, as applicable, in each case such that the failure to take the applicable action described in clauses (i) or (ii) would no longer reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors and (D) no earlier than the end of the Notice Period, the Company Board of Directors or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, after considering the terms of any proposed amendment or modification to this Agreement, that (x) in the case of a Superior Proposal, such Competing Proposal continues to constitute a Superior Proposal and, in the case of an Intervening Event, that such Intervening Event remains in effect and (y) the failure to take the applicable action described in clauses (i) or (ii) in response to such Superior Proposal or such Intervening Event, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. The provisions of this Section 5.2(e) shall apply to any material amendment to any material term or condition of any applicable Superior Proposal and to any material change in any applicable Intervening Event, as the case may be, and shall require a revised Determination Notice and a new Notice Period (subject to the applicable duration thereof as set forth in the definition of “Notice Period”). As used in this Agreement, “Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided that with respect to any material change in any material term or condition of any Superior Proposal or any material change in any applicable Intervening Event, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice.

(f) Nothing contained in this Agreement prohibits (i) the Company or the Company Board of Directors or any committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making any public statement if the Company Board of Directors or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or otherwise violate applicable Law, or (ii) the Company or the Company Board of Directors from making any disclosure required under the Exchange Act; provided, that the foregoing shall in no way eliminate or modify the effect that such disclosure would otherwise have under this Agreement. The issuance by the Company or the Company Board of Directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act shall not, in and of itself, constitute a Change of Recommendation. Nothing in this Section 5.2(f) or any other provision of this Agreement shall be construed to permit the Company to effect any, Change of Recommendation other than in accordance with and to the extent expressly permitted by Section 5.2(e).

Section 5.3 Proxy Statement.

(a) Subject to Parent’s and Merger Sub’s timely performance of their obligations under this Section 5.3 and reasonable cooperation, the Company shall prepare and file with the SEC, subject to prior notice to Parent, as promptly as reasonably practicable after the date hereof (and in any event within fifteen (15) Business Days after the date hereof), a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Merger as required by the Exchange Act.

(b) Each of Parent and Merger Sub shall furnish to the Company the information relating to it or its Affiliates required by the Exchange Act to be included in, or may be reasonably requested by the Company in connection with the preparation and filing of, the Proxy Statement. The Company shall obtain and furnish the information required to be included in the Proxy Statement, shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto (other than any amendment or supplement made in connection with a Change of Recommendation), and any written responses to any comments of the SEC or its staff with respect thereto, in each case prior to the filing thereof with the SEC, shall give due consideration to all comments reasonably proposed by Parent, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the Transactions, including the Merger, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Unless the Company Board of Directors has made a Change of Recommendation in accordance with Section 5.2, the Company shall include the Company Board Recommendation in the Proxy Statement.

Section 5.4 Company Stockholders Meeting; Stockholder Approval.

(a) Subject to Section 5.2, following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders for the purpose of obtaining the Requisite Stockholder Approval, with a record date and meeting date to be selected after reasonable consultation with Parent; provided, that in no event shall the Company be required to hold the Company Stockholders Meeting prior to the 30th day following the mailing of the Proxy Statement.

(b) The Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent; provided that, nothing herein will prevent the Company from postponing or adjourning the Company Stockholders Meeting (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval, (ii) if there are holders of an insufficient number of Shares present or represented by proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, (iii) if such postponement or adjournment of the Company Stockholders Meeting is required by applicable Law or the SEC or (iv) if the Company Board of Directors (or any committee thereof) has determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment of the Company Stockholders Meeting is required in order to give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the stockholders of the Company or otherwise made available to the stockholders of the Company; provided, further that, unless agreed to in writing by Parent, any such adjournment or postponement (other than pursuant to clause (iii)) shall be for a period of no more than ten (10) Business Days. In addition, the Company shall, if so requested by Parent, postpone or adjourn the Company Stockholders Meeting on one occasion for a period of no more than ten (10) Business Days in order to allow additional time to solicit votes in order to obtain the Requisite Stockholder Approval if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient Shares represented (in person or by proxy) to obtain the Requisite Stockholder Approval.

(c) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent or Merger Sub or with respect to which any of them has the power to cause to be voted (or to provide a consent), in accordance with the Company Board of Directors’ recommendation, from time to time, with respect to all matters related to this Agreement and the Transactions, at the Company Stockholders Meeting or any other meeting of stockholders of the Company, at which such matters shall be submitted for consideration and at all adjournments, recesses or postponements thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1 Access; Confidentiality.

(a) From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, notwithstanding Section 1, Section 3(d) or Section 8(a) of the Confidentiality Agreement, the Company shall, upon reasonable advance notice by Parent, (i) give Parent and its Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, Contracts and records (including Tax Returns) of the Company and the Company Subsidiaries, (ii) permit Parent to make such non-invasive inspections as they may reasonably request and (iii) cause its and the Company Subsidiaries’ officers to furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent may from time to time reasonably request; provided that, such access shall be conducted at Parent’s sole expense, under the supervision of appropriate personnel of the Company and in such a manner not to interfere with the normal operation of the business of the Company; provided, further, that any such access shall be for purposes of preparing for and effecting the Transactions, the integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries, and confirmatory diligence reasonably related to the Transactions. Information obtained by or made available to Parent or its Representatives pursuant to this Section 6.1(a) shall be subject to the Confidentiality Agreement in all respects.

(b) Nothing in Section 6.1(a) requires the Company or any of the Company Subsidiaries to permit any inspection, or to disclose any information, that, in the reasonable judgment of the Company, would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality or otherwise constitute a breach of any Contract to which any of them is a party, (ii) result in a violation of applicable Law (including Laws relating to the exchange of information), (iii) result in the disclosure of trade secrets or competitively sensitive information, (iv) expose the Company or any of the Company Subsidiaries to risk of liability for disclosure of sensitive or personal information or (v) result in loss of legal protection, including the attorney-client privilege or protection under the work product doctrine (provided that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable law and practicable under the circumstances).

Section 6.2 Regulatory Filings; Approvals.

(a) Each of the Company, Parent and Merger Sub shall, and shall cause their respective Affiliates to, use its respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate the Transactions as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, notifications, waivers, clearances, approvals (including any Required Nuclear Approvals), authorizations, expirations or terminations of waiting periods, or orders advisable or required to be obtained or made, as applicable, by Parent, Merger Sub, the Company or any of their respective Affiliates, or avoid any action or proceeding by any Governmental Entity (including those required under or with respect to the HSR Act, the EA 2002 (if CMA has requested that the Parties submit a merger notice pursuant to Section 96 of the EA 2002 or initiated a formal review of the transaction contemplated by this Agreement), any other Antitrust Laws and the FDI Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions (collectively, the “Required Governmental Approvals”), (iii) make or cause to be made the applications or filings advisable or necessary to obtain the Required Governmental Approvals with respect to the HSR Act no later than fifteen (15) days after the date of this Agreement (provided that in the event that the U.S. Federal Trade Commission or the U.S. Department of Justice is closed and not accepting filings under the HSR Act as a result (a “Government Closure”) on such date, such day shall automatically be extended to the Business Day following the date on which the Government Closure is no longer in effect), unless otherwise agreed by the parties, and submit the CMA Briefing Paper to the CMA no later than thirty (30) Business Days after the date of this Agreement and with respect to any other Foreign Antitrust Law and FDI law as soon as reasonably practicable, (iv) comply as promptly as practicable with any request in connection with any Required Governmental Approvals for additional information, documents or other materials received by Parent or the Company or any of their respective Affiliates, from the U.S. Federal Trade Commission, the U.S. Department of Justice, the CMA or any other Governmental Entity, in connection with such applications or filings, including using their respective reasonable best efforts to certify substantial compliance with any request for additional information from the U.S. Federal Trade Commission or the U.S. Department of Justice pursuant to the HSR Act (a “Second Request”) not later than the date that is one hundred and sixty-five (165) days after the filing date for the Parties’ initial filings with respect to the HSR Act (provided that, in the event that U.S. Federal Trade Commission and the U.S. Department of Justice are not accepting certifications of substantial compliance under the HSR Act as a result of a Government Closure on the date that is one hundred and sixty-five (165) days after the filing date for the Parties’ initial filings with respect to the HSR Act, such date shall automatically be extended to the Business Day following the date on which the U.S. Federal Trade Commission and the U.S. Department of Justice begin accepting certifications of substantial compliance), unless otherwise mutually agreed in writing and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, comments, deletions or changes suggested by the other parties in connection with such applications or filings and any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall not, and each shall cause its respective Affiliates not to, without the prior written consent of the other party, (1) cause any such applications or filings applicable to it to be withdrawn or refiled for any reason, including to provide any Governmental Entity with additional time to review any of the Transactions, or (2) consent to any timing agreement or voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the request of any Governmental Entity.

(b) In connection with seeking any actions or consents of any Governmental Entity as contemplated by this Section 6.2, Parent and the Company shall jointly (A) determine the strategy, (B) lead all proceedings and (C) coordinate all activities; provided, however, that in the event of any disagreement concerning strategy, including strategy with respect to any filing, submission, investigation, inquiry, proceeding, communication or meeting, the determination of Parent shall be final and conclusive. Without limiting the generality of the undertakings pursuant to Section 6.2(a), Parent agrees to, and to cause Merger Sub and Parent’s and Merger Sub’s respective Affiliates to, use its reasonable best efforts to take any and all actions necessary or advisable to:

(i) avoid or eliminate each and every impediment under any applicable Antitrust Law, FDI Law or other applicable Law that may be asserted by any Governmental Entity or any other Person, so as to enable the parties to consummate the Transactions as promptly as practicable, and in any event no later than the Outside Date;

(ii) prevent the entry of any order, injunction, temporary restraining order, decree, decision, determination or judgment (or, if entered or issued, eliminate, resist, vacate, modify, reverse, suspend or remove such restraint) that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions;

(iii) propose, negotiate, commit to, effect, or accept, by consent decree, hold separate order or otherwise, any sale, divestiture, license or disposition of assets, properties, rights, product lines, licenses, businesses or operations, terminate any existing relationships or contractual rights or obligations, enter into any other structural or behavioral remedy, or commit to take any action that Parent or any of its Affiliates is capable of taking, including agreements that limit Parent’s or its Affiliates’ freedom of action with respect to any products, businesses, assets, liabilities or operations of Parent, Merger Sub or any of their respective Affiliates or, following the Effective Time, the Company or any Company Subsidiary (any such action, a “Remedy” or “Remedies”); provided, however, that nothing in this Agreement or this Section 6.2(b) shall require Parent or any of its Affiliates to propose, negotiate, commit to, effect, or accept, by consent decree, hold separate order or otherwise, any Remedy (1) with respect to any products, businesses, assets, liabilities or operations of Parent, Merger Sub or any of their respective Affiliates or (2) with respect to LNTH-2401, MK-6240, NAV-4694, PI-2620, PYLARIFY, PYLARIFY TruVu, Neuraceq or Definity, including the businesses, assets, liabilities, or operations of the Company or its Affiliates related to the aforementioned products (any of the foregoing, a “Burdensome Condition”); and

(iv) defend through litigation on the merits any claim asserted by any Governmental Entity or other Person in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any order, injunction, temporary restraining order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions prior to the Outside Date. Notwithstanding anything in this Agreement to the contrary, Parent’s and Merger Sub’s obligations set forth in this Section 6.2(b)(iv) shall be absolute and not qualified by “commercially reasonable efforts,” “reasonable best efforts” or “best efforts.”

(c) Notwithstanding anything to the contrary contained in this Section 6.2, the Company shall not be required to divest, hold separate, license, dispose of or otherwise take or commit to take any action with respect to the businesses, services, assets, rights, product lines, licenses, operations or interests of the Company or any Company Subsidiary (each, a “Company Remedy”), unless such action is requested by Parent in writing and conditioned upon the occurrence of the Effective Time pursuant to Parent’s obligations under Section 6.2(b) and Section 6.2(e). Upon Parent’s written request, the Company shall, and shall cause its subsidiaries, to use reasonable best efforts to (i) cooperate with and assist Parent in making effective any Company Remedy; (ii) enter into confidentiality agreements containing customary terms with any Persons who Parent identifies to the Company as potential purchasers for a Company Remedy; (iii) facilitate (including through facilitation of due diligence) any Company Remedy; (iv) permit potential purchasers for a Company Remedy to conduct due diligence, reasonable documentary and other investigations and cooperate with such potential purchasers in facilitating such diligence (provided, that any such potential purchaser executes and delivers to the Company a confidentiality agreement containing customary terms); (v) negotiate and enter into one or more agreements with respect to any Company Remedy; and (vi) deliver such notices, make such filings and execute such contracts relating to a Company Remedy as reasonably requested by Parent and at Parent’s expense; provided, however, that no such agreement with respect to a Company Remedy shall become effective until the Effective Time. Any reasonable and verifiable costs incurred by the Company and paid to third parties related to the Company’s efforts to effect a Company Remedy shall be promptly reimbursed by the Parent; provided, that (a) the third parties are those that Parent has requested that the Company appoints to advise on the Company Remedy and their terms of engagement have been approved by Parent (such approval not to be unreasonably withheld, delayed or conditioned), and (b) the Company has directed such third parties to make themselves available and consult with Parent on the output of their work and advice.

(d) Each of Parent and the Company agrees to use its respective reasonable best efforts, subject to applicable Law relating to the exchange of information, to: (i) cooperate in all respects with each other in connection with any filing, submission or oral presentation and in connection with any investigation, litigation or other inquiry, including any proceeding initiated by a private party, (ii) as promptly as practicable notify the other party and its counsel of, and keep the other party and its counsel informed on a current basis regarding, any substantive communication received from, or given to, any Governmental Entity or any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions, (iii) permit the other party and its counsel to review in advance any proposed substantive communication by such party to any Governmental Entity or, in connection with any proceeding by a private party, any other Person and (iv) consult with each other in advance of any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, any other Person, and, to the extent permitted by such Governmental Entity or other Person, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences; provided, however, that any such materials to be shared between the parties may be (A) redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable attorney-client, work product or other privilege or confidentiality concerns or (B) shared on an outside counsel-only basis to the extent the materials contain competitively sensitive information. Parent and the Company shall, and shall cause their respective Affiliates to, as promptly as practicable provide each other with copies of all correspondence, filings or communications between them or any of their respective Affiliates or Representatives, on the one hand, and any Governmental Entity or its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that the parties have no obligation to share filings made pursuant to the HSR Act. Notwithstanding and without limiting the foregoing, with respect to the CMA Briefing Paper, Parent shall share a draft of the CMA Briefing Paper with the Company reasonably in advance of the submission thereof, and incorporate the Company’s reasonable and timely input and comments thereon, prior to submission of the CMA Briefing Paper.

(e) If a Second Request is issued, each of Parent and the Company shall, as soon as reasonably practicable, and in any event within ten (10) Business Days of when both parties have certified substantial compliance with such Second Request, use their respective reasonable best efforts to confer with representatives of the Governmental Entity that issued the Second Request (a “Regulatory Conference”) to understand the proposed recommendations of such representatives to the applicable governing body (the “Staff Recommendation”). Following receipt of the Staff Recommendation, the Company may request Parent to provide, within ten (10) Business Days, a written binding commitment to effect any Remedy or Remedies that would resolve any adverse Staff Recommendation, including a Remedy or Remedies that would constitute a Burdensome Condition (the “Regulatory Commitment”); provided, however, in accordance with Section 6.2(b)(iii), Parent is not obligated to make a Regulatory Commitment that includes any Remedy that would constitute a Burdensome Condition. If Parent provides a Regulatory Commitment (whether or not including a Remedy that would constitute a Burdensome Condition) then each of Parent and Company (subject to Section 6.2(c)) shall use its reasonable best efforts to effect such Remedies as soon as practicable and in any event on or prior to the date on which the Company may terminate the Merger Agreement pursuant to Section 8.1(d). If the Regulatory Commitment provided by Parent includes any Remedy that would constitute a Burdensome Condition, then Parent and the Company acknowledge and agree that the obligations of Parent pursuant to any such Regulatory Commitment, and pursuant to this Section 6.2(e) with respect thereto, and the obligations of the Company pursuant to Section 6.2(c), shall be binding on Parent and the Company notwithstanding anything to the contrary in this Agreement. Whether or not the Regulatory Commitment includes any Remedy that is a Burdensome Condition, Parent and the Company acknowledge and agree that the obligations of Parent pursuant to any such Regulatory Commitment, and pursuant to this Section 6.2(e) with respect thereto, are not subject to the proviso to Section 6.2(b)(iii).

(f) Parent shall be solely responsible for all filing fees required by any Governmental Entity with respect to any Required Governmental Approvals, including all filing fees in connection with the Antitrust Laws and the FDI Laws.

(g) During the period from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement pursuant to Section 8.1, Parent shall not, and shall cause Merger Sub and their respective Affiliates not to, and the Company shall not, and shall cause its respective Affiliates not to, take any action, including entering into any transaction (including any merger or acquisition), that could reasonably be expected to materially prevent, delay or make it more difficult to (i) make any filing with, or obtain any Required Governmental Approval, (ii) avoid the entry of, the commencement of litigation or other proceedings seeking the entry of, or effect the dissolution of, any order, injunction, temporary restraining order, decree, decision, determination or judgment that would materially delay or prevent the consummation of the Transactions or (iii) secure the satisfaction of the conditions to the Closing set forth in Section 7.1 and, in the case of the Company, Section 7.2 or, in the case of Parent, Section 7.3, or agree or commit, in writing or otherwise, to do any of the foregoing.

(h) The Company, Merger Sub and Parent shall use respective reasonable best efforts to provide any notices to third parties and obtain any third-party consents, in each case, that are necessary to consummate the Transactions.

Section 6.3 Publicity. Neither the Company nor Parent or Merger Sub, nor any of their respective Affiliates, shall issue any press release or other announcement (including any widespread internal written communications (including scripts, Q&A materials, talking points and similar written materials) made by the Company to its officers, employees, independent contractors, consultants, directors, suppliers, customers, contract counterparties and/or other business relations of the Company or its Subsidiaries that would be required to be filed by the

Company pursuant to Rule 14a-12 under the Exchange Act) with respect to the Merger, the other Transactions or this Agreement without the prior consent (not to be unreasonably withheld, conditioned or delayed) of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement (including widespread internal written communications) with respect to the Merger, the Transactions or this Agreement, in which event such party shall use reasonable best efforts, to the extent reasonably practicable, to provide a meaningful opportunity to the other party to review and comment upon such press release or such other announcement and shall give due consideration to all reasonable additions, comments, deletions or changes suggested by such other party thereto; provided that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change of Recommendation; provided, further, that each party hereto and their respective Affiliates may make public announcements and internal written communications that are consistent in tone and substance with previous press releases, public disclosures or public statements made by Parent, Merger Sub or the Company in compliance with this Section 6.3. Notwithstanding the foregoing, but subject to the Confidentiality Agreement, nothing in this Section 6.3 shall prevent any Affiliate of Parent that is a private equity or similar investment fund, or any manager or general partner of any such fund, from reporting or disclosing with respect to fundraising, marketing, informational or reporting activities in the ordinary course of business, on a confidential basis, to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case, subject to customary obligations of confidentiality with respect to non-public information such as transaction value or other specific economic terms. The Company and the Parent agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall and shall cause the Surviving Corporation to, honor and fulfill, in all respects, the obligations of the Company or any of the Company Subsidiaries pursuant to any indemnification agreements between the Company, any of the Company Subsidiaries, or their respective Affiliates, on the one hand, and any of the Company’s or the Company Subsidiaries’ current or former directors, officers or employees (and any person who becomes a director, officer or employees of the Company or any Company Subsidiary prior to the Effective Time), on the other hand (each, together with such Person’s heirs, executors and administrators, an “Indemnified Person” and, collectively, the “Indemnified Persons” and each such agreement, an “Indemnification Agreement”). In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall and shall cause the Surviving Corporation to, cause the certificate of incorporation, the bylaws and other comparable organizational or governing documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Governing Documents or the organizational or governing documents of the Company Subsidiaries in effect as of the date of this Agreement. During such six (6)-year period, such provisions of such certificate of incorporation, the bylaws and other comparable organizational or governing documents of the Surviving Corporation and the provisions of each Indemnification Agreement with respect to indemnification, exculpation and the advancement of expenses may not be repealed, amended or otherwise modified in any manner that could adversely affect any Indemnified Person.

(b) Without limiting the generality of the provisions of Section 6.4(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, penalties, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any actual or threatened Legal Proceeding, whenever asserted prior to or after the Effective Time, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) the fact that an Indemnified Person is or was a director, officer, or employee of the Company or any Company Subsidiary, (ii) any actual or alleged action or omission in such Indemnified Person’s capacity as a director, officer or employee of the Company or any Company Subsidiary, or taken at the request of the Company or any Company Subsidiary (including in connection with serving at the request of the Company as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan), regardless of whether such actual or alleged action or omission occurred prior to, at or after the Effective Time) or (iii) this Agreement, the Transactions, any other agreements or instruments delivered in connection herewith or contemplated hereunder and transactions contemplated thereby, or any actions taken by the Company, any Company Subsidiary, Parent or Merger Sub with respect thereto; provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.4(b), then the claim asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, Parent shall and shall cause the Surviving Corporation to advance all fees and expenses (including attorneys’ fees and investigation expenses) incurred by an Indemnified Person in connection with such Legal Proceeding upon receipt of an undertaking by such Indemnified Person (which shall not require any security) to repay such amount if it shall ultimately be determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence. Notwithstanding anything in this Agreement to the contrary, none of Parent, the Surviving Corporation nor any of their respective Affiliates shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of, or relating to, such Legal Proceeding.

(c) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and the Surviving Corporation shall maintain in effect directors’ and officers’ liability, fiduciary liability and employment practices liability insurance (“D&O Insurance”) from an insurance carrier(s) with the same or better credit rating as the Company’s current directors’ and officers’ liability, fiduciary liability and employment practices liability insurance carrier(s) in respect of acts and omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions and limits) that are not less favorable to the insureds thereunder than the D&O Insurance in effect as of immediately prior to the Effective Time. In satisfying its obligations pursuant to the immediately preceding sentence of this Section 6.4(c), the Surviving Corporation will not be obligated to pay an aggregate cost in excess of 300% of the annual premium paid by the Company for such insurance in effect as of immediately prior to the date of this Agreement for such insurance (such amount, the “Maximum Amount”). If the aggregate cost of such insurance exceeds the Maximum Amount, then Parent and the Surviving Corporation shall obtain such insurance with the greatest coverage available for a cost not exceeding the Maximum Amount. In satisfaction of the foregoing obligations, prior to the Effective Time the Company may purchase (and, if the Company does not purchase prior to the Effective Time, then Parent may purchase or cause the Surviving Corporation to purchase) prepaid directors’ and officers’ liability, fiduciary liability and employment practices liability “tail” insurance from an insurance carrier(s) with the same or better credit rating as the Company’s current directors’ and officers’ liability, fiduciary liability and employment practices liability insurance carrier(s) in respect of acts and omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions and limits) that are not less favorable to the insureds thereunder than the D&O Insurance in effect as of immediately prior to the Effective Time so long as the aggregate cost for such “tail” insurance does not exceed the Maximum Amount. If the aggregate cost of such “tail” insurance exceeds the Maximum Amount, then the Company, Parent or the Surviving Corporation, as the case may be, shall obtain the “tail” insurance with the greatest coverage available for a cost not exceeding the Maximum Amount. If the Company or Parent, as the case may be, elects to purchase such “tail” insurance prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” insurance in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each case, Parent shall make proper provisions such that the successors and assigns of Parent, the Surviving Corporation, or their applicable successors or assigns shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.4.

(e) The obligations set forth in this Section 6.4 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. The provisions of this Section 6.4 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons, each of whom is an intended third-party beneficiary of this Section 6.4. The rights of the Indemnified Persons pursuant to this Section 6.4 are in addition to, and not in substitution for, any other rights that such Persons may have pursuant to (i) the Company Governing Documents and the organizational or governing documents of the Company Subsidiaries, (ii) the Indemnification Agreements or (iii) applicable Law.

Section 6.5 State Takeover Laws. Assuming the accuracy of the representations of Parent and Merger Sub set forth in Section 4.6, if Section 203 of the DGCL or similar provisions of any other “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar Laws become or are deemed to become applicable to the Merger or the other Transactions, each of Parent and the Company and their respective boards of directors (or similar governing body) shall use reasonable best efforts to render the relevant provisions of such Laws inapplicable to the Merger or the other Transactions.

Section 6.6 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Employee Benefits Matters.

(a) For a period of 12 months following the Effective Time (or, if earlier, the date of a Continuing Employee’s termination) (the “Continuation Period”), Parent shall cause the Surviving Corporation or its applicable Subsidiary to provide (i) base salary or base hourly wage rate, as applicable, and target annual short-term cash incentive opportunities (including target annual short-term commission-based cash incentive opportunities, with such commissions to be earned and paid no less frequently than quarterly) to each person who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time who remains employed with Parent or any of its Affiliates (including the Surviving Corporation or a Subsidiary) immediately following the Effective Time (each, a “Continuing Employee”) that, in each case, are no less favorable than those in effect immediately prior to the Effective Time, (ii) severance benefits to each Continuing Employee as described on Section 6.7(a) of the Company Disclosure Schedule and (iii) other employee benefits (in each case, including any 401(k) and health plans, but excluding any plans or programs providing long-term incentive opportunities, equity or equity-based compensation, change in control, retention, transaction-based, defined benefit pension, nonqualified deferred compensation, or post-employment or retiree welfare benefits (the “Excluded Benefits”)) to each Continuing Employee that are (A) through December 31 of the year in which the Closing occurs, no less favorable in the aggregate to those provided to such Continuing Employee under the Benefit Plans identified on Section 3.10(a) of the Company Disclosure Schedule immediately prior to the Effective Time, subject to the same exclusions referenced above, and (B) from January 1 of the year following the year in which the Closing occurs through the end of the Continuation Period, substantially comparable in the aggregate to those provided by Parent to its similarly situated employees subject to the same exclusions referenced above.

(b) Without limiting the generality of Section 6.7(a), as of the Effective Time and thereafter, Parent and its Affiliates shall recognize, or shall cause the Surviving Corporation or its applicable Subsidiary to recognize, each Continuing Employee’s employment or service with the Company and the Company Subsidiaries (including any current or former Subsidiary and any predecessor to the Company and any such Subsidiary) prior to the Closing for purposes of determining, as applicable, eligibility for participation, vesting, and solely for purposes of vacation, paid time off, and severance benefits, entitlement and benefits level under all employee benefit plans maintained by the Surviving Corporation, Parent or any of their respective Affiliates, including vacation plans or arrangements, 401(k) or other defined contribution retirement plans and any severance or welfare plans (such plans and arrangements, the “New Plans”), except such recognition shall not be required to the extent it would result in a duplication of benefits or compensation for the same period of service or for any purpose with respect to Excluded Benefits.

(c) Without limiting the generality of Section 6.7(a), effective as of the Effective Time and thereafter, Parent and its Affiliates shall, or shall cause the Surviving Corporation or its applicable Subsidiary to (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any New Plans to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee or dependent under the comparable Benefit Plan immediately before transfer to the New Plan and (ii) use commercially reasonable efforts to fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and the Continuing Employee’s covered dependents during the plan year in which the Closing Date occurs under the corresponding Benefit Plans providing medical, dental, pharmaceutical or vision benefits for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and the Continuing Employee’s covered dependents under the applicable New Plan, as if such amounts had been paid in accordance with such New Plan.

(d) Parent hereby acknowledges that a “change in control” or “change of control” (or the equivalent) will occur upon the Effective Time for purposes of all Benefit Plans. From and after the Effective Time, Parent and its Affiliates shall, or shall cause the Surviving Corporation or its applicable Subsidiary to honor all Benefit Plans set forth in Section 3.10(a) of the Company Disclosure Schedule in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing will prohibit Parent or the Surviving Corporation from amending or terminating any such Benefit Plans in accordance with its terms and applicable Law.

(e) If requested by Parent at least five (5) Business Days prior to the Closing Date, the board of directors (or similar governing body) of the Company shall adopt a written consent (which shall be subject to Parent’s reasonable review and comment) terminating each Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code (the “Company 401(k) Plan”), with such termination to be effective no later than one (1) day immediately preceding the Closing Date (the “401(k) Termination Date”). If the Company 401(k) Plan is so terminated, as soon as administratively practicable following the Closing Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) Plan immediately prior to the 401(k) Termination Date to be eligible to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) Plan in the form of cash and notes evidencing any outstanding participant loans, to Parent’s 401(k) plan if so elected by the Continuing Employee in accordance with the terms of the Company 401(k) Plan and applicable Laws.

(f) Without limitation of Parent’s obligations under Section 6.7(a), Parent shall, or shall cause one of its Affiliates to, pay to each person who is an employee of the Company or any Company Subsidiary immediately prior to the Effective Time a bonus payment under any annual bonus plan or program of the Company or any Company Subsidiary in which such employee participates (each, a “Company Bonus Plan”) based on actual levels of performance (as determined by the Company Board of Directors (or a committee thereof) in accordance with past practice) at the same time as annual bonuses have historically been paid in the ordinary course of business in accordance with the terms of the applicable Company Bonus Plan, subject to continued employment through the payment date unless otherwise provided on Section 6.7(a) of the Company Disclosure Schedule.

(g) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plan or (ii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.8 Section 16 Matters. Prior to the Effective Time, the Company Board of Directors shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of Shares and Company Equity Awards in the Transactions.

Section 6.9 Control of Operations. Without limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s business or operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

Section 6.10 Conduct of Parent.

(a) Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub, in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and shall provide the Company with a correct and complete copy of the applicable resolutions effecting such adoption.

(b) Prior to the Effective Time, Merger Sub shall not engage in any business activities and shall not incur any liabilities or obligations other than as contemplated herein.

Section 6.11 Transaction Litigation. The Company shall promptly notify Parent of any Transaction Litigation. Parent shall have the right to participate in the defense of any such Transaction Litigation, the Company shall consult with Parent regarding the defense of any such Transaction Litigation and shall give reasonable and good faith consideration to (i) Parent’s views with respect thereto and (ii) any comments Parent timely provides with respect to, any document production in connection with any Transaction Litigation, and the Company shall not settle or compromise any Transaction Litigation that is stockholder litigation without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Parent. Following the Effective Time, the Indemnified Persons may continue to retain counsel retained prior to the Effective Time to defend any Transaction Litigation; provided, however, that in no event shall Parent be required to retain more than one pre-Effective Time counsel for all the Indemnified Persons as a group, unless required by conflicts of interest between or among the Indemnified Persons.

Section 6.12 Deregistration. The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as reasonably practicable after the Effective Time.

Section 6.13 Financing; Financing Cooperation and Indemnification.

(a) No Financing Condition. Parent and Merger Sub each acknowledge and agree that none of obtaining the Equity Financing, obtaining the Debt Financing, or obtaining any other alternate financing is a condition to the Closing, and the failure to obtain any of the Equity Financing, the Debt Financing or any other alternate financing shall not delay or otherwise affect Parent’s and Merger Sub’s obligations to consummate the Transactions in accordance with the terms of this Agreement. For the avoidance of doubt, if any of the Equity Financing, the Debt Financing or other alternate financing have not been obtained, Parent and Merger Sub shall continue to be obligated, until such time as this Agreement is validly terminated in accordance with its terms and conditions, to consummate the Transactions.

(b) No Amendments. Neither Parent nor Merger Sub shall cause, consent to or permit, without the prior written consent of the Company, (i) any cancellation or termination of any of the Commitment Letters or any definitive agreements related to the Financing, or (ii) any amendment or modification to be made to, or any waiver of any provision, right or remedy pursuant to, any Commitment Letter or any definitive agreements related to the Financing (such cancellation, termination, amendment, modification or waiver, being a “Commitment Letter Modification”) in each case if such Commitment Letter Modification (A) imposes new or additional conditions or other contingencies or adversely modifies any existing conditions or other contingencies, including by expanding, amending or otherwise modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Financing which is required to fund the Required Amount at Closing, (B) reduces the aggregate principal amount of the Debt Financing contemplated in the Debt Commitment Letters (including by changing the amount of fees to be paid or the original issue discount) or the aggregate amount of the Equity Financing contemplated in the Equity Commitment Letter in each case below the amount required to fund the Required Amount at Closing, (C) would reasonably be expected to adversely affect the ability of Parent or Merger Sub or any of their Affiliates that are parties to any Commitment Letter to enforce its rights against other parties to the Commitment Letters or the definitive agreements in each case which are required to fund the Required Amount at Closing relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Commitment Letters as in effect on the date of this Agreement, (D) would otherwise reasonably be expected to make the timely funding of the Financing which is required to fund the Required Amount at Closing or satisfaction of the conditions to obtaining the Financing which is required to fund the Required Amount at Closing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur or (E) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other Transactions contemplated by this Agreement (each of clauses (A) through (E), a “Prohibited Modification”). Each of Parent and Merger Sub shall promptly deliver to the Company true, correct and complete copies of all amendments, modifications or waivers to the Commitment Letters. As applicable, (1) any reference in this Agreement to “Equity Financing,” “Debt Financing” or “Financing” shall include the financing contemplated by the Equity Commitment Letter, the Debt Commitment Letters or other definitive agreement related to the Financing, as the case may be, as amended or modified in express compliance with this Section 6.13(b), and “Equity Commitment Letter,” “Debt Commitment Letter” and any definitive agreement related to the Financing shall include such document as amended or modified in express compliance with this Section 6.13(b).

(c) Parent Financing.

(i) Parent shall obtain the Equity Financing as contemplated by the Equity Commitment Letters at the Closing upon the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (in each case, other than any such conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing). Parent and Merger Sub shall (A) use their reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary to arrange, obtain and consummate the Debt Financing on the Closing Date in accordance with the Definitive Debt Financing Agreements, including using reasonable best efforts to (1) maintain in full force and effect the Commitment Letters, (2) satisfy on a timely basis (or obtain the waiver of) all conditions to funding set forth in the Commitment Letters that are to be satisfied by Parent and to consummate the Financing at or prior to the Closing, and (3) negotiate and enter into definitive agreements by the Closing Date with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters subject to any Commitment Letter Modifications other than Prohibited Modifications (such definitive agreements, the “Definitive Debt Financing Agreements”) and (B) comply with their obligations under the Commitment Letters and Definitive Debt Financing Agreements and enforce their rights under the Commitment Letters (including through the consummation and prosecution of litigations) if and to the extent necessary to fund the Required Amount at Closing.

(ii) In the event any portion of the Debt Financing which is required to fund the Required Amount at Closing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters subject to any Commitment Letter Modifications other than Prohibited Modifications for any reason, or to the extent that Parent reasonably believes that it may not have funds available on the Closing Date that are sufficient to enable it to fund the Required Amount at Closing in full, (A) Parent shall promptly notify the Company in writing (in any event within two (2) Business Days) and (B) Parent and Merger Sub shall use, and shall cause each Equity Investor to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”) in an amount, when added to the portion of the Financing that is and remains available to Parent, sufficient to consummate the Transactions and satisfy in full the Required Amount at Closing, and to obtain and provide the Company with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Commitment Letter”), which Alternative Commitment Letter would not contain any terms or conditions that would have been Prohibited Modifications if the same had been effected through a Commitment Letter Modification of the Debt Commitment Letters (except with the prior written consent of the Company). As applicable, references in this Agreement (x) to the Financing or the Debt Financing shall include any such Alternative Financing, (y) to the Commitment Letters or Debt Commitment Letter shall include any such Alternative Commitment Letters and (z) to the Definitive Debt Financing Agreements shall include the definitive documentation relating to any such Alternative Financing. Parent shall deliver to the Company correct and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Required Amount subject to the same redactions as the Debt Commitment Letters.

(d) Information. Parent shall (i) keep the Company fully informed on a current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall promptly notify the Company, in reasonable detail, (A) of any breach (or any breach threatened in writing) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters, the Definitive Debt Financing Agreements or any other definitive agreements related to the Financing, (B) of the receipt by Parent or Merger Sub of any oral or written notice or communication from any Equity Investor or the Debt Financing Sources with respect to any (1) breach (or any breach threatened in writing), default, termination or repudiation by any party to the Commitment Letters, the Definitive Debt Financing Agreements or any other definitive agreements related to the Financing of any provisions of the Commitment Letter, the Definitive Debt Financing Agreements or such other definitive agreements, or (2) dispute or disagreement between or among any parties to the Commitment Letters, the Definitive Debt Financing Agreements or any other definitive agreements related to the Financing and (C) if for any reason Parent or Merger Sub at any time believes that it will not be able to obtain all or any portion of the Financing needed for the full payment of the Required Amount, or all or any portion of the Debt Financing contemplated by Parent, on the terms, in the manner or from the sources contemplated by the Commitment Letters, the Definitive Debt Financing Agreements or any other definitive agreements related to the Financing, as the case may be. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within two (2) Business Days) after the date that the Company delivers a written request therefor to Parent. Parent shall, and shall use its best efforts to cause the Equity Investors and the Debt Financing Sources to, provide the Company and its Representatives with such reasonable access to Parent, the Equity Investors, the Debt Financing Sources, the sources for the Alternative Financing, and their respective Representatives as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Parent’s efforts to arrange the Equity Financing and the Debt Financing; provided that, Parent and its Representatives shall be permitted to participate in any such discussions or communications.

(e) Notwithstanding anything in this Section 6.13 to the contrary, compliance by Parent and Merger Sub with this Section 6.13 shall not relieve Parent or Merger Sub of its obligation to consummate the Transactions whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the Transactions, including the Merger, are not contingent on Parent or Merger Sub’s ability to obtain the Financing (or any other alternate financing) or any specific term with respect to such financing.

(f) Company Support.

(i) Prior to the Effective Time, upon reasonable request by Parent and at Parent’s sole cost and expense, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries and its and their respective Representatives, to use its respective reasonable best efforts, to provide such customary cooperation as is reasonably requested in writing by Parent, any Subsidiary of Parent or any of its or their respective Representatives in connection with the arrangement and consummation of the Debt Financing or any other financing (whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Parent, any Parent Subsidiary, Company and/or any Company Subsidiary) and/or any rollover, extension, refinancing and/or amendment of any existing financing of the Company and/or any Company Subsidiary in connection with the consummation of the Transactions, including reasonable best efforts in regard to the following, to:

(A) cooperate with the marketing efforts or due diligence efforts of the Parent or the Debt Financing Sources by causing appropriate senior management of the Company and any Company Subsidiary to participate in a reasonable and limited number of meetings and calls, diligence sessions, drafting sessions, road shows, ratings agency presentations and lender meetings in connection with any Debt Financing or any other financing in connection with the consummation of the Transactions, and in each case which shall be requested reasonably in advance with or by the parties acting as lead arrangers, agents, underwriters or initial purchasers for, and prospective lenders of, the Debt Financing or any other financing in connection with the Transactions and be virtual and at reasonable and mutually agreed times (unless otherwise agreed to by the Company);

(B) provide the Required Financial Information and such other financial or other information regarding the Company that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent or the Debt Financing Sources in connection with the timely preparation of customary rating agency presentations, bank information memoranda, offering memoranda and private placement memoranda, credit agreements and similar documents required in connection with the Debt Financing or any other financing in connection with the Transactions;

(C) reasonably assist Parent in connection with the execution, delivery, preparation and registration of (but with respect to executing, only to the extent effective at or from the Effective Time) any pledge and security documents and other definitive financing documents (including any schedules and exhibits thereto) as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing or any other financing in connection with the Transactions, it being understood that such documents will not take effect until the Effective Time;

(D) provide Parent with (1) customary payoff letters with respect to any indebtedness for borrowed money which shall provide (x) the total amount required to be paid to fully satisfy the obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amount”), (y) wire instructions for payment of such Payoff Amount, and (z) that upon payment of the Payoff Amount set forth in such payoff letter, all guarantees and Liens, if any, in connection therewith shall be released and terminated and (2) other customary documents and deliverables to release and terminate all related guarantees and Liens, if any;

(E) furnish Parent and the Debt Financing Sources with customary authorization and representation letters, and such necessary documentation and other information to the extent required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230 to the extent requested at least 10 Business Days prior to the Closing Date;

(F) cause its independent accountants to provide customary assistance and cooperation with any offering of securities including (x) providing any customary “comfort” letters (including customary “negative assurance” comfort), reports and consents and (y) participating in customary accounting due diligence sessions;

(G) cooperate with the Debt Financing Sources’ due diligence, to the extent customary or reasonable, including provision of customary documentary diligence through a virtual data room and delivery of any customary certificates by the Chief Financial Officer of the Company;

(H) provide, as promptly as reasonably practicable, all financial and other customary financial information regarding the Company and the Company Subsidiaries as may be reasonably necessary for Parent to prepare pro forma financial statements required for a public offering of debt securities or required by Regulation S-K and Regulation S-X, including in connection with the Debt Financing or any other financing in connection with the Transactions (it being understood that Parent shall be solely responsible for the preparation of any pro forma financial information or pro forma financial statements);

(I) cooperate with the preparation and delivery by Parent of customary definitive financing documents, including, in each case, the schedules thereto, or documents contemplated by the Debt Financing or any other financing in connection with the Transactions;

(J) provide customary guarantee documentation at the Closing of the Debt Financing or any other financing in connection with the Transactions; and

(K) comply with customary publicity guidelines with respect to a high yield offering pursuant to Rule 144A/Regulation S under the Securities Act, including refraining from public comment related to the Debt Financing or any other financing in connection with the Transactions without the prior consent of the Parent, except as may be required by law or regulation or as expressly contemplated by this Agreement.

(L) Notwithstanding the provisions of Section 6.13(f)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company, any of the Company Subsidiaries or any of their Affiliates to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses or incur any liability or obligation prior to the Effective Time for which it is not entitled to reimbursement or is not otherwise indemnified by or on behalf of Parent, (B) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time, (C) take any action that, in the good faith determination of the Company, could unreasonably interfere with the conduct of the business or operations of the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (D) provide any information the disclosure of which is prohibited or restricted under applicable Law or would be reasonably likely to jeopardize any attorney-client or other legal privilege; provided that the Company and Company Subsidiaries shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, (E) enter into or approve any agreement or other documentation that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date, (F) make any filings with the SEC in connection with the Debt Financing (other than in connection with the filing of Required Financial Information), (G) take any action that could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (H) prepare or deliver any Excluded Information or (I) take any action that will (1) conflict with or violate its organizational or governing documents or any applicable Laws or would result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party or (2) cause significant competitive harm to the Company if the Transactions are not consummated or result in the discovery of trade secrets or commercially sensitive information; provided that the Company and the Company Subsidiaries shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information. In addition, (x) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time or that would not terminate without liability to such Persons or any of their Affiliates upon the termination of this Agreement, in each case other than the execution of customary authorization and representation letters and certificates, and (y) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. In addition, nothing in this Section 6.13 will require (x) any Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action that would reasonably be expected to result in personal liability to such Representative or (y) the members of the Company Board of Directors as of immediately prior to the Effective Time to approve the Debt Financing or Contracts related thereto prior to the Effective Time.

(g) Confidentiality. All non-public or other confidential information provided by the Company, the Company Subsidiaries or any of their respective Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, Parent and Merger Sub shall obtain the Company’s prior written consent prior to disclosing any Confidential Information (as defined in the Confidentiality Agreement) to the Equity Investors, the Debt Financing Sources or other potential financing sources (debt, equity or otherwise) to the extent required and in accordance with the Confidentiality Agreement.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall as promptly as practicable (and in any event within five (5) Business Days of receipt of invoice) reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 6.13(f).

(ii) Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective Representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including accounting and legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 6.13(f) and any information utilized in connection therewith except to the extent resulting from fraud, bad faith, gross negligence or Willful Breach of this Agreement by the Company.

(iii) Subject to Parent’s indemnification obligations under this Section 6.13(h), the Company hereby consents to the customary use of its and the Company Subsidiaries’ logos and trademarks in connection with the Debt Financing and any other financing in connection with the Transactions; provided that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of the Company Subsidiaries or any of its or their respective Affiliates or Representatives.

(iv) The obligations under Section 6.13(f) are the sole obligations of the Company and the Company Subsidiaries with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, except for a Willful Breach of the provisions of this Section 6.13 that was the primary cause of the failure of the Debt Financing to be available, the Company’s breach of or non-compliance with any provisions of this Section 6.13 shall not be deemed to result in the failure of any of the conditions to Closing set forth in Article VII or any right of Parent or Merger Sub to terminate this Agreement under Article VIII and the Company shall be deemed to have performed and complied in all material respects with such obligations for all purposes of this Agreement.

(i) Certain Constraints. Parent and Merger Sub shall not, and Parent shall cause its Affiliates, the Equity Investors and the Debt Financing Sources not to, enter into any Contract or other understanding or arrangement that would reasonably be expected to prohibit or seek to prohibit any bank, investment bank or other potential provider of debt or equity financing from providing or seek to provide debt or equity financing or financial advisory services to any Person in connection with a Competing Proposal or any other transaction relating to the Company or any of the Company Subsidiaries. Parent and Merger Sub acknowledge and agree that, in the event any Person who becomes an Affiliate of Parent after the date hereof takes any action that is prohibited by this Section 6.13(i) in circumstances where Parent shall have failed to prevent such Affiliate from taking such prohibited action, such action shall be deemed to be a breach of this Section 6.13(i) by Parent and Merger Sub, even if the Person taking such action was not an Affiliate of Parent at the time.

(j) Joint and Several Obligations. The obligations of Parent and Merger Sub with respect to the Debt Financing and the Debt Commitment Letters shall be joint and several obligations of Parent, Merger Sub, and of each Affiliate of Parent that is a party to any of the Debt Commitment Letters, which obligations shall be assumed by each such Affiliate that is a party to the Guarantee.

Section 6.14 CVR Agreement. At or prior to the Effective Time, Parent shall duly execute and deliver, and Parent shall cause the Rights Agent to duly execute and deliver, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by the Rights Agent and approved prior to the Effective Time by Parent and the Company (which approval by both parties shall not be unreasonably withheld, conditioned or delayed). Parent and the Company and their respective Representatives shall cooperate in good faith with each other (a) regarding the Tax treatment of and Tax reporting with respect to the CVR Agreement and payments in the form of or with respect to any CVR, and (b) as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws, including by making changes to the form of CVR Agreement approved prior to the Effective Time by Parent and the Company (which approval by both parties shall not be unreasonably withheld, conditioned or delayed).

Section 6.15 Company Convertible Notes. The Company shall timely provide or cause to be provided, in accordance with the provisions of the Indenture, all supplemental indenture, notices, announcements, certificates and legal opinions required by the Indenture to be provided in connection with the Merger prior to the Effective Time, and use its reasonable best efforts to take all other actions that may be required to be taken prior to or at the Effective Time under the terms of the Company Convertible Notes and the Indenture as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Indenture). Parent and its counsel shall be provided with copies of any such supplemental indenture, notice, announcement, certificate or legal opinion, in each case at least five (5) Business Days prior to the delivery to the recipients thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

Section 6.16 Further Assurance. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any agreements, instruments, deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.17 Director Resignations. The Company shall use reasonable best efforts to cause each director of the Company immediately prior to the Effective Time to resign from the Company Board of Directors, to be effective as of, and conditioned upon the occurrence of, the Effective Time.

Section 6.18 Certain Tax Matters. At Parent’s request, the Company shall reasonably cooperate with Parent to provide information regarding the Company and its Subsidiaries and/or the Company’s shareholders in connection with the preparation and submission by Parent or its Affiliates of a request to the Internal Revenue Service for a private letter ruling to the effect that the Transactions will satisfy the de minimis exception under Section 1.7874-10 of the Treasury Regulations (the “PLR Request”). Such cooperation shall include, without limitation, the provision of records and information (to the extent in the Company’s or its Subsidiaries’ possession) that are reasonably relevant to the PLR Request or requested by the Internal Revenue Service.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in writing in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No order, injunction, decree or decision issued by any Governmental Entity preventing the consummation of the Merger shall be in effect, and no statute, rule or regulation shall have been enacted, entered, promulgated or enforced, and still be in effect, by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c) Regulatory Approval. (i) The applicable waiting period (or extensions thereof) with respect to the Merger under the HSR Act shall have expired or otherwise been terminated, (ii) no voluntary agreement between the parties and a Governmental Entity not to consummate the Merger shall be in effect, and (iii) the approvals, filings, notifications, clearances or expirations or terminations of waiting periods set forth in Section 7.1(c) of the Company Disclosure Schedule shall have occurred or been obtained, made or waived, as applicable.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Section 3.1(a), Section 3.1(b), Section 3.3 and Section 3.26 shall be true and correct in all material respects as of immediately prior to the Closing Date as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), (ii) the representations and warranties of the Company set forth in Section 3.7(b) shall be true and correct as of immediately prior to the Closing Date as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 3.2(a) and the first sentence of Section 3.2(c) shall be true and correct as of immediately prior to the Closing Date as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies and (iv) all other representations and warranties of the Company set forth in Article

III (other than those referred to in clauses (i) through (iii)) shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of immediately prior to the Closing Date as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failure of any such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

(d) Company Officer’s Certificate. Parent shall have received a certificate signed by an executive officer on behalf of the Company, dated as of the Closing Date, to the effect that the conditions in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver in writing by the Company, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 and Section 4.2 shall be true and correct in all material respects as of immediately prior to the Closing Date as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (ii) Article IV not described in the foregoing clause (i) shall be true and correct (without giving effect to any materiality or similar qualification contained therein) as of immediately prior to the Closing Date as though made as of such time (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failure of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c) Parent Officer’s Certificate. The Company shall have received a certificate signed by an executive officer on behalf of Parent, dated as of the Closing Date, to the effect that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) CVR Agreement. The CVR Agreement shall have been executed and shall be in full force and effect.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(a) by mutual written consent of Parent and the Company;

(b) by the Company, following the receipt of a Staff Recommendation contemplated by Section 6.2(b) if (A) all of the conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (other than (i) the conditions set forth in Section 7.1(b) or Section 7.1(c), in each case, solely to the extent as a result of any approvals, filings, notifications, clearances or expirations or terminations of waiting periods required under any applicable Antitrust Laws and the FDI Laws, or (ii) those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur on such date) and (B) Parent has not made the Regulatory Commitment in writing to the Company within ten (10) Business Days of the Company’s written request following receipt of a Staff Recommendation; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the Company if the Company’s breach, in any material respect, of its obligations set forth in Section 6.2 has been the primary cause of a Burdensome Condition Requirement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall only be available for ten (10) Business Days following Parent’s failure to make the Regulatory Commitment by the date on which Parent is required to make the Regulatory Commitment pursuant to the Company’s written request and Section 6.2(e);

(c) by Parent, following the receipt of a Staff Recommendation contemplated by Section 6.2(b) if (A) all of the conditions set forth in Section 7.1 and Section 7.3 shall have been satisfied or waived (other than (i) the conditions set forth in Section 7.1(b) or Section 7.1(c), in each case, solely to the extent as a result of any approvals, filings, notifications, clearances or expirations or terminations of waiting periods required under any applicable Antitrust Laws and the FDI Laws, or (ii) those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur on such date), (B) a Burdensome Condition Requirement exists, and (C) Parent has not made the Regulatory Commitment in writing to the Company; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Parent if Parent’s breach, in any material respect, of its obligations set forth in Section 6.2 has been the primary cause of a Burdensome Condition Requirement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall only be available for two (2) Business Days following Parent’s failure to make the Regulatory Commitment by the date on which Parent is required to make the Regulatory Commitment pursuant to the Company’s written request and Section 6.2(e);

(d) by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 p.m. Eastern Time on May 2, 2027 (the “Outside Date,” which may be extended pursuant to this Section 8.1(d)) (provided, however, if there is a Government Closure that causes the Parties to be unable to make any filing required under the HSR Act, then the Outside Date shall automatically be extended for a Business Day period equal to the number of Business Days such Government Closure is in effect plus ten (10) Business Days; provided, further, that the Outside Date shall not be extended beyond November 30, 2027); provided, that the Outside Date will be extended for a single additional period until the earlier of (x) November 30, 2027 and (y) the date that is three (3) months following the Outside Date in effect prior to giving effect to this proviso if, (A) as of the Outside Date, all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than (i) the conditions set forth in Section 7.1(b) or Section 7.1(c), in each case, solely to the extent as a result of any approvals, filings, notifications, clearances or expirations or terminations of waiting periods required under any applicable Antitrust Laws and the FDI Laws, or (ii) those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur on such date) and (B) Parent shall have made the Regulatory Commitment in writing to the Company within ten (10) Business Days of the Company’s written request following receipt of a Staff Recommendation, if the Company has made such a written request; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall (1) not be available to any party whose breach, in any material respect, of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the Effective Time not occurring prior to the Outside Date, and (2) be subject to the proviso set forth in Section 8.1(k);

(e) by either Parent or the Company, if (i) any order, permanent injunction, decree or decision issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger is in effect that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule or regulation has been enacted, entered, promulgated or enforced by a Governmental Entity of competent jurisdiction, which statute, rule or regulation prohibits, makes illegal or enjoins the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to a party if the issuance of such permanent injunction or other final and non-appealable order, decree or decision, or statute, rule or regulation, was primarily due to the failure of such party (treating Parent and Merger Sub as one party for this purpose) to perform any of its obligations under this Agreement, including Section 6.2;

(f) by either Parent or the Company, if the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the approval of this Agreement was taken, shall have concluded and the Requisite Stockholder Approval shall not have been obtained;

(g) by Parent, prior to the Effective Time, if there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach shall result in the conditions in Section 7.1 and Section 7.2 not being satisfied and is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 calendar days after the receipt of notice thereof from Parent or (ii) three (3) Business Days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(g) if Parent or Merger Sub are then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement;

(h) by Parent, prior to obtaining the Requisite Stockholder Approval, if the Company Board of Directors or any committee thereof shall have effected a Change of Recommendation;

(i) by the Company, prior to the Effective Time, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement, or to consummate the Merger and the other Transactions and is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 calendar days after the receipt of notice thereof from the Company or (ii) three (3) Business Days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(i) if the Company is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement;

(j) by the Company, prior to obtaining the Requisite Stockholder Approval, in compliance with notice obligations of the Company set forth in Section 5.2(e) in order to accept a Superior Proposal and enter into, promptly following such termination, a binding and definitive Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that the Company shall substantially concurrently with such termination pay the Company Termination Fee pursuant to Section 8.3(a)(ii); or

(k) by the Company, if (A) all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived, (B) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.2, (C) following such failure by Parent and Merger Sub to consummate the Merger, the Company has confirmed to Parent in writing that (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (in each case, other than any such conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing) and (ii) the Company is ready, willing and able to consummate the Merger and (D) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by the foregoing clause (C); provided, that notwithstanding anything in Section 8.1(d) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(d) during such two (2) Business Day period following delivery of the notice referred to in clause (C) above.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other party or parties specifying the provision hereof pursuant to which such termination is made, such termination will be effective immediately upon the delivery of such written notice and this Agreement shall forthwith become null and void without any liability on the part of Parent, Merger Sub, the Company or any other Person, except that the last sentence of Section 6.1(a) (Confidentiality), Section 6.3 (Publicity), Section 6.13(g) (Financing; Financing Cooperation and Indemnification – Confidentiality), Section 6.13(h) (Financing; Financing Cooperation and Indemnification – Company Reimbursement and Indemnification), this Section 8.2 (Effect of

Termination), Section 8.3 (Termination Fees) and Article IX (Miscellaneous) (and any related definitions contained in any such Sections or Article) shall survive such termination; provided that, subject to Section 8.3(g) no termination of this Agreement shall affect the rights or obligations of the parties hereto or the other parties thereto as set forth in the Confidentiality Agreement, the Guarantee, the Commitment Letters, the Definitive Debt Financing Agreements or any other agreements, instruments or documents relating to the Financing or any other alternate financing, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms; provided, further that, subject to Section 8.3(g) nothing herein shall relieve any party from liability for its fraud or Willful Breach of this Agreement that occurred prior to such termination, which the parties acknowledge and agree shall not be limited to the reimbursement of expenses or out-of-pocket costs, and may include, pursuant to Section 261(a)(1) of the DGCL or otherwise, the benefit of the bargain lost by the Company’s stockholders, a decrease in share value or lost premium and other economic benefit to the stockholder or other equityholders of the Company (taking into consideration all relevant matters, including the total amount payable to such Persons if the Merger were consummated pursuant to the terms of this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company (such liabilities described in this proviso, the “Benefit of the Bargain Damages”).

Section 8.3 Termination Fees.

(a) Company Termination Fee. The Company shall be required to pay to Parent the Company Termination Fee in any of the following events (provided that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion):

(i) this Agreement is terminated by Parent pursuant to Section 8.1(h);

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(j); or

(iii) (A) this Agreement is terminated by (1) Parent or the Company, in each case, pursuant to Section 8.1(d) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(d)), (2) Parent or the Company, in each case, pursuant to Section 8.1(f) or (3) Parent pursuant to Section 8.1(g) (but solely with respect to a Willful Breach), (B) any Person shall have publicly disclosed a bona fide Competing Proposal after the date hereof and prior to such termination and such Competing Proposal has not been publicly withdrawn prior to such termination and (C) within 12 months of the date of such termination, the Company enters into an Alternative Acquisition Agreement with respect to such Competing Proposal (and the transactions contemplated by such Competing Proposal are subsequently consummated, whether during or following such 12-month period) or consummates a transaction contemplated by such Competing Proposal; provided that for purposes of this Section 8.3(a)(iii), each reference to “15%” in the definition of “Competing Proposal” shall be deemed to be a reference to “50%.”

(b) Payment of the Company Termination Fee. Payment of the Company Termination Fee shall be made to the account or accounts designated by Parent in writing by wire transfer of immediately available funds (i) in the case of Section 8.3(a)(i), within ten (10) Business Days of the date of such termination, (ii) in the case of Section 8.3(a)(ii), substantially concurrently with such termination and (iii) in the case of Section 8.3(a)(iii), on the date of consummation of the transaction contemplated by such Competing Proposal.

(c) Parent General Termination Fee. Parent shall be required to pay to the Company the Parent General Termination Fee if this Agreement is terminated (i) by the Company pursuant to Section 8.1(k) (or by Parent pursuant to Section 8.1(d) if, at the time of such termination, the Company is entitled to terminate this Agreement pursuant to Section 8.1(k)) or (ii) by the Company pursuant to Section 8.1(i) (or by Parent pursuant to Section 8.1(d) if, at the time of such termination, the Company is entitled to terminate this Agreement pursuant to Section 8.1(i)) (provided that in no event shall Parent be required to pay a Parent Termination Fee on more than one occasion).

(d) Payment of the Parent General Termination Fee. Payment of the Parent General Termination Fee shall be made to the account or accounts designated by the Company by wire transfer of immediately available funds (i) in the case of Section 8.1(k) or Section 8.1(i), within five (5) Business Days of such termination and (ii) in the case of Section 8.1(d), concurrently with and as a condition to the termination by Parent.

(e) Parent Regulatory Termination Fee. Parent shall be required to pay to the Company the Parent Regulatory Termination Fee if this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or by Parent pursuant to Section 8.1(e) if, at the time of such termination, the Company is entitled to terminate this Agreement pursuant to Section 8.1(e), solely to the extent such final order, injunction, decree, decision, determination or judgment or statute, rule or regulation is solely related to any Required Governmental Approval under any applicable Antitrust Laws or FDI Laws; (ii) by the Company pursuant to Section 8.1(b); (iii) by Parent pursuant to Section 8.1(c); or (iv) by the Company pursuant to Section 8.1(d) or by Parent pursuant to Section 8.1(d) if, at the time of such termination, the Company is entitled to terminate this Agreement pursuant to Section 8.1(d), if, in each case of clauses (i) through (iv), at the time of such termination, (A) a condition to the Closing set forth in Section 7.1(b) or Section 7.1(c) solely to the extent solely relating to Required Governmental Approvals under any applicable Antitrust Laws or FDI Laws shall not have been satisfied, and (B) the other conditions to the Closing in Section 7.1 and Section 7.2 shall have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) (provided that in no event shall Parent be required to pay a Parent Termination Fee on more than one occasion).

(f) Payment of the Parent Regulatory Termination Fee. Payment of the Parent Regulatory Termination Fee shall be made to the account or accounts designated by the Company by wire transfer of immediately available funds within ten (10) Business Days of termination of this Agreement pursuant to Section 8.3(e).

(g) Acknowledgement; Exclusive Remedy. Each of the parties acknowledges and agrees to the following:

(i) The damages resulting from termination of this Agreement under circumstances where the Company Termination Fee or the Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, neither the Company Termination Fee nor the Parent Termination Fee is a penalty but rather each constitutes liquidated damages in a reasonable amount that will compensate, in the case of the Company Termination Fee, Parent and Merger Sub, or in the case of the Parent Termination Fee, the Company, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(ii) Notwithstanding anything to the contrary in this Agreement but without limiting the rights of Parent in respect of specific performance pursuant to Section 9.9(d), other than the applicable Parent Related Party’s right in connection with claims against the Company Related Parties in accordance with the Confidentiality Agreement, if this Agreement is terminated in accordance with Section 8.1, Parent’s right to receive payment of the Company Termination Fee (if payable pursuant to Section 8.3(a)) will be the sole and exclusive remedy of (A) Parent, the Merger Sub, the Equity Investors, their Subsidiaries and each of their respective Affiliates and (B) the former, current and future holders of any equity (including convertible securities), controlling persons, members, managers, general or limited partners, Representatives and assignees or successors of each of Parent, the Merger Sub, their Subsidiaries and each of their respective Affiliates (collectively ((A) and (B)), the “Parent Related Parties”), against (1) the Company, the Company Subsidiaries and each of their respective Affiliates or (2) the former, current and future holders of any equity (including convertible securities), controlling persons, members, managers, general or limited partners, Representatives and assignees or successors of each of the Company, the Company Subsidiaries and each of their respective Affiliates (collectively ((1) and (2)), the “Company Related Parties”), for any loss, liabilities or damages relating to, arising out of or in connection with this Agreement, the Transactions, the Commitment Letters, the Guarantee, the Definitive Debt Financing Agreements, the Financing (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any representations, warranties, covenants or agreements in this Agreement, including any Regulatory Commitment, and upon payment of the Company Termination Fee (if payable pursuant to Section 8.3(a)), none of the Company Related Parties shall have any further liability or obligation relating to, arising out of or in connection with this Agreement, the Transactions, the Commitment Letters, the Guarantee, the Definitive Debt Financing Agreements, the Financing (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any representations, warranties, covenants or agreements in this Agreement, the Commitment Letters, the Guarantee or the Definitive Debt Financing Agreements, whether in equity or at law, in contract, in tort or otherwise.

(iii) Notwithstanding anything to the contrary in this Agreement but without limiting the rights of the Company in respect of specific performance pursuant to Section 9.9(d), other than the applicable Company Related Party’s right in connection with claims against the Parent Related Parties in accordance with the Confidentiality Agreement, if this Agreement is terminated in accordance with Section 8.1, the Company’s right to receive payment of the Parent General Termination Fee (if payable pursuant to Section 8.3(c)) or the Parent Regulatory Termination Fee (if payable pursuant to Section 8.3(e))

will be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties or (A) the lenders, agents, underwriters, commitment parties and arrangers of the Debt Financing, and each of their respective Affiliates or (B) the former, current and future holders of any equity (including convertible securities), controlling persons, members, managers, general or limited partners, Representatives and assignees or successors of each the lenders, agents, underwriters, commitment parties and arrangers of the Debt Financing (collectively ((A) and (B)), the “Lender Related Parties”), for any loss, liabilities or damages relating to, arising out of or in connection with this Agreement, the Transactions, the Commitment Letters or the Guarantee (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any representations, warranties, covenants or agreements in this Agreement, the Commitment Letters or the Guarantee and upon payment of the Parent General Termination Fee (if payable pursuant to Section 8.3(c)) or the Parent Regulatory Termination Fee (if payable pursuant to Section 8.3(e)), none of the Parent Related Parties or the Lender Related Parties shall have any further liability or obligation relating to, arising out of or in connection with this Agreement, the Transactions, the Commitment Letters or the Guarantee (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any representations, warranties, covenants or agreements in this Agreement or any Regulatory Commitment, the Commitment Letters or the Guarantee, whether in equity or at law, in contract, in tort or otherwise; provided that, notwithstanding the foregoing, nothing herein shall in any way limit or modify the rights of the Parent and/or its Affiliates under the Debt Commitment Letters or any Definitive Debt Financing Agreement, or the obligations of the Debt Financing Sources to the Parent and/or its Affiliates under the Debt Commitment Letters or any Definitive Debt Financing Agreement, or following the Closing Date, the rights of the Surviving Corporation and its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing to which they are party or any of the transactions contemplated thereby or any services thereunder.

(iv) Notwithstanding anything to the contrary in Section 8.3(g)(ii) nothing in Section 8.3(g)(ii) shall relieve the Company from liability for its fraud or Willful Breach of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, under no circumstances shall the collective monetary damages (including consequential, incidental, special, indirect or punitive damages) payable by the Company for breaches (including any fraud or Willful Breach) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to the Company Termination Fee in the aggregate for all such breaches (if any) (the “Company Liability Limitation”). In no event shall any of the Parent Related Parties seek or obtain, nor shall they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award of any kind (including consequential, incidental, special, indirect or punitive damages) in excess of the Company Liability Limitation against any of the Company Related Parties for, or with respect to, this Agreement, the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(v) Notwithstanding anything to the contrary in Section 8.3(g)(iii) nothing in Section 8.3(g)(iii) shall relieve Parent or Merger Sub from liability for its fraud or Willful Breach of this Agreement; provided that, notwithstanding anything in this Agreement to the contrary, under no circumstances shall the collective monetary damages (including consequential, incidental, special, indirect or punitive damages) payable by Parent, Merger Sub or any of their Affiliates for breaches (including any fraud or Willful Breach) under this Agreement (taking into account the payment of any Parent Termination Fee pursuant to this Agreement), the Guarantee or the Equity Commitment Letter exceed an amount equal to the sum of (i) the Parent General Termination Fee, (ii) any filing fees actually paid by the Company in connection with any Required Governmental Approvals contemplated by Section 6.2 and (iii) any indemnification and expense reimbursement payable pursuant to Section 6.13(h), in the aggregate for all such breaches (if any) (the “Parent Liability Limitation”). In no event shall any of the Company Related Parties seek or obtain, nor shall they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award of any kind (including consequential, incidental, special, indirect or punitive damages) in excess of the Parent Liability Limitation against any of the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee, the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(vi) Under no circumstances will Parent and Merger Sub be entitled to receive both (A) a grant of specific performance pursuant to Section 9.9(d) and (B) the Company Termination Fee if payable pursuant to Section 8.3(a). Under no circumstances will the Company be entitled to receive both (A) a grant of specific performance pursuant to Section 9.9(d) and (B) a Parent Termination Fee if payable pursuant to Section 8.3(c) or Section 8.3(e).

(vii) Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that Parent, if required to pay a Parent Termination Fee, shall only be required to pay the Parent Regulatory Termination Fee or the Parent General Termination Fee (and never both), and in no event shall Parent be required to pay the Parent Regulatory Termination Fee or the Parent General Termination Fee on more than one occasion, in each case, whether or not such Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same time or at different times and upon the occurrence of different events.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto (by action taken by their respective boards of directors (or similar governing body)); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(c) Notwithstanding anything in this Agreement to the contrary, Section 8.3(g)(iii), this Section 9.1(c) and Section 9.10 (and any other provision of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing sections) shall not be amended or modified in any manner adversely affecting any Debt Financing Sources without the prior written consent of such adversely affected Debt Financing Sources.

Section 9.2 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements prior to the Effective Time, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.3 Expenses. Except as otherwise specifically provided in this Agreement, whether or not the Merger is consummated, each party shall bear its own expenses in connection with this Agreement and the Transactions.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in person, (b) on the date sent by e-mail (absence of any “bounce back” or similar message indicating non-delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case ((a) through (d)), to the respective parties at the following addresses (or at such other address for a party as has been specified by like notice):

if to Parent or Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

Curium US Holdings LLC

111 Westport Plaza, Suite 800, Floor 8

St. Louis, Missouri 63146 Attention: Jason Tilly

Email: [***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:	Carlos Gil Rivas

 Shawn OHargan, P.C.

 Rachael G. Coffey, P.C.

 William A. Stanton

Email:	carlos.gilrivas@kirkland.com

sohargan@kirkland.com

rachael.coffey@kirkland.com

william.stanton@kirkland.com

and

if to the Company prior to the Effective Time, to:

Lantheus Holdings, Inc.

201 Burlington Road, South Building

Bedford, MA 01730

Attention:	Mary Anne Heino, Chief Executive Officer.
Email:	[***]

with a copy to (which shall not constitute notice):

Lantheus Holdings, Inc.

201 Burlington Road, South Building

Bedford, MA 01730

Attention:	Daniel M. Niedzwiecki, Chief Administrative Officer, General

  Counsel and Corporate Secretary

Email:	[***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP

30 Hudson Yards

New York, New York 10001

Attention:	Jack Bodner; Andrew Ment
E-mail:	jbodner@cov.com; ament@cov.com

Section 9.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. Subject to Section 9.7(b), all Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto (including the Company Disclosure Schedule), all such amendments, modifications or supplements must also be listed in the appropriate Schedule (including the Company Disclosure Schedule), (c) to any Person include the successors and permitted assigns of that Person, (d) to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires, (e) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (f) to the “date hereof” means the date of this Agreement, (g) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires, and (h) to any Governmental Entity shall be deemed to include any successor thereto. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6 Counterparts. This Agreement may be executed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.7 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement, including the exhibits, schedules (including the Company Disclosure Schedule) and annexes hereto, the CVR Agreement, and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement, the Guarantee and the Commitment Letters, constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (i) the Effective Time and (ii) the date on which the Confidentiality Agreement is terminated in accordance with its terms.

(b) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedule is “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and does not form part of this Agreement but instead operates upon the terms of this Agreement as provided herein.

(c) This Agreement is not intended to, and will not, create any agreement of employment with any person, confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or otherwise create any third-party beneficiary hereto, except (i) with respect to the Persons who are express third-party beneficiaries of Section 6.4, (ii) from and after the Effective Time, (A) the right of the holders of Shares to receive the applicable Merger Consideration payable in accordance with Section 2.2, and (B) the right of the holders of the Company Equity Awards to receive the payment in accordance with Section 2.4, (iii) the limitations on liability of the Company Related Parties set forth in Section 8.3(g)(ii) and Section 8.3(g)(iv) (iv) the limitations on liability of the Parent Related Parties set forth in Section 8.3(g)(iii) and Section 8.3(g)(v) and (v) the rights of the Company as an express third-party beneficiary of the Guarantee and the Equity Commitment Letter, and any other applicable agreements or documents relating to the Equity Financing or Debt Financing to which the Company is expressly made a third party beneficiary. Parent acknowledges and agrees that the Company shall be entitled to pursue, on the behalf the stockholders or other equityholders of the Company, specific performance as set forth in Section 9.9 or damages (including, for the avoidance of doubt, subject to Section 8.3(g)(iv) and Section 8.3(g)(v) the Benefit of the Bargain Damages), and upon receipt of any payments as a result thereof, the Company shall be entitled to retain the amount of such payments so received.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.9 Governing Law; Jurisdiction; Specific Performance.

(a) Governing Law. This Agreement shall be deemed to be made and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the Transactions, shall be interpreted, construed and governed in all respects by and in accordance with the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable conflicts of law principles.

(b) Jurisdiction. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 9.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. The parties hereto agree that service of any court paper may be made in any manner as may be provided under applicable Law or court rules governing service of process in such courts.

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS (INCLUDING THE EQUITY FINANCING AND ANY DEBT FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS Section 9.9.

(d) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 8.3(g)(vi) (i) the parties hereto will be entitled, in addition to, and not in lieu of, any other remedy to which they are entitled at law or in equity or under this Agreement (including, for the avoidance of doubt, subject to Section 8.3(g)(iv) and Section 8.3(g)(v) the Benefit of the Bargain Damages), to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy); and (ii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Without limiting the generality of the foregoing, and notwithstanding anything to the contrary set forth herein, the Guarantee or the Commitment Letters, the parties further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Sub to draw down the full proceeds of the Equity Financing and to cause Parent or Merger Sub to consummate the Merger on the terms and subject to the conditions in this Agreement, if, (i) all conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived, (ii) Parent and Merger Sub have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.2, (iii) following such failure by Parent and Merger Sub to consummate the Merger, the Company has confirmed to Parent in writing that (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (in each case, other than any such conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of such conditions at the Closing) and (B) the Company is ready, willing and able to consummate the Merger, (iv) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by the foregoing clause (iii), and (v) the Debt Financing has been funded or will be funded in accordance with the terms and conditions of the Debt Commitment Letters at the Closing if the Equity Financing is funded at the Closing.

(e) No Objections. The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.9, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (but subject in all respects to the terms hereof) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, pursuing damages after such termination in accordance with the terms of this Agreement, nor shall the commencement of any proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.10 Assignment. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that each of Parent and Merger Sub may transfer or assign its respective rights under this Agreement, in whole or from time to time in part, (a) to one or more of its Affiliates at any time or (b) as collateral to any Debt Financing Sources at any time pursuant to the terms of the Debt Financing; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub. Any purported assignment not permitted under this Section 9.10 shall be null and void.

Section 9.11 Defined Terms.

(a) As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Atomic Energy Act” means the Atomic Energy Act of 1954, as amended (42 U.S.C. § 2011 et seq.).

“Balance Sheet” means the consolidated balance sheet of the Company dated as of March 31, 2026, included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the SEC on May 7, 2026.

“Balance Sheet Date” means March 31, 2026.

“Benefit Plan” has the meaning set forth in Section 3.10(a) of the Agreement.

“Burdensome Condition Requirement” means that following the receipt of the Staff Recommendation pursuant to Section 6.2(e), it is readily apparent that a Remedy that constitutes a Burdensome Condition would be required to be included in any Regulatory Commitment of Parent in order to resolve any adverse Staff Recommendation.

“Business Data” means all information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is Processed by the Company or any Company Subsidiary’s Business Systems.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York; Bedford, Massachusetts; or London, United Kingdom.

“Business Systems” means all software, firmware, hardware, telecommunications, networks, and other similar or related items of automated, computerized or software systems, that are owned, licensed, or otherwise relied on by the Company or any Company Subsidiaries.

“CMA” means the United Kingdom’s Competition and Markets Authority.

“CMA Briefing Paper” means a briefing paper prepared by Parent in accordance with the provisions of Section 6.2(a), submitted to the CMA in respect of the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the Amended and Restated Bylaws of the Company dated as of May 1, 2025.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on April 26, 2018, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on April 30, 2026.

“Company Convertible Notes” means the 2.625% Convertible Senior Notes due December 2027 issued under the Indenture.

“Company Equity Plan” means each of (i) the Company’s Amended and Restated 2026 Equity Incentive Plan, which amended and restated the Company’s 2015 Equity Incentive Plan, (ii) the Company’s 2013 Equity Incentive Plan and (iii) the Company’s 2008 Equity Incentive Plan.

“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Intellectual Property” means (i) Owned Company Intellectual Property and (ii) all Licensed Company Intellectual Property.

“Company Material Adverse Effect” means any Effect that has a material adverse effect on (i) the business, financial condition, assets, liabilities, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any Effect resulting from the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (A) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (B) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and the Company Subsidiaries operate; (C) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in interest rates, exchange rates, or the imposition or adjustment of tariffs; (D) changes in the price or trading volume of the Common Stock in and of itself (provided that this clause (D) shall not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect); (E) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Shares or the credit rating of the Company (provided that this clause (E) shall not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect); (F) acts of war or terrorism (or the escalation of the foregoing) or natural disasters (including any hurricane, earthquake, flood, disaster, act of God or pandemic) in the United States or any other country or region in the world or other force majeure events; (G) any changes or proposed changes in Laws, regulations or accounting principles, or interpretations thereof; (H) the negotiation, announcement, pendency or completion of this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, collaboration partners, employee or any other party having material business dealings with the Company or any Company Subsidiary; (I) the performance of this Agreement and the transactions contemplated hereby, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company (1) at the request or with the prior written consent of Parent or (2) due to Parent not granting a consent requested by the Company pursuant to Section 5.1; (J) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates; (K) the initiation or settlement of any Transaction Litigation or any Legal Proceedings commenced by or involving any Governmental Entity in connection with this Agreement or the transactions contemplated hereby; or (L) any matters set forth on the Company Disclosure Schedule or in the Company SEC Documents filed on or prior to the date hereof (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (it being understood that any factual information contained within such disclosures shall not be excluded)); except, with respect to clause (A), (B), (C), (F) or (G) of this definition, to the extent such change, effect, event, inaccuracy, occurrence or other matter materially disproportionately adversely affects the Company relative to other participants in the industries in which the Company operates, as applicable, and in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred; or (ii) the Company’s ability to consummate the Transactions on or before the Outside Date.

“Company Product” means any product or product candidate (including any pharmaceutical or medicinal therapy or compound, or medical device) developed, researched, marketed, commercialized, manufactured or tested by or on behalf of the Company or any Company Subsidiary.

“Competing Proposal” means any proposal or offer made by a Person or group (other than Parent) at any time after the date hereof that is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the total voting power of any class of equity securities of the Company or at least 15% of the consolidated total assets of the Company and the Company Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Termination Fee” means an amount in cash equal to $228,000,000.

“Confidentiality Agreement” means (i) the confidentiality agreement, dated as of February 18, 2026, by and between Parent and Lantheus Medical Imaging, Inc. (“Lantheus Medical”), as amended, and (ii) the clean team agreement, dated as of May 20, 2026, between Parent and Lantheus Medical.

“Contract” means any written note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument that is legally binding.

“CVR Agreement” means a Contingent Value Rights Agreement to be entered by the parties thereto at or prior to the Effective Time substantially in the form attached as Exhibit B.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide, syndicate or arrange all or any part of the Debt Financing, including the agent and lender parties to the Debt Commitment Letters or any joinder agreements, commitment letters, credit agreements or similar documents entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and other Representatives and their respective successors and assigns.

“DTC” means The Depository Trust Company.

“Effect” means any change, effect, development, condition, circumstance, event, fact, or occurrence.

“Environmental Law” means any and all Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of, or exposure to, Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, soil, subsurface strata, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees or (ii) impose liability or responsibility with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

“Ex-Im Laws” means all Laws relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Excluded Information” means any (i) pro forma financial statements or adjustments or projections (including information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (ii) description of all or any portion of the Debt Financing, including any “description of notes” and “plan of distribution,” (iii) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (iv) historical financial statements other than the Required Financial Information; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (v) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A in a “Rule 144A-for-life” offering, or (vi) information that the Company or its Affiliates does not maintain in the ordinary course of business or that is not reasonably available to the Company or its Affiliates under their respective current reporting systems.

“Exploit” means to make, have made, use, sell, offer for sale, import, and to otherwise exploit. “Exploitation” means to engage in any of the foregoing actions.

“FDA” means the U.S. Food and Drug Administration.

“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means all then-current applicable requirements and standards for designing, conducting, recording, and reporting clinical trials for pharmaceutical products, including (i) U.S. Code of Federal Regulations Title 21 parts 50, 54, 56, and 312, (ii) the applicable revision of ICH Guideline for good clinical practice E6, and (iii) Directive 2005/28/EC and Regulation (EU) No 536/2014.

“Good Laboratory Practices” means all then-current applicable requirements and standards for the conduct of non-clinical studies of pharmaceutical products, including (i) U.S. Code of Federal Regulations Title 21 part 58; (ii) Directive 2004/10/EC; (iii) Directive 2010/63/EU; and (iv) the OECD Principles on Good Laboratory Practice.

“Government Contract” means any Contract between the Company or any Company Subsidiary, on the one hand, and (i) any Governmental Entity, or (ii) any higher-tier subcontractor with respect to any contract described in clause (i) immediately above, on the other hand. Unless otherwise indicated, a task, purchase or delivery order issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.

“Governmental Entity” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency, instrumentality, department, commission, board or bureau of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator or arbitral body (public or private), court or tribunal, in each case, of competent jurisdiction.

“Guarantor” means each of Curium MidCo S.à.r.l, Curium BidCo S.à.r.l. and CapVest Strategic Opportunities 12 SCSp.

“Hazardous Substances” means any pollutant, chemical, substance, material, waste, or any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, in each case that is subject to regulation, control, liability or remediation under any Environmental Laws, including petroleum products or byproducts, asbestos, radioactive materials, polychlorinated biphenyls, toxic mold, or per- or polyfluoroalkyl substances.

“Health Authority” means the Governmental Entities which administer Health Laws including the FDA, Drug Enforcement Administration, United States Department of Health and Human Services, the Centers for Medicare and Medicaid Services, state Medicaid agencies, state boards of pharmacy, the European Commission, the competent authorities of the Member States of the European Union, the European Medicines Agency, any Notified Body, and other equivalent agencies or authorities.

“IND” means (i) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (ii) all supplements and amendments that may be filed with respect to the foregoing.

“Indenture” means the indenture, dated as of December 8, 2022, by and among the Company, Lantheus Medical, a wholly owned subsidiary of the Company, as guarantor, and U.S. Bank Trust Company, National Association, as trustee, with respect to the Company Convertible Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Intellectual Property Rights” means any and all intellectual property and proprietary rights and all rights associated therewith, throughout the world, including: (i) inventions (whether or not patentable) and improvements thereto, patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, and other indicia of source, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, rights under copyrights, and all works of authorship whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in software, databases and data collections (including knowledge databases, customer lists and customer databases), (vi) URL and domain name registrations and (vii) other rights to industrial property and European Community designs.

“Intervening Event” means a material change, effect, event, circumstance, occurrence or other matter that was not known to the Company Board of Directors or any committee thereof as of the date of this Agreement (or if known, the extent of the consequences of which were not known to the Company Board of Directors or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence or other matter, or any consequence thereof, becomes known to the Company Board of Directors or any committee thereof prior to the date of the Company Stockholders Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided, however, that in no event shall any of the following constitute an Intervening Event: (i) any Competing Proposal or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Competing Proposal nor shall any such Competing Proposal be taken into account in determining whether there has been an Intervening Event, or (ii) changes in the market price or trading volume of the Common Stock, in and of itself (provided that this clause (ii) shall not preclude a determination that a matter underlying such change has constituted, resulted in or contributed to an Intervening Event).

“knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.11 of the Company Disclosure Schedule.

“Law” means any United States or foreign federal, national, state, provincial or local law, constitution, treaty, ordinance, code, rule, regulation, directive, statute, common law, order, executive order, writ, injunction, judgment, decree, ruling, award or other similar legal requirement enacted, issued, adopted, promulgated or applied by a Governmental Entity.

“Legal Proceeding” means any civil, criminal or administrative claim, action, suit, demand, complaint, hearing, charge, litigation, arbitration or proceeding by or before any Governmental Entity.

“Licensed Company Intellectual Property” means all Intellectual Property Rights that are licensed or sublicensed to the Company or the Company Subsidiaries by third parties.

“Lien” means any security interest, lien, pledge, agreement, limitation in voting rights, charge or other encumbrance of any nature whatsoever, but for the avoidance of doubt, not including a license granted to an Intellectual Property Right.

“made available” means, with respect to a particular document, item or other piece of information, (i) inclusion and availability in the virtual data room hosted in connection with the Transactions on or prior to 10:00 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement; provided, that documents included in the “Specified Disclosure Folder” in the data room prior to the execution of this Agreement shall be deemed ‘made available’ pursuant to this Agreement or (ii) identified on Section 9.11(a) of the Company Disclosure Schedule.

“Milestone” has the meaning given to such term in the CVR Agreement.

“Milestone Payment” has the meaning given to such term in the CVR Agreement.

“Nasdaq” means the Nasdaq Global Market.

“Notified Body” means an entity licensed, authorized or approved by the applicable Governmental Entity or third-party private or public organization to assess and certify the conformity of a medical device with the requirements of applicable Law and harmonized standards relating to medical devices.

“NRC” means the U.S. Nuclear Regulatory Commission.

“Nuclear Regulatory Approval” means the approval from any applicable Nuclear Regulatory Authority (including, for the avoidance of doubt, any successor agency thereto) with respect to the direct or indirect disposition, issuance or transfer of the Nuclear Licenses held by any of the Company or its Subsidiaries and set forth on Section 3.19(o) of the Company Disclosure Schedule.

“Nuclear License” means each license, permit, registration, approval, certificate, exception, exemption, grant, authorization, or similar document or authority that has been issued or granted by any Nuclear Regulatory Authority pursuant to Radiation Safety Laws and are, in each case, listed in Section 3.19(o) of the Company Disclosure Schedule.

“Nuclear Material” means “source material,” “byproduct material,” or “special nuclear material,” as each term is defined in Section 11 of the Atomic Energy Act (42 U.S.C. § 2014).

“Nuclear Regulatory Authority” means any governmental authority, agency or other instrumentality charged with licensing, inspecting, enforcing, monitoring compliance with or otherwise administering the Atomic Energy Act, including, for the avoidance of doubt, the NRC and any agency, subdivision or instrumentality of a U.S. State with authority to regulate Nuclear Material pursuant to an agreement with the NRC under Section 274(b) of the Atomic Energy Act (42 U.S.C. § 2021).

“Owned Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned, whether wholly or jointly with others, by the Company or any of the Company Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to timely perform their obligations under this Agreement or to timely consummate the Transactions.

“Parent General Termination Fee” means an amount in cash equal to $385,000,000.

“Parent Regulatory Termination Fee” means an amount in cash equal to $100,000,000.

“Parent Termination Fee” means the Parent General Termination Fee or the Parent Regulatory Termination Fee, as applicable.

“Permitted Liens” means any (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Legal Proceedings (and for which adequate reserves are maintained in accordance with GAAP on the Financial Statements), (ii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (iii) other statutory Liens securing payments not yet due and payable, (iv) purchase money Liens and Liens securing rental payments under capital lease arrangements, (v) minor imperfections or irregularities of title, claims, Liens, easements, covenants and other restrictions or encumbrances, if any, that do not materially impact the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as presently conducted, (vi) mortgages, or deeds of trust, security interests or other Liens on title related to indebtedness reflected in the Financial Statements, (vii) Liens relating to or in connection with this Agreement, the Transactions, the Equity Financing, the Debt Financing, or any other transactions contemplated thereby, (viii) Liens arising from the Company Governing Documents or the organizational or governing documents of Company Subsidiaries or the Indenture, (ix) transfer and other restrictions under applicable federal and state securities Laws, (x) Liens that will be discharged at or prior to the Effective Time and (xi) Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means any information that is considered “protected health information,” “personally identifiable information,” “personal information,” “sensitive personal data,” “personal data” or any similar term under applicable Law.

“Privacy and Information Security Requirements” means collectively, all of the following to the extent relating to the Processing of Personal Information or otherwise relating to privacy, security, or security breach notification requirements and applicable either to the Company or any Company Subsidiary: (i) the Company or any Company Subsidiary’s online posted rules, policies, and procedures (including all website privacy policies and internal information security procedures); (ii) all applicable Laws; and (iii) industry standards binding on the Company or any Company Subsidiary.

“Process, Processed, or Processing” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Radiation Safety Laws” means all applicable Laws with respect to any Nuclear Materials or products containing, composed of or made with the use of Nuclear Materials, including, but not limited to, the Atomic Energy Act, the Energy Reorganization Act of 1974, as amended (42 U.S.C. § 5801 et seq.), the respective regulations promulgated thereunder (including, without limitation, the NRC regulations, 10 C.F.R. chapter 1) or Laws of a United States state exercising authority over Nuclear Material pursuant to an agreement with the NRC under Section 274(b) of the Atomic Energy Act (42 U.S.C. § 2021), any related federal and state laws and regulations including, but not limited to, any applicable Laws governing the purchase, receipt, possession, storage, use, handling, transfer, control and disposal of and exposure to Nuclear Material and safety and protection against ionizing radiation, terms and conditions of any Nuclear License, and the comparable Laws and regulations of any foreign jurisdiction outside of the United States.

“Regulatory Approval” means any authorization, clearance, permit, license or approval issued by any applicable Health Authority that is required for the research, development, manufacture, distribution, marketing, storage, transportation, or sale of any Company Product.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their officers, directors, managers, employees, investment bankers, attorneys, accountants, auditors, consultants and other agents, advisors and representatives.

“Required Financial Information” means (a) audited consolidated balance sheets and related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of the Company and the Company Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year, and (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows of the Company and the Company Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date (and the corresponding periods for the prior fiscal year) with “limited review” by the Company’s auditors, prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal quarter. The Company’s filing with the SEC pursuant to the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder of any required audited financial statements with respect to it that is publicly available on Form 10-K or other filing or required unaudited financial statements with respect to it that is publicly available on Form 10-Q or other filing, in each case, by the stipulated deadline mentioned in the preceding sentence will satisfy the requirements, as applicable, of this definition.

“Required Nuclear Approvals” means both the Nuclear Regulatory Approvals and other consents and approvals set forth on Section 7.1(c) of the Company Disclosure Schedule relating to nuclear Laws.

“Requisite Stockholder Approval” means, with respect to the adoption of this Agreement, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Company Stockholders Meeting.

“Rights Agent” means a rights agent selected by Parent and reasonably acceptable to the Company.

“Sanctioned Country” means any country or region that is, or has been at any time since April 24, 2019, the subject or target of comprehensive Sanctions (including Cuba, Iran, North Korea, Syria (until July 1, 2025), the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions-related restricted party list maintained by OFAC, or the U.S. Department of State; (ii) any Person located, organized, or resident in, or a national of, a Sanctioned Country; (iii) a Governmental Entity of a Sanctioned Country or Venezuela; (iv) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i), (ii) or (iii); or (v) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union, and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities Act” means the U.S. Securities Act of 1933.

“Security Incident” means any actual security breach that results in (i) unauthorized access or use of any of the Business Systems, (ii) unauthorized Processing of any Business Data or the Company or any Company Subsidiary’s own confidential or proprietary information, or (iii) unauthorized interference with system operations or security safeguards of the Business Systems, including any phishing incident or ransomware attack, that compromised the integrity or availability of the Business Systems.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors, managers or trustees, or other Persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned or controlled by such first Person.

“Superior Proposal” means a bona fide Competing Proposal (except the references in the definition thereof to “15%” shall be replaced by “50%”) that the Company Board of Directors or a committee thereof has determined in good faith, after consultation with its outside legal counsel and financial advisor, (i) if consummated, would be more favorable to the holders of Shares from a financial point of view than the Transactions (taking into account any changes to the terms of this Agreement proposed in writing by Parent in response to such Competing Proposal pursuant to Section 5.2(e)) and (ii) is reasonably likely to be consummated in accordance with its terms, in each case taking into account all financial, legal, regulatory and other aspects of such Competing Proposal (including the identity of the Person making the proposal, the conditions to and expected timing of consummation, and the financing of such Competing Proposal).

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, levies, duties, tariffs, imposts and other similar charges and fees, including net and gross income, franchise, windfall or other profits, minimum, alternative minimum, base erosion and anti-abuse, diverted profits, gross receipts, premium, real property, escheat and unclaimed property, tangible personal property, intangible property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment, excise, withholding, ad valorem, stamp, transfer, value-added, goods and services, gains, capital, license, registration, documentation, severance, occupation, environmental, disability, and estimated taxes and fees, and any customs duties, together with any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, claim for refund, estimated tax filing, declaration information return or information statements, including any schedule or attachment thereto or any amendment thereof, in each case, required to be filed with or supplied to any Governmental Entity with respect to Taxes, including any amendments thereof.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board of Directors, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions (including any such Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board of Directors or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Underwater Option Milestone Payment” has the meaning given to such term in the CVR Agreement.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement that is the consequence of an act or omission undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause, a material breach of this Agreement.

The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 6.7(e)
Acceptable Confidentiality Agreement	Section 5.2(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(d)(ii)
Alternative Commitment Letter	Section 6.13(c)(ii)
Alternative Financing	Section 6.13(c)(ii)
Anti-Corruption Laws	Section 3.20(a)
Antitrust Laws	Section 3.5(b)
Benefit of the Bargain Damages	Section 8.2
Book-Entry Shares	Section 2.2(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Change of Recommendation	Section 5.2(d)(i)
Closing	Section 1.2

Closing Date	Section 1.2
Closing Date Underwater Option	Section 2.4(a)
Collective Bargaining Agreement	Section 3.13(a)(x)
Commitment Letters	Section 4.7(a)
Common Stock	Section 2.1(a)
Company	Preamble
Company 401(k) Plan	Section 6.7(e)
Company Board of Directors	RECITALS
Company Board Recommendation	Section 3.4
Company Bonus Plan	Section 6.7(f)
Company Conference	Section 6.2(e)
Company Disclosure Schedule	Article III
Company Equity Awards	Section 2.4(d)
Company Liability Limitation	Section 8.3(g)(iv)
Company Options	Section 2.4(a)
Company PSUs	Section 2.4(b)
Company Related Parties	Section 8.3(g)(ii)
Company Remedy	Section 6.2(c)
Company RSUs	Section 2.4(b)
Company SEC Documents	Section 3.6(a)
Company Stockholders Meeting	Section 5.4(a)
Continuing Employee	Section 6.7(a)
Converted PSU Award	Section 2.4(b)
Converted RSU Award	Section 2.4(c)
Converted RSU Cash Consideration	Section 2.4(c)
CVR	Section 2.1(a)
D&O Insurance	Section 6.4(c)
Debt Commitment Letters	Section 4.7(a)
Debt Financing	Section 4.7(a)
Definitive Debt Financing Agreements	Section 6.13(c)(i)
Determination Notice	Section 5.2(e)
Dissenting Shares	Section 2.3(a)
Earned Share	Section 2.4(b)
Effective Time	Section 1.3
Enforceability Exceptions	Section 3.3
Equity Commitment Letter	Section 4.7(a)
Equity Financing	Section 4.7(a)
Equity Interests	Section 3.2(c)
Equity Investors	Section 4.7(a)
Exchange Fund	Section 2.2(a)
Excluded Benefits	Section 6.7(a)
FDCA	Section 3.19(a)
FDI Laws	Section 3.5(b)
Final Exercise Date	Section 2.4(e)
Financial Statements	Section 3.6(b)
Financing	Section 4.7(a)

Foreign Antitrust Laws	Section 3.5(b)
Government Closure	Section 6.2(a)
Guarantee	Section 4.7(c)
Health Laws	Section 3.19(a)
HIPAA	Section 3.19(a)
HSR Act	Section 3.5(b)
Indemnification Agreement	Section 6.4(a)
Indemnified Person(s)	Section 6.4(a)
Lease	Section 3.13(a)(v)
Leased Real Property	Section 3.15(b)
Lender Related Parties	Section 8.3(g)(iii)
Material Contract	Section 3.13(a)
Maximum Amount	Section 6.4(c)
Merger	Section 1.1(a)
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1(c)
Morgan Stanley	Section 3.23
New Plans	Section 6.7(b)
Non-U.S. Plan	Section 3.10(f)
Notice Period	Section 5.2(e)
OFAC	Section 9.11(a)
Option Cash Consideration	Section 2.4(a)
Option CVR Consideration	Section 2.4(a)
Outside Date	Section 8.1(d)
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent Liability Limitation	Section 8.3(g)(v)
Parent Related Parties	Section 8.3(g)(ii)
Paying Agent	Section 2.2(a)
Payoff Amount	Section 6.13(f)(i)(D)
Per Share Cash Consideration	Section 2.1(a)
Permits	Section 3.18(b)
PHS Act	Section 3.19(a)
PLR Request	Section 6.180
Prohibited Modification	Section 6.13(b)
Proxy Statement	Section 5.3(a)
PSU Cash Consideration	Section 2.4(b)
PSUs CVRs	Section 2.4(b)
Reference Date	Section 3.2(a)
Regulatory Commitment	Section 6.2(e)
Remedy	Section 6.2(b)(iii)
Required Amount	Section 4.7(b)
Required Governmental Approvals	Section 6.2(a)
Restricted Awards	Section 2.4(b)
RSUs CVRs	Section 2.4(c)

SEC	Section 3.1(b)
Second Request	Section 6.2(a)
Share	Section 2.1(a)
Solvent	Section 4.12
Staff Recommendation	Section 6.2(e)
Surviving Corporation	Section 1.1(a)
Trade Control Laws	Section 3.20(b)
WARN Act	Section 5.1(l)
Withholding Agent	Section 2.5

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CURIUM US HOLDINGS LLC

By	/s/ Xavier Defourt
Name: Xavier Defourt
Title: Vice President

COCO MERGER SUB INC.

By	/s/ Xavier Defourt
Name: Xavier Defourt
Title: Vice President

LANTHEUS HOLDINGS, INC.

By	/s/ Mary Anne Heino
Name: Mary Anne Heino
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Certificate of Incorporation of the Surviving Corporation

EXHIBIT B

Form of Contingent Value Rights Agreement

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is entered into by and between Curium US Holdings LLC, a Delaware limited liability company (“Parent”), and [●], a [●] (including any successor in accordance with the terms of this Agreement, the “Rights Agent”). Parent and the Rights Agent may be referred to herein collectively as the “Parties” or individually as a “Party.”

RECITALS

(A)

Parent, Coco Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and Lantheus Holdings, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of August 3, 2026 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Parent will acquire the Company through a merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in the Merger Agreement.

(B)

Pursuant to the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding as of immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) of the Merger Agreement and Dissenting Shares) will be converted into the right to receive (I) $102.50 per share, in cash, without interest, plus (II) one (1) CVR (as hereinafter defined) per share, which will represent the right to receive the Milestone Payment Amounts (as hereinafter defined), and subject to any withholding of Taxes.

(C)

Pursuant to the Merger Agreement, Parent has agreed to provide to (a) the holders of Shares (other than Shares canceled pursuant to the Merger Agreement and Dissenting Shares) and (b) the holders of Company Options (other than Underwater Options canceled for no consideration pursuant to the Merger Agreement) and the Restricted Awards (collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive contingent cash payments, subject to any withholding of Taxes, as hereinafter described.

In consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.	DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least thirty-five (35%) of the outstanding CVRs as set forth on the CVR Register.

“Adjusted Sales” means, for a given period, the sum of (a) the total gross amounts accrued or recognized during such period by or on behalf of any Selling Entity in respect of sales of Product (including any associated freight and services revenue (to the extent not already included), and net of discounts, credits, rebates and allowances) (which, for the avoidance of doubt, shall not include any reductions for any internal or external sales commissions) (such net sales of such Product, the Product’s “Sales”) (other than Clinical Collaboration Revenue and Sales within Definity Kit Revenue), (b) Royalties accrued or recognized by or on behalf of any Selling Entity, (c) Sublicense Income accrued or recognized by or on behalf of any Selling Entity (other than Sublicense Income within Definity Kit Revenue), (d) Clinical Collaboration Revenue accrued or recognized by or on behalf of any Selling Entity, and (e) Definity Kit Revenue accrued or recognized by or on behalf of any Selling Entity, in each case of (a) through (e), net of sales tax, VAT, pharmaceutical or similar taxes.

The following principles shall apply in calculation of Adjusted Sales:

(i)

In the case of any sale of Product between or among Selling Entities, for resale, Adjusted Sales will be calculated as above only on the Sales accrued or recognized on the first arm’s-length sale thereafter to a third party, except that the sale of Definity Product by a Selling Entity to a third party Sublicensee for incorporation into a Definity Kit shall be calculated as set forth in clause (i) of the definition of Definity Kit Revenue.

(ii)	With respect to sales of any Products, Adjusted Sales will be calculated:

(a)

In the U.S. and Canada, as (I) one hundred percent (100%) of Sales (other than Clinical Collaboration Revenue and Sales within Definity Kit Revenue) in the U.S. and Canada, plus (II) one hundred percent (100%) of Sublicense Income (other than Sublicense Income within Definity Kit Revenue) in the U.S. and Canada, plus

(b)

Outside the U.S. and Canada, as (I) twenty percent (20%) of Sales (other than Clinical Collaboration Revenue and Sales within Definity Kit Revenue) in territories outside the U.S. and Canada where a Selling Entity (other than a third party Milestone Sublicensee or any direct or indirect transferee, successor or assignee of such Milestone Sublicensee pursuant to clause (c) of the definition of Selling Entity) sells such Product, plus (II) one hundred percent (100%) of all Royalties and Sublicense Income (other than Clinical Collaboration Revenue and Sublicense Income within Definity Kit Revenue) from territories outside the U.S. and Canada which is paid by a third party Milestone Sublicensee (or any direct or indirect transferee, successor or assign thereof pursuant to clause (c) of the definition of Selling Entity), plus

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(c)	Both in and outside the U.S. and Canada, (I) one hundred percent (100%) of all Clinical Collaboration Revenue and (II) one hundred percent (100%) of all Definity Kit Revenue.

(iii)	For the avoidance of doubt, if any amount is included more than once in the categories set forth in clauses (i)-(ii) above, such amount shall only be taken into account once.

(iv)

Unless otherwise specified herein, Adjusted Sales (and any components thereof, including Royalties, Sublicense Income, Clinical Collaboration Revenue and Definity Kit Revenue) shall, for purposes of this Agreement, be calculated in accordance with the applicable Company’s usual and customary accounting methods as outlined in Appendix A and in accordance with U.S. GAAP as it exists as of December 31, 2025, generally and consistently applied; except that any amount which is not expressed in U.S. Dollars shall be converted into U.S. Dollars based on the then applicable FX rate on the applicable sales date as determined by the Company’s usual and customary accounting methods as existing as of December 31, 2025.

“Adjusted Sales Statement” means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth in reasonable detail with respect to the applicable time period, (a) a delineation and calculation of Adjusted Sales during such time period, (b) a delineation and calculation, on a Product-by-Product basis, of Adjusted Sales related to sales of Product(s), (c) a delineation and calculation, on a Product-by-Product basis, of Clinical Collaboration Revenue during such time period, (f) a delineation and calculation, on a Product-by-Product basis, of Sublicense Income during such time period, (g) a delineation and calculation of Definity Kit Revenue during such time period, and (h) to the extent that sales for the applicable Product(s) or Sublicense Income is recorded in currencies other than Dollars during such time period, the exchange rates used for conversion of such foreign currency into Dollars at the time it is recorded.

“Agreement” has the meaning set forth in the Preamble. “Assignee” has the meaning set forth in Section 7.3.

“Audit Report Date” means, for any calendar year, the date on which the statutory auditors for Parent deliver their audit report on the consolidated financial statements of Parent and its Subsidiaries.

“Binding Sales Contract” means a binding agreement between any Selling Entity and a third party that is not a Selling Entity (a “Customer”) for purchase of Product that includes provisions stipulating the agreed purchase price.

“Clinical Collaboration Revenue” means the total gross amounts accrued or recognized by or on behalf of any Selling Entity in respect of or in connection with the sales of Product for pre-clinical, clinical, or other research use of a Product (including any payments for services or milestone payments due under agreements covering such Product sales), in each case net of discounts, credits, rebates and allowances, but excluding any amounts which would otherwise qualify as Definity Kit Revenue.

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“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Parent (whether by itself or through other Selling Entities) with respect to any objective, such reasonable and diligent, good faith efforts to accomplish such objective as a company in the radiopharmaceutical industry and diagnostic industry that is similarly situated as the Parent and its Affiliates would normally use to accomplish a similar objective in a timely manner, under similar circumstances. The Parties understand and agree that with respect to the commercialization of a Product by Parent (whether by itself or through other Selling Entities), such efforts shall be substantially equivalent to those efforts and resources commonly used by similarly situated companies in the radiopharmaceutical industry or diagnostic industry, as applicable, for Covered Products owned by them or to which they have rights, which product is of similar commercial potential at a similar stage in product lifecycle, taking into consideration the safety and efficacy of such product, the regulatory framework applicable to such product, its competitiveness compared to alternative third-party products, the proprietary position of the product (including scope and duration of relevant patents), manufacturing and supply chain management and availability considerations, the scope of marketing approval, the profitability of the product, and other relevant technical, commercial, legal, scientific or medical factors; provided that, notwithstanding the foregoing, such level of efforts and resources shall be determined without taking into account the Milestone Payment payable in accordance with and subject to the terms hereof and the time line considerations shall not factor into the applicable Milestone Expiration Date. Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis for a particular product.

“Company” has the meaning set forth in the Recitals.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Products” means Microbubble Technology Products and Radiodiagnostic Products.

“Customer” has the meaning set forth in the definition of Binding Sales Contract. “CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.8(a).

“CVR Shortfall Payment Date” means the date on which the CVR Shortfall is paid to Holders pursuant to Section 4.8(a).

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.

4

“Definity Kit” means a kit or combination product for use other than improving left ventricular cavity opacification and endocardial border delineation during echocardiography which kit or combination product includes a Definity Product along with or in combination with other products or consumables for use in or with a medical device, pharmaceutical drug or other product.

“Definity Kit Revenue” means the sum of (i) all Sales of the Definity Product sold by a Selling Entity to a third party Sublicensee for incorporation into a Definity Kit, plus (ii) all Sublicense Income payable by such third party Sublicensee to any Selling Entity in connection with a license of Definity Product for incorporation into a Definity Kit, plus (iii) all Royalties payable by such third party Sublicensee to any such Selling Entity in connection with the sales of Definity Kits.

“Definity Product” means any product, agent, compound, kit or preparation in the Global Definity Franchise, whether on its own or in combination with other active ingredients, in any and all forms, presentations, strengths/concentrations, delivery systems, modalities, dosages, formulations or packaging configurations.

“Distributor” means any Person(s) appointed by a Selling Entity to distribute, market and sell Product(s), with or without packaging rights, in one or more countries in the Territory, in circumstances where the Person purchases its requirements of Product(s) from such Selling Entity but does not otherwise make any royalty or other payment to such Selling Entity with respect to its intellectual property rights with respect to such Product(s).

“Divestiture of Franchise” means any transaction or series of related transactions (including a sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction) pursuant to which all or substantially all of assets and rights associated with a Franchise is sold, exclusively licensed or otherwise transferred to, or acquired by, directly or indirectly, a Person that is not an Affiliate of Parent; provided that “Divestiture of Franchise” shall not include any Change of Control of Parent.

“DTC” means The Depository Trust Company or any successor entity thereto. “Effective Date” has the meaning set forth in the Preamble.

“Equity Award CVR” means a CVR received by a Holder in respect of a Covered Equity Award.

“Event of Default” has the meaning set forth in Section 6.1.

“Excess Exercise Price” means, in the case of a CVR issued in respect of a Closing Date Underwater Option and with respect to a given Milestone, an amount equal to the excess, if any, of (a) the per Share exercise price of such Closing Date Underwater Option over (b) the sum of (i) the Per Share Cash Consideration and (ii) the aggregate Milestone Payments, if any, that have been previously paid or that are earned and payable prior to the Milestone Payment Date for such Milestone, determined as though such CVR were not issued in respect of a Closing Date Underwater Option. For the avoidance of doubt, if the value of the foregoing clause (a) is less than or equal to the value of the foregoing clause (b), “Excess Exercise Price” shall be deemed zero dollars ($0) for purposes of such Milestone.

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“Franchise” means any of (a) the Global Definity Franchise, (b) the Global Neurology Diagnostics Franchise or (c) the Global Prostate Cancer Diagnostics Franchise.

“Funds” has the meaning set forth in Section 2.4(h).

“Global Definity Franchise” means (a) the product known as of the Effective Date as DEFINITY®, (b) Microbubble Technology Products containing perflutren or any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form thereof, whether on its own or in combination with other active ingredients and (c) any Microbubble Technology Products derived from any of the foregoing, in each case ((a) through (c)), in any and all forms, presentations, strengths/concentrations, delivery systems, modalities, dosages, formulations or packaging configurations.

“Global Neurology Diagnostics Franchise” means (a) the products known as of the Effective Date as Neuraceq®, MK-6240, NAV-4694, and PI-2620, (b) any Radiodiagnostic Products containing: (i) florbetaben, florquinitau, flutafuranol, or PI-2620 or (ii) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing in (i), whether on their own or in combination with other active ingredients, and (c) any Radiodiagnostic Products derived from any of the foregoing in ((a) and (b)), in each case ((a) through (c)), in any and all forms, presentations, strengths/concentrations, delivery systems, modalities, dosages, formulations or packaging configurations, in each case excluding any Beta amyloid or Tau diagnostic assets acquired by Parent or its Affiliates from a third party following the Effective Date (other than any such diagnostic asset that is a generic version of a product that would otherwise be within the scope of the foregoing clauses (a) through (c)).

“Global Prostate Cancer Diagnostics Franchise” means (a) the products known as of the Effective Date as PYLARIFY®, PYLARIFY TruVu™, and LNTH-2401, (b) any Radiodiagnostic Products containing: (i) piflufolastat or RM2 or (ii) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of either of the foregoing in (i), whether on its own or in combination with other active ingredients, and (c) any Radiodiagnostic Product derived from any of the foregoing in ((a) and (b)), in each case ((a) through (c)), in any and all forms, presentations, strengths/concentrations, delivery systems, modalities, dosages, formulations or packaging configurations, in each case excluding any PSMA or GRPR targeting diagnostic assets acquired by Parent or its Affiliates from a third party following the Effective Date (other than any such diagnostic asset that is a generic version of a product that would otherwise be within the scope of the foregoing clauses (a) through (c)).

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

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“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Acting Holders and Parent or (b) if such Parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Microbubble Technology Product” means a product, agent, compound, kit or preparation that (a) contains, incorporates, or uses microbubble technology and (b) is designed, developed, manufactured or used for the purpose of (i) in vivo diagnostic imaging, detection, screening, or monitoring or (ii) treatment, palliation, cure or prevention, in the case of both clauses (i) and (ii) of any disease, disorder, condition, or physiological process in humans or animals.

“Milestone” has the meaning set forth in Section 2.4(a).

“Milestone Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Milestone Expiration Date” means, with respect to a Milestone, 12:00 a.m. New York City time on January 1, 2031, if such Milestone has not been achieved prior to such time.

“Milestone Failure Notice” has the meaning set forth in Section 2.4(c).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” has the meaning set forth in Section 2.4(a).

“Milestone Payment Amount” means, in respect of a Milestone, for a given Holder, an amount equal to (i) in the case of CVRs held by such Holder other than CVRs issued in respect of Closing Date Underwater Options, the product of (a) the Milestone Payment in respect of such Milestone and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice and (ii) in the case of CVRs held by such Holder issued in respect of Closing Date Underwater Options, the product of (i) the Underwater Option Milestone Payment in respect of such Milestone and (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice for such Milestone.

“Milestone Payment Date” means, (i) with respect to any given Milestone for the Prostate Cancer Products or Definity Products (i.e., the Milestones identified as Nos. 1-5 and No. 8, respectively, in the table set forth in Section 2.4(a)), the date that is the earlier to occur of forty-five (45) days following the Audit Report Date for the calendar year ending December 31, 2030 for each such Milestone which was achieved and March 31, 2031, and (ii) with respect to any Milestone for the Neurology Products (i.e., the Milestones identified as Nos. 6 and 7 in the table set forth in Section 2.4(a)), the date that is the earlier to occur of forty-five (45) days following the Audit Report Date for the calendar year in which such Milestone was first achieved, and March 31 of the next succeeding calendar year.

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“Milestone Sublicensee” means any licensee or sublicensee (regardless of tier) of (a) Parent or (b) any direct or indirect transferee, successor or assignee (including through any asset purchase or merger, consolidation or other combination), in both cases (a) and (b) with respect to rights to develop or commercialize a Product (a “Sublicense”) but excluding (i) contract research organizations, contract manufacturers and other third party service providers who have been granted a (sub)license solely to perform services on behalf of Parent, any Assignee or each of their respective Affiliates, and (ii) Distributors.

“Neurology Product” means any product, agent, compound, kit or preparation in the Global Neurology Diagnostics Franchise, whether on its own or in combination with other active ingredients, in any and all forms, presentations, strengths/concentrations, delivery systems, modalities, dosages, formulations or packaging configurations.

“Notice of Default” has the meaning set forth in Section 6.1(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent” has the meaning set forth in the Preamble. “Parties” has the meaning set forth in the Preamble.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the settlor; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary so long as such transfer ends with such beneficial owner, in each case as permitted by DTC; (f) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or Exchange Act); or (g) as provided in Section 2.6.

“Product” means any of (a) the Definity Products, (b) the Neurology Products or (c) the Prostate Cancer Products.

“Prostate Cancer Product” means any product, agent, compound, kit or preparation in the Global Prostate Cancer Diagnostics Franchise, whether on its own or in combination with other active ingredients, in any and all forms, presentations, strengths/concentrations, delivery systems, modalities, dosages, formulations or packaging configurations.

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“Qualified Purchaser” means a Person (a) which, together with its Affiliates, has experience in the development, manufacture, distribution or commercialization of pharmaceutical or medical technology products for human use, (b) which, together with its Affiliates, has expertise in healthcare, med tech or pharmaceuticals and commercialization infrastructure relevant to the applicable Product, and (c) that, in its most recent fiscal year completed prior to the close of the applicable transaction, either (i) had annual consolidated revenues (with its Affiliates) of at least $5 billion, as reflected in such Person’s most recent financial statements, (ii) was one of the top thirty (30) pharmaceutical companies or top twenty (20) medical technology companies, as determined based on worldwide annual revenue of the prior year or (iii) is an investment firm with healthcare expertise and assets under management of at least $7.5 billion.

“Radiodiagnostic Product” means a product, agent, compound, kit or preparation that (a) contains, incorporates, or is labeled with one or more radioactive radionuclides or radioisotopes and (b) is designed, developed, manufactured or used for the purpose of in vivo diagnostic imaging, detection, screening, or monitoring of any disease, disorder, condition, or physiological process in humans or animals, by means of the radiation emitted by such radionuclide(s) or radioisotope(s), as applicable.

“Regulatory Approval” means, with respect to a country, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a Product in such country.

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the development and commercialization of Products, including the Food and Drug Administration and any successor agency thereto in the United States and the European Medicines Agency in the European Union.

“Review Request Period” has the meaning set forth in Section 4.8(a).

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent has been appointed and accepted such appointment pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Royalties” means all royalties and similar amounts calculated and paid based on sales of any Product, whether based on a revenue, income or other sales value of the Product sold or on a unit or other basis, but excluding sales milestones to the extent included within Sublicense Income.

“Selling Entity” means (a) Parent, any Assignee and each of their respective Affiliates, (b) any Milestone Sublicensee and (c) any direct or indirect transferee, successor or assignee (including through any asset purchase or merger, consolidation or other combination) of the Company Intellectual Property or any rights to sell a Product of any of the foregoing Persons in (a) or (b).

“Shares” has the meaning set forth in the Recitals.

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“Sublicense” has the meaning set forth in the definition of “Milestone Sublicensee.”

“Sublicense Income” means all amounts (including, without limitation, upfront consideration or similar fees, option fees, license maintenance or similar fees and milestone payments) payable by a Person to a Selling Entity in consideration for a Sublicense or an option or similar agreement providing the right to negotiate or obtain a Sublicense, but excludes any amounts paid to such Selling Entity by such Person (a) as Royalties, and (b) for any equity securities issued to such Person in respect of any such transaction(s) or arrangement(s) based on the fair market value of such securities (such fair market value to be determined on the assumption that no Selling Entity has granted, nor agreed to grant, any rights to such Person in respect of a Product, and excluding, for the avoidance of doubt, any premium paid over the fair market value of such securities which shall constitute Sublicense Income). Unless otherwise specified herein, Sublicense Income shall be calculated in accordance with the applicable Selling Entity’s usual and customary accounting methods consistent with the treatment of other Covered Products commercialized by the applicable Selling Entity, which shall be in accordance with GAAP generally and consistently applied.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Territory” means worldwide.

“Underwater Option” means the Company Option described in Section 2.4(a)(iv) of the Merger Agreement.

“Underwater Option Milestone Payment” means, for a CVR issued in respect of a Closing Date Underwater Option and with respect to a given Milestone, the amount, if any, by which the Milestone Payment for such Milestone exceeds the Excess Exercise Price for such Milestone with respect to such CVR.

“United States” or “U.S.” means the United States of America and its territories and possessions.

1.2 Rules of Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder, (b) to any Person include the successors and permitted assigns of that Person, (c) to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires, (d) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement, and (f) to any Governmental Entity shall be deemed to include any successor thereto. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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2.	CONTINGENT VALUE RIGHTS

2.1 CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement, subject to and in accordance with the terms and conditions hereof. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement. Each CVR represents the contractual right of a Holder to receive the Milestone Payment Amounts in accordance with this Agreement.

2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer or otherwise permitted under this Agreement shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers as provided herein. In the case of any CVRs that are to be issued to the holders of the Shares held in book-entry form through DTC, the CVR Register will initially show one position for Cede & Co representing all of the CVRs that are issued to the holders of Shares held by DTC on behalf of the street holders of the Shares. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of CVRs to be received by the holders of Covered Equity Awards pursuant to the Merger Agreement, such CVRs shall initially be registered in the name and address of the holder of such Covered Equity Awards as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of Shares subject to such Covered Equity Awards as described in the Merger Agreement. In the case of a holder of such Covered Equity Award, the CVRs held by such Person in respect of their Closing Date Underwater Options shall be registered and tracked (including tracking of the Excess Exercise Price, if any) separately from those CVRs held by such holder in respect of their Shares or other Covered Equity Awards (if any). Parent and the Rights Agent have no responsibility whatsoever directly to any street name holder or DTC participant, including with

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regard to the distribution or payments, unless and until such Persons are registered on the CVR Register.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request regarding a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument of such transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to such requested transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that such transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall determine whether such transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if Parent determines that it does so comply, Parent shall instruct the Rights Agent in writing to register such transfer of the CVRs in the CVR Register and notify Parent of the same. No service charge shall be made for any registration of transfer of a CVR, but, as a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp or other similar Tax or governmental charge that is customarily imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) If a Selling Entity first achieves a milestone set forth in the table below (each, a “Milestone”) prior to the Milestone Expiration Date, then, on or prior to the applicable Milestone Payment Date, Parent shall deliver to the Rights Agent a written notice indicating that such Milestone has been achieved and specifying such Milestone (a “Milestone Notice”) and an Officer’s Certificate certifying that the Holders are entitled to receive the milestone payment corresponding to such Milestone as set forth in the table below (each such payment, a “Milestone Payment” and such certificate, a “Milestone Achievement Certificate”). For each such Milestone which Parent delivered, or was required to deliver, a Milestone Notice and Milestone Achievement Certificate, Parent shall deliver, on or before the applicable Milestone Payment Date, cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the Milestone Payment Amounts to all Holders (other than in

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respect of Equity Award CVRs) pursuant to Section 4.3, along with any letter of instruction reasonably required by the Rights Agent, and Parent shall cause all amounts required to be paid in respect of Equity Award CVRs pursuant to this Agreement (including Section 4.3) to be so paid in accordance with the terms of this Agreement and the requirements of such section. Unless and until a Milestone Notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that no event has occurred that would require a Milestone Payment. For clarity, if more than one Milestone is first achieved in any calendar year prior to the Milestone Expiration Date, the Milestone Payments for each such Milestone shall be payable for such calendar year. In no event shall Parent be obligated to pay any Milestone Payment pursuant to this Section 2.4(a) unless and until the applicable Milestone has been actually achieved or deemed to have been achieved prior to the Milestone Expiration Date in accordance with this Agreement, including pursuant to Section 4.10.

No.	Milestone	Milestone Payment
1.	Aggregate Adjusted Sales of all Prostate Cancer Products of at least Nine Hundred Fifty Million dollars ($950 million) in the calendar year ending December 31, 2030	$1.00 in cash per CVR, without interest.

2.	Aggregate Adjusted Sales of all Prostate Cancer Products of at least One Billion One Hundred Million dollars ($1.1 billion) in the calendar year ending December 31, 2030	$1.00 in cash per CVR, without interest.

3.	Aggregate Adjusted Sales of all Prostate Cancer Products of at least One Billion Two Hundred Million dollars ($1.2 billion) in the calendar year ending December 31, 2030	$2.00 in cash per CVR, without interest.

4.	Aggregate Adjusted Sales of all Prostate Cancer Products of at least One Billion Five Hundred Million dollars ($1.5 billion) in the calendar year ending December 31, 2030	$2.00 in cash per CVR, without interest.

5.	Aggregate Adjusted Sales of all Prostate Cancer Products of at least One Billion Seven Hundred and Fifty Million dollars ($1.75 billion) in the calendar year ending December 31, 2030	$2.00 in cash per CVR, without interest.

6.	Aggregate Adjusted Sales of all Neurology Products of at least Three Hundred Million dollars ($300 million) in any of the three calendar years ending December 31, 2028, 2029, or 2030	$2.00 in cash per CVR, without interest.

7.	Aggregate Adjusted Sales of all Neurology Products of at least Three Hundred Fifty Million dollars ($350 million) in any of the three calendar years ending December 31, 2028, 2029, or 2030	$1.00 in cash per CVR, without interest.

8.	Aggregate Adjusted Sales of all Definity Products of at least Four Hundred Million dollars ($400 million) in the calendar year ending December 31, 2030	$1.00 in cash per CVR, without interest.

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(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days following receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders (other than in respect of Equity Award CVRs) pursuant to Section 4.3 as well as any letter of instruction and other relevant information reasonably required by the Rights Agent, (x) send each Holder at its registered address a copy of such Milestone Notice and (y) pay the Milestone Payment Amounts to each of the Holders (other than any Holders of Equity Award CVRs) in accordance with the corresponding letter of instruction. If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of such Milestone Notice to the Holders, the Rights Agent shall also pay the applicable Milestone Payment Amount to each of the Holders in accordance with the corresponding letter of instruction (i) by check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. New York City time on the date of the Milestone Notice, (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction or (iii) with respect to Cede & Co., by wire transfer of immediately available funds pursuant to the applicable procedures of DTC. If any Holder has not returned such completed instruction letter, to the extent applicable, to the Rights Agent on or before the date that is three (3) months immediately following the date of the Milestone Notice, then the Rights Agent shall use commercially reasonable efforts to resend such Milestone Notice on or before the date that is six (6) months after the date of the applicable Milestone Notice. For the avoidance of doubt, the Rights Agent shall not have any responsibility to pay any Milestone Payment Amounts in respect of the Equity Award CVRs.

(c) If a Milestone is not achieved prior to the Milestone Expiration Date, then, on or prior to the date that would have been the Milestone Payment Date had the relevant Milestone been achieved, Parent shall deliver to the Rights Agent a written notice (a “Milestone Failure Notice”) indicating that the relevant Milestone was not achieved and an Officer’s Certificate certifying the same. The Rights Agent shall promptly, and in any event within ten (10) Business Days following receipt of a Milestone Failure Notice, send each Holder at its registered address a copy of such Milestone Failure Notice and, if applicable, an Adjusted Sales Statement.

(d) Each of Parent and its Affiliates (including the Surviving Corporation) and the Rights Agent shall be entitled to deduct or withhold (including in the case of Parent and its Affiliates to cause the Rights Agent to deduct or withhold), from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax Laws, as may be reasonably determined by Parent, its Affiliate or the Rights Agent. With respect to Equity Award CVRs, any such withholding shall be made, or caused to be made, by Parent through the Company’s or an Affiliate’s (including the Surviving Corporation’s) payroll system or any successor or other applicable payroll system. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder (other than payroll withholding and reporting with respect to amounts received in respect of Equity Award CVRs), the Rights Agent shall use commercially reasonable efforts to solicit from such Holder (and shall provide a reasonable opportunity for such Holder to deliver) an IRS Form W-9 or other applicable Tax form to avoid or reduce such withholding amounts, and any Milestone Payment Amounts may be reasonably delayed in order to gather such Tax forms. The Rights Agent shall properly remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Entity in accordance

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with applicable Law. Any amounts so deducted or withheld shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder in respect of whom such deduction and withholding was made, and as required by applicable Tax Law. Parent will provide withholding and payment instructions to the Rights Agent from time to time as applicable, and upon request of the Rights Agent. The Rights Agent will comply with any Tax reporting obligations in accordance with applicable Tax law and Parent’s instructions, including on IRS Form 1099-B or other applicable form to the extent required under applicable Law.

(e) If any funds delivered to the Rights Agent for payment to Holders as Milestone Payment Amounts remain undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment Amounts and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent (subject to abandoned property, escheat and other similar Laws and Section 2.4(f)) as general creditors thereof with respect to the Milestone Payment Amount that may be payable.

(f) Neither Parent nor the Rights Agent shall be liable to any Holder in respect of any Milestone Payment Amounts delivered to a public official to comply with any applicable state, federal or other abandoned property, escheat or similar Laws.

(g) For all U.S. federal and applicable state and local income Tax purposes, the Parties intend and, unless otherwise required as a result of a determination (within the meaning of Section 1313(a) of the Code), agree to treat (i) the CVRs received with respect to the Shares pursuant to the Merger Agreement, other than the Equity Award CVRs, as additional consideration paid at the Effective Time for such Shares pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes, (ii) any Milestone Payment Amounts (1) as contractual payments in respect of the CVRs (except to the extent required to be treated as imputed interest under applicable Laws) or (2) if paid in respect of an Equity Award CVR, as compensation in the year in which the Milestone Payment Amount is paid (and not upon the receipt of such CVR). The Rights Agent shall report imputed interest on the CVRs at the direction of Parent as required by applicable Tax Laws.

(h) All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to this Agreement, the Rights Agent may hold the Funds in bank accounts or in bank repurchase agreements of commercial banks with capital exceeding One Billion Dollars ($1,000,000,000). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Person, except as described in Section 2.4(i).

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(i) Notwithstanding the preceding, Parent directs the Rights Agent, and the Rights Agent agrees to place the Funds in accounts, as described above, for the term of this Agreement. The Rights Agent further agrees that after DTC has been paid, the Funds as described above shall accrue interest to the benefit of Parent at the federal funds target rate minus twentyfive (25) basis points-annualized basis for a period of thirty (30) days after receipt of the Funds by the Rights Agent on the average daily balance in the accounts.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs shall not confer any voting or dividend rights with respect to Parent, any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

(b) No interest shall accrue on any amounts payable on the CVRs to any Holder. (c) The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

(d) The rights of the Holders and the obligations of Parent are contract rights limited to those expressly set forth in this Agreement, and the Holders’ sole right to receive property hereunder is the right to receive cash from Parent, if any, through the Rights Agent in accordance with the terms hereof; provided that the foregoing shall not limit the rights of the Holders to seek damages for any failure by Parent to comply with the terms of this Agreement. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(e) Neither Parent nor its directors and officers nor any Subsidiary or Affiliate of Parent or any of their directors and officers will be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement or the CVRs.

2.6 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders, Article 5 and Article 6.

3.	THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct (each as determined by a final nonappealable judgment of a court of competent jurisdiction).

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3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claims, demands, suits or expenses arising out of or in connection with the Rights Agent’s performance of its duties under this Agreement (excluding any Taxes imposed on the fees owed to the Rights Agent hereunder), including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or losses arising out of or in connection with the execution, administration, exercise and performance of its duties under this Agreement, unless such loss has been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

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(i) anything to the contrary notwithstanding, (i) the Rights Agent shall not be liable for any special, punitive, indirect, consequential or incidental loss or damage (including, but not limited to, lost profits) arising out of any act or failure to act hereunder and (ii) the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, except for the Rights Agent’s fraud, bad faith or willful or intentional misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction), is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent, as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(j) Parent agrees (i) to pay the reasonable documented out-of-pocket fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing in a fee schedule by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all reasonable documented Taxes and other out-of-pocket expenses incurred by the Rights Agent in the negotiation, execution and amendment of this Agreement (other than corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, and any Taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)); provided that if the Rights Agent determines that it has received a refund of any Taxes or government charge borne by Parent pursuant to this clause (ii), the Rights Agent shall promptly repay such refund to Parent. The Rights Agent shall also be entitled to reimbursement from Parent for all documented reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l) the Rights Agent shall not be deemed to have knowledge of any event of which it was entitled to receive notice pursuant to the terms of this Agreement, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection with such event, in each case, unless and until such notice has been given in accordance with Section 7.1;

(m) unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any shareholder, affiliate, director, officer, agent or employee of the Rights Agent may buy, sell or deal in any securities of Parent or the Company or become pecuniarily interested in any transaction in which Parent or the Company may be interested, or contract with or lend money to Parent or the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent, the Company or for any other Person;

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(n) the Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Merger Agreement, nor shall the Rights Agent be required to determine if any person or entity has complied with the Merger Agreement, nor shall any additional obligations of the Rights Agent be inferred from the terms of the Merger Agreement even though reference thereto may be made in this Agreement;

(o) the Rights Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs except as expressly set forth in this Agreement or as required by applicable Law; and

(p) the recitals or statements of fact contained herein shall be taken as statements of Parent (other than the Rights Agent’s representations, warranties and statements under this Agreement), and the Rights Agent assumes no responsibility for their correctness nor shall it be required to verify the same (other than the Rights Agent’s representations, warranties and statements under this Agreement). The Rights Agent shall be under no responsibility for the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of the CVRs, nor shall it be responsible for any breach by Parent, or any other Person of any covenant or condition contained in this Agreement or any CVR.

The rights and obligations of Parent and the Rights Agent under Section 3.1 and this Section 3.2 shall survive the Milestone Expiration Date and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of the Parties. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights

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Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be transmitted at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.	COVENANTS

4.1 Diligence Obligations. Following the Closing until the earlier of: (a) all Milestone Payments having been paid by Parent as set forth in Section 4.3; and (b) the Milestone Expiration Date, Parent shall, and shall direct each Selling Entity to, exercise good faith and use Commercially Reasonable Efforts with respect to (i) Products that have received Regulatory Approval, and (ii) with respect to generating Clinical Collaboration Revenue to achieve each of the Milestones. Without limiting the foregoing, Parent hereby acknowledges and agrees that neither Parent, nor any Selling Entity, shall take any action with the purpose or intent to reduce the likelihood or amount of any Milestone Payment being payable. Except as expressly set forth above, (x) Parent and its Affiliates shall have the right to direct and control the research, development, clinical trial process, commercialization (and timing of commercial launch), reimbursement, coverage, regulatory strategy, and other exploitation of the Products in all respects, including any determination to test, develop, pursue, market, make regulatory filings for, seek regulatory approval for, commercialize, discontinue, abandon, suspend, or otherwise exploit any Product and (y) Parent and its Affiliates shall not be required, expressly or implicitly, to undertake any level of efforts or employ any level of resources to develop any Product, or conduct any clinical trials; provided, that any actions or inaction of Parent or its Affiliates pursuant to the foregoing clauses

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(x) and (y) may be considered for purposes of determining whether Parent and its Affiliates have complied with the first two sentences of this Section 4.1. Notwithstanding anything else in this Agreement to the contrary, Parent and its Affiliates shall not have any duties either express or implied with respect to the development, or commercialization of the Products other than as set forth in this Section 4.1.

4.2 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company with respect to the Shares and Covered Equity Awards), the names and addresses of the initial Holders of CVRs within twenty (20) Business Days of the Effective Time. Until such list of Holders is furnished to the Rights Agent, the Rights Agent shall have no duties, responsibilities or obligations with respect to such Holders. Any Holder or group of Holders, holding in the aggregate not less than one percent (1%) of the outstanding CVRs, may make a written request to the Rights Agent for a copy of the CVR Register and contact information for the Holders and, upon receipt of such request, the Rights Agent will promptly share with the requesting Holder a copy of the CVR Register as of the date thereof and contact information for the Holders, unless the Rights Agent is restricted by applicable Law from sharing any such information, in which case the portion protected by applicable Law (and only such portion) will be redacted or otherwise subtracted from the materials provided to the requesting Holder.

4.3 Payment of Milestone Payment Amounts. If a Milestone has been achieved in accordance with this Agreement, Parent shall, (i) other than payments in respect of Equity Award CVRs, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the Milestone Payment Amount with respect to such Milestone to all Holders and (ii) in respect of Equity Award CVRs (including, for the avoidance of doubt, any amounts payable in respect of a Closing Date Underwater Option in accordance with the terms of this Agreement), cause to be paid to the applicable Holders the aggregate amount necessary to pay the Milestone Payment Amount to the applicable Holders, which may be paid through the Company’s or its Affiliate’s payroll system or any successor or other applicable payroll system. The payments described in clause (ii) of the preceding sentence shall be paid on the first payroll date on or following the later of (i) the applicable Milestone Payment Date in accordance with this Agreement and (ii) with respect to Equity Award CVRs that are PSU CVRs (as defined in the Merger Agreement) the date on which the corresponding Converted PSU Award (or portion thereof) vests in accordance with its terms (in each case, subject to withholding as described in the Merger Agreement), and in no event shall any such payment be delayed in a manner which results in a Tax or penalty to the holder of an Equity Award CVR under Section 409A of the Code. The Rights Agent shall not be liable or responsible for any delay in any payment by Parent under this Section 4.3. For the avoidance of doubt, no amount will be payable with respect to any Equity Award CVR that is a PSU CVR unless and until the corresponding Converted PSU Award, or portion thereof, vests in accordance with its terms.

4.4 Sufficiency of Funds. Parent shall have sufficient cash resources in readily available funds on each applicable Milestone Payment Date to enable Parent to satisfy in full the payment of the aggregate Milestone Payment Amount payable to all Holders in respect of such Milestone.

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4.5 Books and Records. Parent shall, and shall cause the Surviving Corporation, their respective Affiliates and the other Selling Entities to, keep complete and accurate books and records to the extent necessary for the Holders and the Independent Accountant to ascertain properly and to verify the payments owed hereunder.

4.6 Commercialization Reports. From the Effective Date until the Milestone Expiration Date, Parent shall provide the Rights Agent, within forty-five (45) days following the end of each calendar year, with reports of (i) the marketing, promotional, and other commercial efforts of the Selling Entities to achieve the Milestones, (ii) their progress with respect thereto and (iii) their then-current plans for progressing toward the achievement thereof, in each case at a level of detail reasonably sufficient to assess whether Parent is fulfilling and has fulfilled its obligations under this Agreement. No report shall be deemed to create any obligation or covenant with respect to the marketing, promotion or other commercial efforts for the Products beyond the obligations under Section 4.1.

4.7 Adjusted Sales Statements. Within sixty (60) days of the end of each calendar year beginning January 1, 2028 and January 1, 2029, Parent shall provide the Rights Agent with an Adjusted Sales Statement covering such calendar year with respect to Neurology Products. In addition, within sixty (60) days of the end of the calendar year beginning January 1, 2030, Parent shall provide the Rights Agent with an Adjusted Sales Statement covering such calendar year with respect to all Products.

4.8 Audits.

(a) On or after January 1, 2029, upon the written request of the Rights Agent, authorized by the Acting Holders, provided to Parent within 120 days (or, with respect to the period ending at the Milestone Expiration Date, 180 days) of the earlier to occur of (i) the delivery by Parent of an Adjusted Sales Statement to the Rights Agent in accordance with Section 4.7 with respect to a calendar year or (ii) the expiry of the thirty (30) day period in which Parent is obligated to provide an Adjusted Sales Statement to the Rights Agent in accordance with Section 4.7 with respect to a calendar year (the “Review Request Period”), but no more than once during any calendar year and not more than three times during the term of this Agreement, Parent shall permit, and shall cause the Surviving Corporation, their respective Affiliates and the other Selling Entities to permit, the Independent Accountant to have access to all relevant books and records specified in Section 4.5 since January 1, 2027, upon reasonable prior notice and during normal business hours, and the Independent Accountant shall be so permitted to inspect such of the books and records specified in Section 4.5 of Parent, the Surviving Corporation, any of their respective Affiliates and any other Selling Entity since January 1, 2027 as may be reasonably necessary to verify the accuracy of all applicable Adjusted Sales Statements and the figures underlying the calculations set forth therein or, if Parent has failed to provide such Adjusted Sales Statement in accordance with Section 4.7, such inspection shall be to determine the Adjusted Sales for all Products, on a Product-by-Product basis, in respect of the calendar years beginning January 1, 2027, January 1, 2028 or January 1, 2029; for the purpose of determining the accuracy of the applicable Adjusted Sales Statements and the figures underlying the amounts set forth therein; provided that, as a condition precedent to any such audit, the Independent Accountant shall have entered into a customary confidentiality agreement with Parent that would permit disclosure to the Acting Holders of the report referred to below. Parent shall, and shall cause the Surviving

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Corporation, their respective Affiliates and the other Selling Entities to, reasonably cooperate with each such audit conducted pursuant to this Section 4.8. Following each such audit, the Independent Accountant shall prepare a report based on such audit, a copy of which shall be sent or otherwise provided to the Acting Holders (through the Rights Agent), which report shall contain the conclusions of the Independent Accountant and shall specify whether the amounts reported in the Adjusted Sales Statement were correct or, if incorrect, the amount of any understatement or overstatement. If the Independent Accountant concludes that a Milestone Payment that was properly due was not paid to the Holders, Parent shall, within thirty (30) days of the date on which the Independent Accountant delivers its report, either (y) pay to the Rights Agent (for further distribution to the Holders) or to each Holder the applicable Milestone Payment Amount, plus interest on such Milestone Payment Amount at the “prime rate” as published in the Wall Street Journal (or successor thereto) calculated from when the applicable Milestone Payment Amount should have been paid, as applicable, to the date of actual payment (such amount including interest being the “CVR Shortfall”), or (z) commence a Legal Proceeding to adjudicate any disputes. If neither Party commences a Legal Proceeding within such thirty (30) day period, the decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Acting Holders, shall be non-appealable and shall not be subject to further review. The fees charged by such accounting firm shall be paid by Parent.

(b) If, upon the expiration of the applicable Review Request Period, the Acting Holders have not requested a review of the Adjusted Sales Statement in accordance with this Section 4.8 the calculations set forth in the Adjusted Sales Statement shall be binding and conclusive upon the Acting Holders.

(c) Each Person seeking to receive information from Parent, the Surviving Corporation, their respective Affiliates or other Selling Entities, as applicable, in connection with an audit pursuant to this Section 4.8 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent, the Surviving Corporation, any of their respective Affiliates or any other Selling Entity, as applicable, obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

(d) Parent shall not, and shall cause the Surviving Corporation, their respective Affiliates and the other Selling Entities not to, enter into any license or distribution agreement with any third party (other than Parent or its Affiliates) with respect to a Product unless such agreement contains provisions that would allow any Independent Accountant appointed pursuant to this Section 4.8 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 4.8; provided that Parent and its Affiliates shall not be required to amend any of its or their existing licenses or distribution agreements. The Parties agree that, if Parent or its Affiliates have exercised audit rights under any license or distribution agreement prior to the Acting Holders’ request for an audit under this Section 4.8 and under such license or distribution agreement Parent and its Affiliates cannot request another audit, the results of Parent’s prior audit of such licensee or distributor shall be used for purposes of the audit requested by the Acting Holders under this Section 4.8 and that Parent shall not have any further obligation to provide access to an Independent Accountant with respect to such licensee or distributor until such time as Parent may again exercise its rights of audit under the license or distribution agreement with such licensee or distributor.

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4.9 Transfers of Product Rights. Without limiting the provisions of Section 4.10, if prior to the payment of all Milestone Payments with respect to a Product hereunder, Parent, the Surviving Corporation, any of their respective Affiliates or any Selling Entity, directly or indirectly, consummates a sale, license or other transfer of any material rights or assets to develop (including seek regulatory approval for), sell or otherwise commercialize any Product to a third party that is not an Affiliate of Parent, Parent shall provide notice to the Rights Agent of the rights or assets so sold, licensed or transferred and the name and address of the Person to whom such rights or assets were sold, licensed or transferred within ten (10) Business Days following such sale, license or transfer. Each such Person shall, by a supplemental contingent consideration payment agreement or other joinder executed and delivered to the Rights Agent, expressly assume and together with Parent become additionally obligated for payment of amounts on all of the CVRs with respect to the Milestones for such applicable Products and, to the extent relating to such Milestones, the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed. Notwithstanding the foregoing and for clarity, (x) nothing in this Section 4.9 or in any instrument effecting such sale, license or transfer shall relieve Parent of any of its obligations to pay the Milestone Payments under this Agreement, and Parent shall remain primarily liable for the performance of such obligations and for the diligence obligations set forth in Section 4.1 and its reporting, audit and other obligations set forth in this Article 4 and (y) this Section 4.9 shall not apply to any Change of Control of Parent. In the event of any such sale, license or transfer under this Section 4.9, Parent (or its Affiliate or such other Person by whom rights or assets to develop (including seek regulatory approval for), sell or otherwise commercialize any Product are subsequently sold, licensed or transferred, as applicable) shall deliver to the Rights Agent an Officer’s Certificate stating that such sale, license or transfer complies with this Section 4.9.

4.10 Divestiture of Franchise. Prior to the termination of this Agreement in accordance with Section 7.7 or the payment of all Milestone Payment Amounts associated with the applicable Product, whichever occurs earlier, in the event that Parent or the Company consummates a Divestiture of Franchise, then any Milestone associated with the applicable Franchise that has not yet been achieved shall immediately be deemed to have been achieved and the applicable Milestone Payment Amounts shall become due and payable immediately in accordance with Section 2.4, unless the acquirer of the rights and assets associated with the applicable Franchise (i) is a Qualified Purchaser and (ii) expressly assumes in writing for the benefit of all Holders all of the obligations of Parent and Company under this Agreement with respect to the applicable Franchise that have not yet been performed or observed on the part of Parent or Company, as applicable. No later than five (5) Business Days prior to the consummation of any Divestiture of Franchise, Parent will deliver to the Rights Agent an Officer’s Certificate, confirming that such Divestiture of Franchise satisfies clauses (i) and (ii) above and that all conditions precedent herein relating to such transaction have been complied with. If Parent or the Company effects a Divestiture of Franchise that satisfies clauses (i) and (ii) above, then Parent or Company, as applicable, shall be released from their obligations hereunder with respect to the applicable Franchise. For the avoidance of doubt, a Change of Control of Parent shall not constitute a Divestiture of Franchise for purposes of this Section 4.10.

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4.11 Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as necessary for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

5.	AMENDMENTS

5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, Parent at any time and from time to time, may, and the Rights Agent shall, if Parent so directs, enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders in any but a de minimis respect;

(iii) to cure any ambiguity or scrivener’s error, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders in any but a de minimis respect;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary for the payments hereunder to comply with or be exempt from the requirements of Section 409A of the Code;

(vi) to evidence the assignment of this Agreement by Parent as provided in Section 7.3; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change is not adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4 or to transfer CVRs to Parent pursuant to Section 2.6.

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(c) Promptly after the execution by Parent or the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment in reasonable detail.

5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of any Holder or the Rights Agent), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of at least a majority of the outstanding CVRs:

(i) modify in a manner adverse to the Holders (A) any provision contained herein with respect to the covenants set forth in Section 4.1, termination of this Agreement or the CVRs (or any of the defined terms used in such provisions), (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the Milestones;

(ii) reduce the number of CVRs; or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby;

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof through the facilities of DTC in accordance with DTC’s procedures or by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3 Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to Rights Agent stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, obligations, powers, trusts, immunities, or duties under this Agreement or otherwise, and the Rights Agent shall not be bound by amendments not executed by it.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

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6.	REMEDIES OF THE HOLDERS

6.1 Event of Default. “Event of Default” with respect to the CVRs, means any one of the following events, which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of any Milestone Payment after a period of thirty (30) Business Days after such Milestone Payment shall become due and payable and after Parent has received written notice from the Acting Holders specifying such payment default; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of ninety (90) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), may commence a Legal Proceeding to protect the rights of the Holders hereunder, including to obtain payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent, upon request of a sufficient number of Holders of the outstanding CVRs shall have commenced such Legal Proceeding, and before any judgment or award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such Legal Proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default. In no event shall Parent or any of its Affiliates be liable to any Holder for any special, indirect, consequential, punitive or exemplary damages in connection with this Agreement or any Legal Proceeding hereunder.

6.2 Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion (but shall not be required to) proceed to protect and enforce the rights vested in it by this Agreement by pursuing legal relief pursuant to Section 7.5.

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6.3 Suits by Holders. The Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Legal Proceeding with respect to this Agreement, and no individual Holder or group of Holders that would not constitute the Acting Holders will be entitled to exercise such rights or to institute any Legal Proceeding directly. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence Legal Proceeding for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.4 Control by Acting Holders. Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement; provided further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel (including an employee of the Rights Agent), shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction. Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to the Rights Agent and Parent. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) on the date sent by e-mail (absence of any “bounce back” or similar message indicating non-delivery) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case ((a) through (d)), to the respective parties at the following addresses (or at such other address for a party as has been specified by like notice):

If to the Rights Agent, to it at:

[•]

[•]

Attention: [•]

Email: [•]

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with a copy (which shall not constitute notice) to:

[•]

[•]

Attention: [•]

Email: [•]

If to Parent, to it at:

Curium U.S. Holdings, LLC

111 West Port Plaza Drive, Suite 800

St. Louis, Missouri, MO63146

Attention: Jason Tilly

Email: jason.tilly@curiumpharma.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Carlos Gil Rivas

 Shawn OHargan, P.C.

 Rachael G. Coffey, P.C.

 William A. Stanton

Email:   carlos.gilrivas@kirkland.com

 sohargan@kirkland.com

 rachael.coffey@kirkland.com

 william.stanton@kirkland.com

The Rights Agent or Parent may specify a different address, facsimile number or email address by giving notice in accordance with this Section 7.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, firstclass postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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7.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person to one or more of its controlled Affiliates that is either a domestic corporation or domestic partnership within the meaning of Section 7701(a)(4) of the Code (an “Assignee”) and only to the extent that such assignee remains an Affiliate of Parent, (b) subject to Section 4.10, to any purchaser, licensee or sublicensee or otherwise transferee of all or substantially all of (but not less than all or substantially all of) the assets and rights associated with all of the Products (whether by sale or other disposition of assets, merger or consolidation, sale of equity interests or exclusive licensing transaction and including pursuant to any Divestiture of Franchise) that is a Qualified Purchaser, (c) in its sole discretion and without the consent of any other Person, to any Person that acquires control of Parent (or of any direct or indirect parent entity of Parent) as a result of (i) a merger, consolidation or other business combination involving Parent (or any such parent entity), (ii) a sale or other disposition of all or substantially all of the equity interests of Parent (or any such parent entity) or (iii) a sale, lease, exchange or other transfer of all or substantially all of the assets of Parent (or any such parent entity) (each, a “Change of Control of Parent”; provided that, in no event shall any public offering of Parent’s securities or any financing transaction or series of financing transactions, in each case for bona fide financing purposes, constitute a Change of Control of Parent or an assignment of this Agreement requiring the consent of the Holders, the Rights Agent or any other Person under this Section 7.3), or (d) with the prior written consent of the Holders of at least a majority of the outstanding CVRs, to any other Person; provided that, in each case, the Assignee agrees in a writing and delivers to the Rights Agent a certificate stating that such Assignee shall assume and be bound by all of the terms and conditions of this Agreement; and provided, further that, except to the extent provided in Section 4.10, in the case of any assignment by either Parent or an Assignee pursuant to this Section 7.3, Parent shall remain liable for the performance of all obligations under this Agreement. Any Assignee may thereafter assign, in the same manner and subject to the same terms and limitations as Parent pursuant to the prior sentence, any or all of its rights, interests and obligations hereunder to one or more additional Assignees which agree to assume and be bound by all of the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee, with such Assignee substituted for Parent under this Agreement as set forth in this Section 7.3. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other joinder executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CVRs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed. In the event of any assignment by Parent, any successor or Assignee under this Section 7.3, Parent, any successor or any Assignee (as applicable), shall deliver to the Rights Agent an Officer’s Certificate stating that such assignment complies with this Section 7.3. Unless a successor or assignee meets the requirements set forth in Section 3.3(b), the Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent and its permitted successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third-party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders. The Holders of CVRs shall have no rights other than the express contractual rights set forth in this Agreement and, to the extent expressly incorporated herein, the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted

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Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder, and shall provide prompt written notice thereof to the Rights Agent of any such exchange.

7.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) Governing Law. This Agreement shall be deemed to be made and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be interpreted, construed and governed in all respects by and in accordance with the Laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.

(b) Jurisdiction. The Parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The Parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Parent hereby irrevocably and unconditionally appoints [•] as its agent for service of process before the courts in Delaware (and agrees that service on such agent shall be deemed due service for the purpose of proceedings in such courts).

(c) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS (INCLUDING THE EQUITY FINANCING AND ANY DEBT FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR

31

PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 7.5(c).

7.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. Notwithstanding the foregoing, if any illegal, void, unenforceable or replaced provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign after providing five (5) Business Days’ notice to Parent.

7.7 Termination. This Agreement will be terminated and be of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent at the time of termination for fees and expenses), and no payments will be required to be made, upon the earliest to occur of (a) the payment by the Rights Agent to the address of each Holder as reflected in the CVR Register the full amount of all Milestone Payment Amounts with respect to all eight (8) Milestones under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Holders of at least sixty-five percent (65%) of the outstanding CVRs, (c) expiration of the final Review Request Period (provided no written request is received during such Review Request Period pursuant to Section 4.8(a)) following the Milestone Expiration Date in accordance with Section 4.8(a) and (d) if a written request is received during the final Review Request Period following the Milestone Expiration Date in accordance with Section 4.8(a), the decision of the Independent Accountant (and, if applicable, payment of any CVR Shortfall as determined by the Independent Accountant on the CVR Shortfall Payment Date) pursuant to Section 4.8(a). Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 3.2, 4.8, 6.1, 6.2, 6.3, 6.4, 7.4, 7.5, 7.6, 7.8, 7.9, 7.10, 7.11 or this Section 7.7, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

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7.8 Entire Agreement; Counterparts. As it relates to the Rights Agent, this Agreement constitutes the entire Agreement of the Parties and supersedes all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof. As it relates to Parent, the Company and the Holders, this Agreement and the Merger Agreement (including the exhibits, schedules (including the Company Disclosure Schedule) and annexes thereto) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among those parties with respect to the subject matter hereof and thereof. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement with respect to the Rights Agent or its rights, duties, obligations, protections and liabilities hereunder, this Agreement shall govern and be controlling. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

7.9 No Fiduciary Obligations. Each Party acknowledges and agrees that the other Party, its Affiliates and their respective officers, directors and controlling Persons do not owe any fiduciary duties to the first Party or any of its respective Affiliates, officers, directors or controlling Persons. The only obligations of the Parties, their Affiliates and their respective officers, directors and controlling Persons arising out of this Agreement are the contractual obligations expressly set forth in this Agreement.

7.10 Confidentiality. The Rights Agent and Parent agree that all books, records, information and data pertaining to the business of the other Party, including inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by Law, including pursuant to subpoenas from any Governmental Entity (e.g., in divorce and criminal actions). Nothing in this Section 7.10 shall prevent either Party from making any public disclosure that it determines, in its sole discretion, is required under any Law.

7.11 Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Subsidiaries shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, terrorist acts, epidemics, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest. The Rights Agent shall use good faith efforts to give notice as soon as practicable of a delay or failure to perform pursuant to this Section 7.11, and to resume the performance of its obligations as soon as reasonably practicable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CURIUM US HOLDINGS LLC

By:
Name:
Title:

[●], as RIGHTS AGENT

By:
Name:
Title:

[Signature Page to CVR Agreement]

Appendix A

Accounting Methods

Exhibit 10.1

[DATE]

VIA ELECTRONIC MAIL

[NAME]

[ADDRESS]

Re: Transaction Bonus

As you know, Lantheus Holdings, Inc. (“Lantheus”) is entering into an Agreement and Plan of Merger with Curium US Holdings LLC and the other parties thereto (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Merger”).

In recognition of your work and contributions to Lantheus and its subsidiaries (collectively, the “Company”) in connection with the Merger prior to the Effective Time (as defined in the Merger Agreement), you will be eligible to receive a bonus in an amount equal to $[•] (the “Transaction Bonus”), subject to the terms and conditions of this letter agreement (this “Letter”). If for any reason the Merger Agreement terminates prior to the closing of the Merger (the “Closing”) or the Closing does not occur, then this Letter shall be null and void ab initio and of no force or effect.

1.

Conditions and Payment. Your right to receive the Transaction Bonus is subject to and conditioned on your continued employment with the Company through immediately prior to the Effective Time. If earned, the Transaction Bonus will be paid to you in cash no later than five (5) business days after the Closing.

2.

Taxes. The Transaction Bonus will be subject to applicable taxes and withholding. This Letter and the Transaction Bonus are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), including pursuant to the short-term deferral exemption under Treas. Reg. § 1.409A-1(b)(4). Notwithstanding the foregoing, nothing in this Letter shall be interpreted or construed to transfer any liability for any tax (including any tax, interest, or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity.

3.

Governing Law. This Letter shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws that would require application of the laws of another jurisdiction.

4.

No Right to Continued Employment. Nothing in this Letter shall interfere with or limit the right of the Company to terminate your employment[, subject to the terms and conditions of the severance letter agreement, severance letter amendment and any other applicable agreements that you previously signed with the Company], nor confer upon you any right to continue in the employ of the Company or any affiliate or successor.

5.

Entire Agreement. This Letter contains the entire agreement and understanding between the parties with respect to the Transaction Bonus that is the subject matter hereof and supersedes all prior and contemporaneous agreements or discussions, express or implied, oral or written, with respect thereto. This Letter may be amended only by a written instrument signed by the parties.

6.

Execution and Counterparts. This Letter may be executed in separate counterparts (by e-mail, .pdf, DocuSign, or other means of electronic transmission), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[Remainder of the Page Left Blank]

2

Please confirm your agreement to the foregoing by signing and returning a copy of this Letter.

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME]

Exhibit 10.2

AMENDMENT TO

SEVERANCE LETTER AGREEMENT

This amendment to the severance letter agreement (this “Amendment”) is entered into as of August [•], 2026, by and between Lantheus Medical Imaging, Inc., a Delaware corporation (the “Company”), and [•] (“Executive”).

WHEREAS, the Company and Executive are parties to a severance letter agreement, dated as of [•] (the “Severance Letter Agreement”);

WHEREAS, Section 12 of the Severance Letter Agreement provides that it may be amended by a written instrument signed by the parties; and

WHEREAS, the parties wish to amend the Severance Letter Agreement to clarify the treatment of compensation payable to Executive upon a Qualifying Termination (as defined in the Severance Letter Agreement) in connection with that certain Agreement and Plan of Merger, being entered into by and among Curium US Holdings LLC, a Delaware limited liability company, Lantheus Holdings, Inc. and the other parties thereto.

NOW, THEREFORE, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 1(b)(iii) of the Severance Letter Agreement is amended to add the following proviso at the end thereof:

; provided, however, that (A) for the avoidance of doubt, Converted PSU Awards (as defined in the Merger Agreement) shall not be treated as performance-based awards for these purposes but instead shall be deemed to be time-based vesting awards eligible for vesting in full without any re-determination of performance conditions and (B) the vesting described in this clause (iii) shall apply to a Qualifying Termination that occurs as of or within twelve (12) months following the Merger Closing, subject in all cases to the other terms and conditions of this Agreement.

2.	New Sections 1(d)(v) and 1(d)(vi) are added to the Severance Letter Agreement, to read as follows, and existing Sections 1(d)(v) through (ix) are renumbered Sections 1(d)(vii) through (xi):

v.	“Merger Agreement” means that certain Agreement and Plan of Merger, by and among Curium US Holdings LLC, Lantheus Holdings, Inc. and the other parties thereto.

vi.	“Merger Closing” means the closing of the transactions contemplated by the Merger Agreement.

3.	A new Section 1(e) is added to the Severance Letter Agreement, to read as follows:

(e) Prior Year’s Bonus. In the event of a Qualifying Termination as of or following the Merger Closing, you will be entitled to receive any annual bonus for 2026 that is determined by the Company to be earned but yet unpaid as of the Separation Date, payable on the date such bonus would otherwise have been paid in the ordinary course of business.

4.

This Amendment is contingent on and subject to the Merger Closing. In the event that the Merger Agreement is abandoned and not entered into or is terminated prior to the Merger Closing, this Amendment will be null and void ab initio.

5.	This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without any regard to conflicts of law principles.

6.	This Amendment may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

EXECUTIVE

[•]